18-23302-rdd Doc 188 Filed 10/10/18 Entered 10/10/18 09:21:26 Main Document Pg 1 of 35 UNITED STATES BANKRUPTCY COURT SOUTHERN DISTRICT OF NEW YORK -----------------------------------------------------------------x In re: : Chapter 11 : HOOPER HOLMES, INC. : Case No. 18-23302 (RDD) D/B/A PROVANT HEALTH, et al., : : (Jointly Administered) Debtors.1 : -----------------------------------------------------------------x ORDER (I) APPROVING PURCHASE AGREEMENT AND RELATED TRANSITION SERVICES AGREEMENT AMONG DEBTORS AND PURCHASER, (II) AUTHORIZING SALE OF CERTAIN OF DEBTORS’ ASSETS FREE AND CLEAR OF LIENS, CLAIMS, INTERESTS, AND ENCUMBRANCES, (III) AUTHORIZING ASSUMPTION AND ASSIGNMENT OF CERTAIN EXECUTORY CONTRACTS IN CONNECTION THEREWITH, AND (IV) GRANTING RELATED RELIEF Upon the motion (the “Sale Motion”),2 dated August 27, 2018 [Docket No. 18], of the above-captioned debtors and debtors in possession (the “Debtors”), pursuant to sections 105, 363, and 365 of title 11 of the United States Code (the “Bankruptcy Code”), Rules 2002, 6004, and 6006 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), and Rules 6004-1 and 6006-1 of the Local Rules for the United States Bankruptcy Court for the Southern District of New York (the “Local Rules”), for an order authorizing and approving the sale of the Transferred Assets and the assumption and assignment of certain executory contracts and unexpired leases of the Debtors in connection therewith; and the Court having taken into consideration this Court’s prior order, dated September 20, 2018 [Docket No. 119] (the “Bidding 1 The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are as follows: Hooper Holmes, Inc. (9359); Hooper Distribution Services, LLC (6838); Hooper Wellness, LLC (6005); Accountable Health Solutions, LLC (9625); Hooper Information Services, Inc. (4927); Hooper Kit Services, LLC (8378); and Provant Health Solutions, LLC (8511). The location of the Debtors’ corporate headquarters is 560 N. Rogers Road, Olathe, KS 66286. 2 Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement (as defined below) or, if not defined in the Purchase Agreement, the meanings given to them in the Sale Motion. 4831-2974-0404

18-23302-rdd Doc 188 Filed 10/10/18 Entered 10/10/18 09:21:26 Main Document Pg 2 of 35 Procedures Order”), approving bidding procedures for the sale of the Transferred Assets (the “Bidding Procedures”) and granting certain related relief; and Summit Health, Inc. (the “Purchaser”), a wholly-owned subsidiary of Quest Diagnostics Incorporated (“Quest”), having submitted the highest and best bid for the Transferred Assets and having thus been designated the Successful Bid (as defined in the Bidding Procedures) for the Transferred Assets; and this Court having conducted a hearing to consider the Sale Transaction (as defined below) on October 9, 2018 (the “Sale Hearing”), during which time all interested parties were offered an opportunity to be heard with respect to the Sale Transaction; and this Court having reviewed and considered (i) the Sale Motion and the exhibits thereto, (ii) the Amended and Restated Asset Purchase Agreement, dated as of September 25, 2018 (together with the exhibits and schedules thereto, as may be further amended, modified, supplemented and/or restated as provided therein, the “Purchase Agreement”) by and between the Debtors and Purchaser, a copy of which is attached hereto as Exhibit A, whereby the Debtors have agreed, among other things, to sell the Transferred Assets to Purchaser, including certain executory contracts of the Debtors that will be assumed and assigned to Purchaser (the “Assumed Contracts”), on the terms and conditions set forth in the Purchase Agreement and herein (the “Sale Transaction”), (iii) the Declarations of James E. Fleet (a) in Support of Chapter 11 Petitions and First Day Motions [Docket No. 15] (the “First Day Declaration”), and (b) in Support of Sale of Substantially All of Debtors’ Assets to Summit Health, Inc. [Docket No. 179] (the “Fleet Sale Declaration” and, together with the First Day Declaration, the “Fleet Declarations”), the Declarations of Geoffrey Richards in Support of Debtors Reply to Objections to (A) the DIP Motion and (B) the Bidding Procedures Motion [Docket No. 103] and in Support of Sale of Substantially All of Debtors’ Assets to Summit Health, Inc. [Docket No. 178] (together, the “Richards Declarations”), (iii) the 2

18-23302-rdd Doc 188 Filed 10/10/18 Entered 10/10/18 09:21:26 Main Document Pg 3 of 35 Declaration of Kevin C. Kokoszka in Support of Certain Findings in the Proposed Sale Order Approving Sale of Substantially All of Debtors’ Assets to Summit Health, Inc. Free and Clear of All Liens, Claims, Interests and Encumbrances [Docket No. 180] (the “Kokoszka Declaration,” and together with the Fleet Declarations and the Richards Declarations, the “Sale Declarations”), and (iv) the record of the Sale Hearing, including the arguments of counsel and representations made, and the evidence proffered and adduced, at the Sale Hearing; and due notice of the Sale Motion and the form of this Order (the “Proposed Sale Order”) having been provided; and upon each of the objections to the Sale Motion, including objection of the official committee of unsecured creditors of the Debtors (the “Committee”) to the Sale Transaction (the “Committee Objection”); and the Committee and the other objecting parties having advised the Court that they are withdrawing the Committee Objection and the other objections, as the case may be, which were resolved pursuant to the Global Settlement (as defined below) and/or the terms of this Order; and to the extent that any other objections or reservations of rights to the Sale Transaction and the Proposed Sale Order remain, such pleadings having been overruled; and it appearing that the relief granted herein is in the best interests of the Debtors, their estates, creditors, and all parties in interest in these chapter 11 cases; and upon the record of these chapter 11 cases; and after due deliberation and sufficient cause appearing therefor, it is hereby FOUND AND DETERMINED THAT: A. Fed. R. Bankr. P. 7052. The findings and conclusions set forth herein constitute this Court’s findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this contested matter pursuant to Bankruptcy Rule 9014. To the extent any of the following findings of fact constitute conclusions of law, they are adopted as such. To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such. 3

18-23302-rdd Doc 188 Filed 10/10/18 Entered 10/10/18 09:21:26 Main Document Pg 4 of 35 B. Jurisdiction and Venue. This Court has jurisdiction to decide the Sale Motion and over the Sale Transaction pursuant to 28 U.S.C. §§ 157(a)-(b) and 1334(b). This matter is a core proceeding pursuant to 28 U.S.C. § 157(b)(2) that the Court can decide by a final order consistent with the U.S. Constitution. Venue of these chapter 11 cases and the Sale Motion in this District is proper under 28 U.S.C. §§ 1408 and 1409. C. Statutory and Rule Predicates. The statutory and other legal predicates for the relief granted herein are sections 105(a), 363, and 365 of the Bankruptcy Code, Bankruptcy Rules 2002, 6004, 6006, 9007, and 9014, Local Rules 6004-1 and 6006-1, and the Amended Guidelines for the Conduct of Asset Sales, Approved by Administrative Order Number 383 in the United States Bankruptcy Court for the Southern District of New York (the “Asset Sale Guidelines”). D. Opportunity to Object. A fair and reasonable opportunity to object to, and be heard with respect to, the Sale Motion, the Sale Transaction, and the assumption and assignment of the Assumed Contracts has been given to all Persons entitled to notice pursuant to the Bidding Procedures Order, including, but not limited to, the following: (i) all parties to the Assumed Contracts; (ii) all entities known or reasonably believed to have asserted any lien, claim, encumbrance, or other interest in the Transferred Assets; (iii) all affected federal, state and local regulatory and taxing authorities; (iv) all parties known or reasonably believed to have expressed interest in the Transferred Assets; (v) all of the Debtors’ known creditors (for whom identifying information and addresses are available to, or reasonably attainable by, the Debtors); and (vi) all parties that have requested notice in these chapter 11 cases pursuant to Bankruptcy Rule 2002. E. Final Order. This Order constitutes a final order within the meaning of 28 U.S.C. § 158(a). 4

18-23302-rdd Doc 188 Filed 10/10/18 Entered 10/10/18 09:21:26 Main Document Pg 5 of 35 F. Sound Business Purpose. The Debtors have demonstrated good, sufficient, and sound business purposes and justifications for approval of and entry into the Purchase Agreement, and the other agreements, documents, and instruments deliverable thereunder, including that certain Transition Services Agreement (the “TSA”), the form of which is annexed hereto as Exhibit B, (collectively, with the Purchase Agreement, the “Transaction Documents”), and approval of the Sale Transaction. The Debtors’ entry into and performance under the Transaction Documents (i) constitute a sound and reasonable exercise of the Debtors’ business judgment consistent with their fiduciary duties, (ii) provide value to and are beneficial to the Debtors’ estates, and are in the best interests of the Debtors and their stakeholders, and (iii) are reasonable and appropriate under the circumstances. Business justifications for the Sale Transaction include, but are not limited to, the following: (i) the Cash Consideration set forth in the Purchase Agreement constitutes the highest and best offer received for the Transferred Assets after substantial marketing efforts; (ii) the Purchase Agreement presents the best opportunity to maximize the value of the Transferred Assets on a going concern basis and avoids deterioration of the value of the Transferred Assets; (iii) unless the Sale Transaction set forth in the Purchase Agreement is concluded expeditiously, as provided for pursuant to the Purchase Agreement, certainty of consummating the Sale Transaction will be compromised and recoveries to creditors may be materially diminished; and (iv) the value of the Debtors’ estates will be maximized through the sale of the Transferred Assets pursuant to the Transaction Documents. G. Transition Services Agreement. In connection with the Purchase Agreement and the Sale Transaction set forth therein, and with due regard to (i) the Debtors’ duties and obligations to the Purchaser with respect to the implementation and consummation of the Purchase Agreement, the transfer to the Purchaser of the Transferred Assets, and the rights, 5

18-23302-rdd Doc 188 Filed 10/10/18 Entered 10/10/18 09:21:26 Main Document Pg 6 of 35 interests and entitlements of Purchaser arising under the Purchase Agreement, and (ii) the Debtors’ continuing duties and obligations to administer the Debtors’ remaining assets and estates, the Debtors and the Purchaser have entered into the TSA. H. Compliance with Bidding Procedures Order. The Debtors and Purchaser complied with the Bidding Procedures Order and the Bidding Procedures in all respects. Purchaser subjected its bid to the competitive Bidding Procedures approved by this Court and, as the only bidder to submit a Qualified Bid by the Bid Deadline (both as defined in the Bidding Procedures), was designated the Successful Bidder for the Transferred Assets in accordance with the Bidding Procedures Order and Bidding Procedures. The Bidding Procedures were substantively and procedurally fair to all parties and all potential bidders and afforded adequate notice and a full, fair, and reasonable opportunity for any person to make a higher or otherwise better offer to purchase the Transferred Assets. I. Marketing Process. (i) The Debtors and their advisor, Raymond James & Associates, Inc., engaged in a robust and extensive marketing and sale process, both prior to the commencement of these chapter 11 cases and through the postpetition sale process pursuant to the Bidding Procedures Order and Bidding Procedures, (ii) the Debtors conducted a fair and open sale process, (iii) the sale process and the Bidding Procedures were non-collusive, duly noticed, and provided a full, fair, and reasonable opportunity for any entity to make an offer to purchase the Transferred Assets, and (iv) the process conducted by the Debtors pursuant to the Bidding Procedures Order and the Bidding Procedures obtained the highest or best value for the Transferred Assets, and any other transaction would not have yielded as favorable an economic result for the Debtors and their estates. 6

18-23302-rdd Doc 188 Filed 10/10/18 Entered 10/10/18 09:21:26 Main Document Pg 7 of 35 J. Fair Consideration; Highest and Best Value. The consideration to be provided by Purchaser under the Purchase Agreement is fair and reasonable and constitutes (i) reasonably equivalent value under the Bankruptcy Code and the Uniform Fraudulent Transfer Act, (ii) fair consideration under the Uniform Fraudulent Conveyance Act, and (iii) reasonably equivalent value, fair consideration and fair value under any other applicable laws of the United States, any state, territory or possession or the District of Columbia. Such consideration constitutes the highest and best bid for the Transferred Assets. No other person or entity, or group of persons or entities, has offered to purchase the Transferred Assets for an amount that would provide greater value to the Debtors than Purchaser, including through the reduction of claims against the Debtors’ estates. K. No Successor or Other Derivative Liability. (i) Purchaser is not, and the consummation of the Sale Transaction will not render Purchaser, a mere continuation, and Purchaser is not holding itself out as a mere continuation, of any of the Debtors or their respective estates, enterprise, or operations, and there is no continuity or common identity between Purchaser and the Debtors; (ii) the Sale Transaction does not amount to a consolidation, merger, or de facto merger of Purchaser with or into any of the Debtors or their estates; and (iii) Purchaser is not, and shall not be deemed to be, a successor to any of the Debtors or their estates as a result of the consummation of the Sale Transaction. L. Good Faith. The Transaction Documents and the Sale Transaction were negotiated, proposed, and entered into by the Debtors and Purchaser in good faith, without collusion, and from arms’-length bargaining positions. Purchaser is a “good faith purchaser” within the meaning of section 363(m) of the Bankruptcy Code and, as such, is entitled to all the protections afforded thereby. Effective upon the Closing, it shall be judicially determined that 7

18-23302-rdd Doc 188 Filed 10/10/18 Entered 10/10/18 09:21:26 Main Document Pg 8 of 35 neither the Debtors nor Purchaser have engaged in any conduct that would cause or permit the Purchase Agreement to be avoided or costs and damages to be imposed under section 363(n) of the Bankruptcy Code. Effective upon the Closing, it shall be judicially determined that neither Purchaser nor any of its members, partners, officers, directors, principals, or shareholders is an “insider” of any of the Debtors, as that term is defined in section 101 of the Bankruptcy Code and no common identity of incorporators, directors, or controlling stockholders exists between Purchaser and the Debtors. The Transaction Documents were not entered into and the Sale Transaction is not being consummated for the purpose of hindering, delaying, or defrauding present or future creditors of the Debtors. All payments to be made by Purchaser in connection with the Sale Transaction have been disclosed. Neither the Debtors nor Purchaser is entering into the Transaction Documents, or proposing to consummate the Sale Transaction, fraudulently, for the purpose of statutory and common law fraudulent conveyance and fraudulent transfer claims whether under the Bankruptcy Code or under the laws of the United States, any state, territory, possession thereof, or the District of Colombia. M. Notice. As evidenced by the certificates of service filed with this Court: (i) proper, timely, adequate, and sufficient notice of the Sale Motion, the bidding process (including the deadline for submitting bids and the Auction), the Sale Hearing, the Sale Transaction, and the Proposed Sale Order was provided by the Debtors; (ii) such notice was good, sufficient, and appropriate under the particular circumstances and complied with the Bidding Procedures Order; and (iii) no other or further notice of the Sale Motion, the Sale Transaction, the Bidding Procedures, the Sale Hearing, or the Proposed Sale Order is required. With respect to Persons whose identities are not reasonably ascertained by the Debtors, 8

18-23302-rdd Doc 188 Filed 10/10/18 Entered 10/10/18 09:21:26 Main Document Pg 9 of 35 publication of the notice in The New York Times, national edition, on September 24, 2018, was sufficient and reasonably calculated under the circumstances to reach such Persons. N. Cure Notice. As evidenced by the certificates of service filed with this Court, and in accordance with the provisions of the Bidding Procedures Order, the Debtors have served notice of the Debtors’ intent to assume and assign the Assumed Contracts and of the related proposed cure amounts (the “Cure Costs”) upon each non-Debtor party to the Assumed Contracts (the “Cure Notice”). The service of the Cure Notice was timely, good, sufficient, and appropriate under the circumstances and no further notice need be given with respect to the Cure Costs for the assumption and assignment of the Assumed Contracts. All non-Debtor parties to the Assumed Contracts have had a reasonable opportunity to object both to the Cure Costs listed on the Cure Notice and to the assumption and assignment of the Assumed Contracts to Purchaser. No defaults exist in the Debtors’ performance under the Assumed Contracts as of the date of this Order other than the failure to pay the Cure Costs, as may be required, or such defaults that are not required to be cured. The Debtors have amended the Purchase Agreement to permit the assumption and assignment of certain additional executory contracts (the “Additional Assumed Contracts”) for up to sixty (60) days after the Closing Date to the Purchaser pursuant to the Bidding Procedures Order. O. Satisfaction of Section 363(f) Standards. The Debtors are authorized to sell the Transferred Assets to Purchaser free and clear of all liens, claims (including those that constitute a “claim” as defined in section 101(5) of the Bankruptcy Code), property interests, rights, liabilities, encumbrances, and other interests of any kind or nature whatsoever against the Debtors or the Transferred Assets, including, without limitation, any debts, claims, rights, causes of action, and/or suits arising under or out of, in connection with, or in any way relating to, any 9

18-23302-rdd Doc 188 Filed 10/10/18 Entered 10/10/18 09:21:26 Main Document Pg 10 of 35 acts, omissions, obligations, demands, guaranties, rights, contractual commitments, restrictions, product liability claims, environmental liabilities, employee benefit plan claims, workers’ compensation claims, severance claims, retiree healthcare or life insurance claims, and/or claims for taxes of or against the Debtors and/or the Transferred Assets, and any derivative, vicarious, transferee, or successor liability claims, rights, or causes of action (whether in law or in equity, under any law, statute, rule, or regulation of the United States, any state, territory, or possession thereof or the District of Columbia), whether arising prior or subsequent to the commencement of these chapter 11 cases, whether known or unknown, whether fixed or contingent, whether anticipated or unanticipated, whether yet accrued or not, and whether imposed by agreement, understanding, law, equity or otherwise arising under or out of, in connection with, or in any way related to the Debtors, the Debtors’ interests in the Transferred Assets, the operation of the Debtors’ business before the Closing, or the transfer of the Debtors’ interests in the Transferred Assets to Purchaser, all Excluded Assets, and all Excluded Liabilities (collectively, excluding any Assumed Liabilities, the “Claims”), because, in each case, one or more of the standards set forth in section 363(f)(1)-(5) of the Bankruptcy Code have been satisfied. Those holders of Claims who did not object (or who ultimately withdrew their objections, if any) to the Sale Transaction or the Sale Motion are deemed to have consented to the Debtors’ entry into the Transaction Documents pursuant to section 363(f)(2) of the Bankruptcy Code. All holders of Claims are adequately protected by having their Claims that constitute interests in the Transferred Assets attach solely to the proceeds of the Sale Transaction ultimately attributable to the property in which they have an interest, in the same order of priority and with the same extent, validity, force, and effect that such holders had prior to the Sale Transaction, subject to any defenses of the Debtors. All Persons having Claims of any kind or nature whatsoever 10

18-23302-rdd Doc 188 Filed 10/10/18 Entered 10/10/18 09:21:26 Main Document Pg 11 of 35 against the Debtors or the Transferred Assets shall be forever barred, estopped, and permanently enjoined from pursuing or asserting such Claims against Purchaser or any of its assets, property, Affiliates, successors, assigns, or the Transferred Assets. P. Each of (i) CNH Finance Fund I, L.P. (“CNH”), as lender under (a) that certain Debtor-In-Possession Credit and Security Agreement, by and among the Debtors and CNH, and (b) that certain Credit and Security Agreement, dated April 29, 2016 by and between SCM Specialty Finance Opportunities, Fund L.P. and the Debtors (as amended, restated, modified, and supplemented from time to time), and (ii) SWK Funding LLC (“SWK,” and together with CNH, the “Secured Lenders”), as lender under (a) that certain Terms and Conditions of Proposed Senior Secured, Super-Priority Debtor-in-Possession Credit Facility, by and among the Debtors and SWK, and (b) that certain Amended and Restated Credit Agreement, amended and restated as of May 11, 2017 by and among the Debtors and SWK (as amended, restated, modified, or supplemented from time to time), has consented to the sale of the Transferred Assets to Purchaser pursuant to the Purchase Agreement and this Order free and clear of any Claims of such Secured Lender against the Transferred Assets. Q. Purchaser would not have entered into the Transaction Documents and would not consummate the transactions contemplated thereby, thus adversely affecting the Debtors and their estates and their creditors, if the sale of the Transferred Assets was not free and clear of all Claims, or if Purchaser would, or in the future could, be liable for any such Claims. A sale of the Transferred Assets, other than one free and clear of all Claims, would yield substantially less value for the Debtors’ estates. R. The total consideration to be provided under the Purchase Agreement reflects Purchaser’s reliance on this Order to provide Purchaser, pursuant to sections 105(a) and 363(f) of 11

18-23302-rdd Doc 188 Filed 10/10/18 Entered 10/10/18 09:21:26 Main Document Pg 12 of 35 the Bankruptcy Code, with title to and possession of the Transferred Assets free and clear of all Claims. S. Assumption and Assignment of Assumed Contracts. The assumption and assignment of the Assumed Contracts are integral to the Purchase Agreement, are in the best interests of the Debtors and their estates, and represent the valid and reasonable exercise of the Debtors’ sound business judgment. Specifically, the assumption and assignment of the Assumed Contracts (i) is necessary to sell the Transferred Assets to Purchaser, (ii) allow the Debtors to sell their business to Purchaser as a going concern, (iii) limit the losses suffered by non-Debtor parties to the Assumed Contracts, and (iv) maximize the recoveries to other creditors of the Debtors by limiting the amount of claims against the Debtors’ estates by avoiding the rejection of the Assumed Contracts. T. With respect to each of the Assumed Contracts, the Debtors have met all requirements of section 365(b) of the Bankruptcy Code. Further, in accordance with the terms of the Purchase Agreement and this Order, Purchaser has cured or will cure any monetary default required to be cured with respect to the Assumed Contracts under section 365(b)(1) of the Bankruptcy Code and in light of the Cure Notice and the terms of this Order and has provided adequate assurance of future performance under the Assumed Contracts in satisfaction of sections 365(b) and 365(f) of the Bankruptcy Code to the extent that any such assurance is required and not waived by the non-Debtor parties to such Assumed Contracts. Accordingly, the Assumed Contracts may be assumed by the Debtors and assigned to Purchaser as provided for in the Purchase Agreement and herein. U. Validity of Transfer. As of the Closing, the transfer of the Transferred Assets to Purchaser will be a legal, valid, and effective transfer of the Transferred Assets, will vest 12

18-23302-rdd Doc 188 Filed 10/10/18 Entered 10/10/18 09:21:26 Main Document Pg 13 of 35 Purchaser with all right, title, and interest of the Debtors in and to the Transferred Assets, free and clear of all Claims. The consummation of the Sale Transaction is legal, valid, and properly authorized under all applicable provisions of the Bankruptcy Code, including, without limitation, sections 105(a), 363(b), 363(f), 363(m), 365(b), and 365(f) of the Bankruptcy Code, and all of the applicable requirements of such sections have been complied with in respect of the Sale Transaction. V. The Debtors (i) have full corporate power and authority to execute the Purchase Agreement and all other documents contemplated thereby, and the Sale Transaction has been duly and validly authorized by all necessary action of the Debtors, (ii) have all of the power and authority necessary to consummate the transactions contemplated by the Transaction Documents, and (iii) upon entry of this Order, other than any consents identified in the Purchase Agreement (including with respect to antitrust matters), need no consent or approval from any other Person to consummate the Sale Transaction. W. The Transferred Assets constitute property of the Debtors’ estates and good title to the Transferred Assets is vested in the Debtors’ estates within the meaning of section 541(a) of the Bankruptcy Code. X. The Transaction Documents are valid and binding contracts between the Debtors and Purchaser and shall be enforceable pursuant to their terms. None of the Transaction Documents was entered into for the purpose of hindering, delaying, or defrauding creditors under the Bankruptcy Code or under laws of the United States, any state, territory, possession, or the District of Columbia. The Transaction Documents, the Sale Transaction itself, and the consummation thereof, shall be specifically enforceable against and binding upon (without posting any bond) the Debtors, and any chapter 7 or chapter 11 trustee appointed in these chapter 13

18-23302-rdd Doc 188 Filed 10/10/18 Entered 10/10/18 09:21:26 Main Document Pg 14 of 35 11 cases, and shall not be subject to rejection or avoidance by the foregoing parties or any other Person. Y. Personally Identifiable Information and Protected Health Information. Purchaser is a “Covered Entity” as such term is defined under the Health Insurance Portability and Accountability Act of 1996, Pub.L. 104-191 (“HIPAA”) and is in compliance with HIPAA and the various regulations promulgated thereunder. The transfer of personally identifiable information (“PII”) and protected health information (“PHI”) to Purchaser is consistent with the recommendations of the consumer privacy ombudsman (the “Consumer Privacy Ombudsman”) appointed in these chapter 11 cases pursuant to the Order Directing the Appointment of a Consumer Privacy Ombudsman Under 11 U.S.C. § 332 [Docket No. 55] and applicable law. Z. No Sub Rosa Plan. Entry into the Purchase Agreement and the transactions contemplated thereby and hereby, including the Global Settlement, neither impermissibly restructure the rights of the Debtors’ creditors, nor impermissibly dictates the terms of a chapter 11 plan of reorganization for the Debtors. Entry into and performance under the Purchase Agreement and this Order does not constitute a sub rosa chapter 11 plan. AA. Negotiations with Management. Good faith negotiations between the Purchaser and certain of the Debtors’ management regarding potential employment or independent consulting agreements are ongoing, and the Purchaser anticipates that agreements regarding employment or independent consulting services will be reached. The Purchaser is under no duty to employ or compensate former employees of Seller except as specifically set forth in the Purchase Agreement. 14

18-23302-rdd Doc 188 Filed 10/10/18 Entered 10/10/18 09:21:26 Main Document Pg 15 of 35 BB. Global Settlement. The Debtors, the Committee, the Secured Lenders and the Purchaser have reached a consensual settlement of issues surrounding the Sale Transaction which resolved, among other things, the Committee Objection, and allowed the Sale Hearing to proceed on a consensual basis (the “Global Settlement”). The terms of the Global Settlement are reflected in the Fleet Sale Declaration, and certain of such terms are incorporated into this Order and/or the Purchase Agreement. CC. Waiver of Bankruptcy Rules 6004(h) and 6006(d). The sale of the Transferred Assets must be approved and consummated promptly in order to preserve the value of the Transferred Assets. Therefore, time is of the essence in consummating the Sale Transaction, and the Debtors and Purchaser intend to close the Sale Transaction as soon as reasonably practicable. The Debtors have demonstrated compelling circumstances and a good, sufficient, and sound business purpose and justification for the immediate approval and consummation of the Sale Transaction as contemplated by the Purchase Agreement. Accordingly, there is sufficient cause to lift the stay contemplated by Bankruptcy Rules 6004(h) and 6006(d) with regard to the transactions contemplated by this Order. DD. Legal and Factual Bases. The legal and factual bases set forth in the Sale Motion, the Sale Declarations, and at the Sale Hearing establish just cause for the relief granted herein. NOW THEREFORE, IT IS ORDERED THAT: 1. Motion is Granted. The Sale Motion and the relief requested therein is granted and approved as set forth herein. 2. Objections Overruled. All objections, if any, and any and all joinders thereto, to the Sale Motion or the relief requested therein that have not been withdrawn with prejudice, 15

18-23302-rdd Doc 188 Filed 10/10/18 Entered 10/10/18 09:21:26 Main Document Pg 16 of 35 waived, or settled as announced to this Court at the Sale Hearing, by stipulation filed with this Court, or as provided in this Order, and all reservations of rights included therein, are hereby overruled on the merits and with prejudice. Upon entry of this Order, the Committee Objection shall be deemed withdrawn. 3. Notice. Notice of the Sale Hearing was fair and equitable under the circumstances and complied in all respects with section 102(1) of the Bankruptcy Code and Bankruptcy Rules 2002, 6004, and 6006 and the Asset Sale Guidelines. 4. Fair Purchase Price. The consideration provided by Purchaser under the Purchase Agreement is fair and reasonable and constitutes (i) reasonably equivalent value under the Bankruptcy Code and the Uniform Fraudulent Transfer Act, (ii) fair consideration under the Uniform Fraudulent Conveyance Act, and (iii) reasonably equivalent value, fair consideration and fair value under any other applicable laws of the United States, any state, territory or possession or the District of Columbia. 5. Approval of Purchase Agreement and Transition Services Agreement. The Transaction Documents, the transactions contemplated therein, and all of the terms and conditions thereof, are hereby approved in their entirety. The failure specifically to include any particular provision of the Transaction Documents in this Order shall not diminish or impair the effectiveness of such provision, it being the intent of this Court that the Transaction Documents, and the Debtors’ entry therein, be authorized and approved in their entirety. 6. Consummation of Sale Transaction. Pursuant to sections 105, 363, and 365 of the Bankruptcy Code, the Debtors, as well as their officers, employees, and agents, are authorized to execute, deliver, and perform their obligations under and comply with the terms of the Transaction Documents and to consummate the Sale Transaction, including by taking any 16

18-23302-rdd Doc 188 Filed 10/10/18 Entered 10/10/18 09:21:26 Main Document Pg 17 of 35 and all actions as may be reasonably necessary or desirable to implement the Sale Transaction and each of the transactions contemplated thereby pursuant to and in accordance with the terms and conditions of the Transaction Documents and this Order. For the avoidance of doubt, all persons and entities are prohibited and enjoined from taking any action to adversely affect or interfere with the ability of the Debtors to transfer the Transferred Assets to the Purchaser in accordance with the Purchase Agreement and this Order. 7. The Debtors, their Affiliates, and their respective officers, employees, and agents, are authorized to execute and deliver, and authorized to perform under, consummate, and implement all additional instruments and documents that may be reasonably necessary or desirable to implement the Transaction Documents, including the transfer and, as applicable, the assignment of all the Transferred Assets, and the assumption and assignment of all the Assumed Contracts, and to take all further actions as may be (i) reasonably requested by Purchaser for the purpose of assigning, transferring, granting, conveying, and conferring to Purchaser, or reducing to Purchaser’s possession, the Transferred Assets and/or (ii) necessary or appropriate to the performance of the obligations contemplated by the Transaction Documents, all without further order of this Court. 8. All Persons that are currently in possession of some or all of the Transferred Assets are hereby directed to surrender possession of such Transferred Assets to Purchaser as of the Closing. 9. Each and every federal, state, local, or foreign government or governmental or regulatory authority, agency, board, bureau, commission, court, department, or other governmental entity is hereby directed to accept any and all documents and instruments 17

18-23302-rdd Doc 188 Filed 10/10/18 Entered 10/10/18 09:21:26 Main Document Pg 18 of 35 necessary and appropriate to consummate the transactions contemplated by the Transaction Documents. 10. Transfer of Assets Free and Clear. Pursuant to sections 105(a), 363(b), 363(f), and 365 of the Bankruptcy Code, the Debtors are authorized, empowered, and directed to transfer the Transferred Assets in accordance with the terms of the Purchase Agreement and the terms of this Order. The Transferred Assets shall be transferred to Purchaser and, upon the Closing, such transfer shall: (i) be valid, legal, binding, and effective, (ii) vest Purchaser with all right, title, and interest of the Debtors in the Transferred Assets, and (iii) be free and clear of all Claims in accordance with section 363(f) of the Bankruptcy Code, with any and all Claims that represent interests in property to attach to the net proceeds of the Sale Transaction in the same amount and order of their priority, with the same extent, validity, force and effect which they have against the Transferred Assets, and subject to any claims and defenses the Debtors may possess with respect thereto, in each case immediately before the Closing. 11. Except as otherwise provided in the Purchase Agreement, all Persons (and their respective successors and assigns) including, without limitation, the Debtors, the Debtors’ estates, all debt security holders, equity security holders, governmental tax and regulatory authorities, lenders, customers, vendors, employees, former employees, litigation claimants, trustees, trade creditors, and any other creditors who may or do hold Claims against the Debtors, the Transferred Assets, and/or the Debtors’ business, are hereby forever barred, estopped, and permanently enjoined from asserting or pursuing such Claims against Purchaser, its Affiliates, successors, assigns, its property or the Transferred Assets, including, without limitation, taking any of the following actions with respect to any Claims: (i) commencing or continuing in any manner any action, whether at law or in equity, in any judicial, administrative, arbitral, or any 18

18-23302-rdd Doc 188 Filed 10/10/18 Entered 10/10/18 09:21:26 Main Document Pg 19 of 35 other proceeding, against Purchaser, its Affiliates, successors, assigns, assets (including the Transferred Assets), and/or properties; (ii) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order against Purchaser, its Affiliates, successors, assigns, assets (including the Transferred Assets), and/or properties; (iii) creating, perfecting, or enforcing any Claim against Purchaser, its successors, assigns, assets (including the Transferred Assets), and/or properties; (iv) asserting a Claim as a setoff, right of subrogation, or recoupment of any kind against any obligation due Purchaser or its successors or assigns; or (v) commencing or continuing any action in any manner or place that does not comply, or is inconsistent, with the provisions of this Order or the agreements or actions contemplated or taken in respect thereof. No such Person shall assert or pursue against the Purchaser or its Affiliates, successors or assigns any such Claim. 12. This Order (i) shall be effective as a determination that all Claims, other than any Claims by the Debtors to enforce the terms of this Order or the Purchase Agreement, have been unconditionally released, discharged and terminated as to the Purchaser and the Transferred Assets, and that the conveyances and transfers described herein have been effected, and (ii) is and shall be binding upon and govern the acts of all Persons, including all filing agents, filing officers, title agents, title companies, recorders of mortgages, recorders of deeds, registrars of deeds, administrative agencies, governmental departments, secretaries of state, federal, state, county and local officials and all other Persons who may be required by operation of law, the duties of their office, or contract, to accept, file, register or otherwise record or release any documents or instruments that reflect that the Purchaser is the assignee and owner of the Transferred Assets free and clear of all Claims, or who may be required to report or insure any title or state of title in or to any lease (all such entities being referred to as “Recording 19

18-23302-rdd Doc 188 Filed 10/10/18 Entered 10/10/18 09:21:26 Main Document Pg 20 of 35 Officers”). All Recording Officers are authorized and specifically directed to strike recorded encumbrances, claims, liens and other interests against the Transferred Assets recorded prior to the date of this Order. A certified copy of this Order may be filed with the appropriate Recording Officers to evidence cancellation of any recorded encumbrances, claims, liens and other interests against the Transferred Assets recorded prior to the date of this Order. All Recording Officers are hereby directed to accept for filing any and all of the documents and instruments necessary and appropriate to consummate the transactions contemplated by the Purchase Agreement. 13. Following the Closing, no holder of any Claim shall interfere with Purchaser’s title to or use or enjoyment of the Transferred Assets based on or related to any Claim or based on any actions or omissions by the Debtors, including any actions or omissions the Debtors may take in these chapter 11 cases. 14. Except as expressly set forth in the Purchase Agreement, Purchaser and each of its Affiliates, successors, assigns, members, partners, officers, directors, principals, and shareholders shall have no liability whatsoever for any Claims, whether known or unknown as of the Closing, now existing or hereafter arising, whether fixed or contingent, whether liquidated or unliquidated, whether asserted derivatively or vicariously, whether asserted based on Purchaser’s status as a transferee, successor, or otherwise, of any kind, nature, or character whatsoever, including Claims based on, relating to, and/or arising under, without limitation: (i) any employment agreement; (ii) any welfare, compensation or other Employee Plan, agreements, practices, and programs, including, without limitation, any Employee Plan of or related to any of the Debtors or any Debtor’s Affiliates or predecessors or any current or former employees of any of the foregoing; (iii) the Debtors’ business operations or the cessation thereof; (iv) any litigation 20

18-23302-rdd Doc 188 Filed 10/10/18 Entered 10/10/18 09:21:26 Main Document Pg 21 of 35 involving one or more of the Debtors; (v) any employee, workers’ compensation, occupational disease or unemployment or temporary disability related law, including, without limitation, any claims, rights, or causes of action that might arise under or pursuant to (a) the Employee Retirement Income Security Act of 1974, as amended, (b) the Fair Labor Standards Act, (c) Title VII of the Civil Rights Act of 1964, (d) the Federal Rehabilitation Act of 1973, (e) the Worker Adjustment and Retraining Notification Act of 1988, (f) the Age Discrimination and Employee Act of 1967 and Age Discrimination in Employment Act, as amended, (g) the Americans with Disabilities Act of 1990, (h) the Consolidated Omnibus Budget Reconciliation Act of 1985, (i) state and local discrimination laws, (j) state and local unemployment compensation laws or any other similar state and local laws, (k) state workers’ compensation laws, and/or (l) any other state, local, or federal employee benefit laws, regulations or rules or other state, local or federal laws, regulations or rules relating to, wages, benefits, employment, or termination of employment with any or all Debtors or any of their predecessors; (vi) any antitrust laws; (vii) any product liability or similar laws, whether state, federal, or otherwise; (viii) any environmental laws, rules, or regulations, including, without limitation, under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601, et seq., or similar state statutes; (ix) any bulk sales or similar laws; (x) any federal, state, or local tax statutes, rules, regulations, or ordinances, including, without limitation, the Internal Revenue Code of 1986, as amended; and (xi) any common law doctrine of de facto merger, successor, transferee, or vicarious liability, substantial continuity liability, successor-in-interest liability theory, and/or any other theory of or related to successor liability. 15. Notwithstanding any provision of the Transaction Documents or any provision of this Order to the contrary, nothing in this Order or any Transaction Document releases, nullifies, 21

18-23302-rdd Doc 188 Filed 10/10/18 Entered 10/10/18 09:21:26 Main Document Pg 22 of 35 precludes or enjoins the enforcement of any liability to a governmental unit under police and regulatory statutes or regulations (including, but not limited to, environmental laws or regulations), and any associated liabilities for penalties, damages, cost recovery, or injunctive relief that any entity would be subject to as the owner, lessor, lessee, or operator of the property after the date of entry of this Order. Nothing contained in this Order or any Transaction Document shall in any way diminish the obligation of any entity, including the Debtors, to comply with environmental laws. 16. If any Person that has filed financing statements, mortgages, mechanic’s liens, lis pendens, or other documents or agreements evidencing Claims against the Debtors or the Transferred Assets shall not have delivered to the Debtors prior to the Closing, in proper form for filing and executed by the appropriate parties, termination statements, instruments of satisfaction, or releases of all interests which the Person has with respect to the Debtors or the Transferred Assets, then after Closing, with regard to the Transferred Assets that are purchased by Purchaser pursuant to the Purchase Agreement and this Order: (i) the Debtors are hereby authorized and directed to execute and file such statements, instruments, or releases on behalf of the Person with respect to the Transferred Assets; and (ii) Purchaser is hereby authorized to file, register, or otherwise record a certified copy of this Order, which, once filed, registered or otherwise recorded, shall constitute conclusive evidence of the release of all Claims against the Transferred Assets; provided, however, that the Debtors and Purchaser shall provide the applicable Secured Lenders with two (2) business days’ advanced, written notice prior to filing any statements or documents (including copies of this Order) that relate to the release of any liens held by such Secured Lender(s). This Order is deemed to be in recordable form sufficient 22

18-23302-rdd Doc 188 Filed 10/10/18 Entered 10/10/18 09:21:26 Main Document Pg 23 of 35 to be placed in the filing or recording system of each and every federal, state, or local government agency, department, or office. 17. On the Closing Date, this Order shall be considered and constitute for any and all purposes a full and complete general assignment, conveyance and transfer of the Transferred Assets acquired under the Purchase Agreement or a bill of sale or assignment transferring good and marketable, indefeasible title and interest in all of the Transferred Assets to the Purchaser. 18. To the maximum extent available under applicable law and to the extent provided for under the Purchase Agreement, Purchaser shall be authorized, as of the Closing, to operate under any license, permit, registration, and governmental authorization or approval of the Debtors with respect to the Transferred Assets and, to the maximum extent available under applicable law and to the extent provided for under the Purchase Agreement, all such licenses, permits, registrations, and governmental authorizations and approvals are deemed to have been transferred to Purchaser as of the Closing. All existing licenses or permits applicable to the business shall remain in place for the Purchaser’s benefit until either new licenses and permits are obtained or existing licenses and permits are transferred in accordance with applicable administrative procedures. 19. Proceeds of Sale Transaction. The proceeds of the Sale Transaction (the “Sale Proceeds”) shall be distributed in strict accordance with Exhibit C attached hereto, which shall reflect the priorities set forth in the Final DIP Order.3 Payments of the Sale Proceeds to the Secured Lenders in accordance with Exhibit C shall be made indefeasibly and shall not be subject to any right or claim on the part of any person whatsoever or whomsoever, including the Committee, the Debtors, or any trustee (whether appointed under the Bankruptcy Code or 3 Because the principal balance of the CNH debt fluctuates daily, Exhibit C will be updated and finalized on the day of Closing with the express consent of the Secured Lenders and filed of record with this Court. 23

18-23302-rdd Doc 188 Filed 10/10/18 Entered 10/10/18 09:21:26 Main Document Pg 24 of 35 otherwise) to invalidate, set aside, recoup, turn over, or disgorge such payments or any portion thereof, or to declare the same to be fraudulent or preferential or otherwise avoidable. Each Secured Lender shall be immediately authorized to indefeasibly apply such payments to the prepetition and postpetition obligations owed to such Secured Lender, consistent with the Final DIP Order. For avoidance of doubt, $650,000 of the Sale Proceeds will be carved out from the liens of the Secured Lenders and be transferred unencumbered to the Debtors’ estates pursuant to the Global Settlement. Certain of the Sale Proceeds shall be used to wind down the Debtors’ estates, as reflected in the wind-down budget attached as Exhibit D. 20. Increase in Committee Professional Carve-Out. The “Carve-Out Amount” for Committee professionals (the “Committee Carve-Out”) under that certain Final Order (1) Authorizing the Debtors to Obtain PostPetition Financing, Granting Senior Postpetition Security Interests and According Superpriority Administrative Expense Status Pursuant to Sections 364(c) and 364(d) of the Bankruptcy Code, (2) Authorizing the Use of Cash Collateral, (3) Granting Adequate Protection, (4) Modifying the Automatic Stay, and (5) Granting Related Relief [Docket No. 156] (the “Final DIP Order”) is hereby increased by $250,000, to an aggregate of $550,000. If there are any funds remaining in the Committee Carve-Out after the payment of the allowed fees and expenses of the Committee professionals, such surplus shall remain in the Debtors’ estates and be available for either (a) professional fees for the Committee in winding down such estates, or (b) distributions to creditors of the Debtors’ estates. The Committee Carve-Out may be used to compensate the Committee’s professionals for all allowed or allowable fees and disbursements notwithstanding any limitations to use of the Committee Carve-Out contained in the Final DIP Order. 24

18-23302-rdd Doc 188 Filed 10/10/18 Entered 10/10/18 09:21:26 Main Document Pg 25 of 35 21. Quest Claim Waiver. Pursuant to the Global Settlement, Quest hereby waives and releases any general unsecured claims it may possess against the Debtors’ estates that arose prior to the Petition Date. 22. Disposition of Certain SWK Claims. Pursuant to the Global Settlement, SWK hereby (a) waives and releases any “adequate protection” claim under the Final DIP Order for diminution in value of its collateral or otherwise, and (b) upon receipt of its share of the Sale Proceeds as set forth on Exhibit C, assigns to the Debtors’ estates, for the benefit of all general unsecured creditors except for Century Equity Partners, LLC and its affiliates, its right to recovery on account of the unsecured deficiency claim it possesses against the Debtors’ estates. Notwithstanding the foregoing, SWK shall retain the right to vote on any chapter 11 plan of reorganization on account of such deficiency claim.4 For the avoidance of doubt, any cash received by the Debtors after Closing pursuant to the TSA shall not constitute cash collateral of the DIP Lenders or Secured Lenders. Any excess funds paid by Purchaser to the Debtors under the TSA shall revert to the Purchaser. 23. Termination of Challenge Period; Release of Claims Against Secured Lenders. Pursuant to the Global Settlement, the Committee (a) stipulates to the termination of the Challenge Period, as defined in the Final DIP Order, and (b) waives and releases any and all claims against (i) each of the Secured Lenders and (ii) any predecessors, officers, directors, employees, agents, attorneys, managers, members, affiliates, transferees, successors, and assigns of any of the Secured Lenders (collectively, with the Secured Lenders, the “Secured Lender Release Parties”). The Stipulations – as defined in the Final DIP Order – are immediately final 4 SWK shall execute a separate agreement to support a chapter 11 plan to be proposed by the Debtors and/or the Committee. 25

18-23302-rdd Doc 188 Filed 10/10/18 Entered 10/10/18 09:21:26 Main Document Pg 26 of 35 and binding on the Committee and third parties, and any and all rights under Section 506(c) of the Bankruptcy Code against the Secured Lenders are hereby waived. 24. Standing for the Committee. The Committee is hereby granted immediate standing, without the requirement of seeking relief under In re STN Enter., Inc., 779 F.2d 901 (2d Cir. 1985), to investigate, prosecute and compromise claims and causes of action of the Debtors’ estates that are not released or transferred pursuant to the Final DIP Order, Sale Transaction, or this Order. 25. No Successor or Other Derivative Liability. By virtue of the Sale Transaction, neither Purchaser nor any of its Affiliates shall be deemed to: (i) be a legal successor, or otherwise deemed to be a successor, to any of the Debtors under any theory of law or equity, (ii) have, de facto or otherwise, merged with or into any or all Debtors or their estates, (iii) have a common identity or a continuity of enterprise with the Debtors, or (iv) be a mere continuation or substantial continuation, or be holding itself out as a mere continuation, of the Debtors or any business, enterprise, or operation of the Debtors. Upon the Closing, to the maximum extent available under applicable law, Purchaser’s acquisition of the Transferred Assets shall be free and clear of any “successor liability” claims of any nature whatsoever, whether known or unknown and whether asserted or unasserted at the time of the Closing and the Transferred Assets shall not be subject to any Claims arising under or in connection with any Excluded Asset, Excluded Contract, or Excluded Liability. The operations of Purchaser and its Affiliates shall not be deemed a continuation of the Debtors’ business as a result of the acquisition of the Transferred Assets. 26. Assumption and Assignment of Assumed Contracts. The Debtors are hereby authorized in accordance with sections 105(a) and 365 of the Bankruptcy Code to assume and 26

18-23302-rdd Doc 188 Filed 10/10/18 Entered 10/10/18 09:21:26 Main Document Pg 27 of 35 assign the Assumed Contracts to Purchaser free and clear of all Claims, except as provided in Paragraph 27 of this Order or the Purchase Agreement, and to execute and deliver to Purchaser such documents or other instruments as may be necessary to assign and transfer the Assumed Contracts to Purchaser as provided in the Purchase Agreement. Upon the Closing, Purchaser shall be fully and irrevocably vested with all right, title, and interest of the Debtors in, to, and under the Assumed Contracts and, pursuant to section 365(k) of the Bankruptcy Code, the Debtors shall be relieved from any further liability with respect to the Assumed Contracts. Purchaser acknowledges and agrees that, from and after the Closing, it shall comply with the terms of each assumed and assigned Assumed Contract in its entirety, including any indemnification obligations expressly contained in such Assumed Contract that could arise as a result of events or omissions that occur from and after the Closing. 27. All Cure Costs that have not been waived shall be determined in accordance with the Bidding Procedures Order or other applicable order of this Court and paid by Purchaser in accordance with the terms of the Purchase Agreement. Payment of the Cure Costs shall be in full satisfaction and cure of any and all defaults under the Assumed Contracts and is deemed to fully satisfy the Debtors’ obligations under sections 365(b) and 365(f) of the Bankruptcy Code. Each non-Debtor party to the Assumed Contracts is forever barred, estopped, and permanently enjoined from asserting against the Debtors or Purchaser, their Affiliates, successors, or assigns, or the property of any of them, any default existing as of the date of the Sale Hearing if such default was not raised or asserted prior to or at the Sale Hearing. Purchaser has provided adequate assurance of future performance under the Assumed Contracts within the meaning of sections 365(b)(1)(c) and 365(f)(2)(B) of the Bankruptcy Code. Accordingly, all of the requirements of sections 365(b) and 365(f) of the Bankruptcy Code have been satisfied for the 27

18-23302-rdd Doc 188 Filed 10/10/18 Entered 10/10/18 09:21:26 Main Document Pg 28 of 35 assumption by the Debtors, and the assignment by the Debtors to Purchaser, of each of the Assumed Contracts. 28. To the extent a non-Debtor party to the Assumed Contracts failed to timely file a Cure Objection, such Cure Cost has been and shall be deemed to be finally determined and any such non-Debtor party shall be prohibited from challenging, objecting to, or denying the validity and finality of the Cure Cost at any time. Consistent with the Bidding Procedures Order, the non-Debtor party to an Assumed Contract is forever bound by the applicable Cure Cost and, upon payment of such Cure Cost as provided herein and in the Purchase Agreement, is hereby enjoined from taking any action against Purchaser with respect to any claim for cure under the Assumed Contract. To the extent no timely Cure Objection or Adequate Assurance Objection has been filed and served with respect to an Assumed Contract, the non-Debtor party to such Assumed Contract is deemed to have consented to the assumption and assignment of the Assumed Contract to Purchaser. 29. Pursuant to the Purchase Agreement, Purchaser is authorized to designate certain additional executory contracts for assumption and assignment for up to sixty (60) days after the Closing Date pursuant to procedures established in the Bidding Procedures Order. The assumption and assignment of any such Additional Assumed Contracts shall be retroactive to the Closing Date and be subject to the non-Debtor counterparty’s right to object to assumption and assignment in accordance with the Bidding Procedures Order. To the extent such non-Debtor counterparty fails to object, then such Additional Assumed Contract shall constitute an Assumed Contract hereunder. 30. MinuteClinic, L.L.C. Notwithstanding anything to the contrary set forth in the Cure Notice, the Purchase Agreement, or schedule of Assumed Contracts, the Debtors shall not 28

18-23302-rdd Doc 188 Filed 10/10/18 Entered 10/10/18 09:21:26 Main Document Pg 29 of 35 assume or assume and assign to Purchaser any executory contract or unexpired lease with MinuteClinic, L.L.C. under this Order, and, specifically, shall not assume or assume and assign the Comprehensive Health Screening Service Agreement by and between MinuteClinic, L.L.C. and Provant Health Solutions LLC, dated August 10, 2014, as amended, modified, or supplemented; the Comprehensive Health Screening Service Agreement by and between MinuteClinic, L.L.C. and Hooper Holmes, Inc., dated July 1, 2016, as amended, modified, or supplemented; and the Letter Agreement, dated June 29, 2018. 31. Medical Mutual of Ohio. The Debtors shall assume and assign to Purchaser the Business Associate Agreement by and between Hooper Holmes, Inc. and Medical Mutual of Ohio that is related to the Master Services Agreement by and between Medical Mutual of Ohio and Hooper Holmes, Inc. listed in the Cure Notice and the schedule of Assumed Contracts. 32. Disney Worldwide Services, Inc. The Debtors shall assume and assign to Purchaser the Agreement for Professional Services (the “Disney Agreement”) by and between Provant Health Solutions LLC and Disney Worldwide Services, Inc. (“Disney”) as listed on the Cure Notice and the schedule of Assumed Contracts, including all amendments, supplements, or modifications thereto. Disney does not object to the cure amount listed for the Disney Agreement in the Cure Notice and the schedule of Assumed Contracts, but its rights to cure are preserved should there be any default prior to the Closing of the Sale Transaction. The Debtors’ assumption and assignment of the Disney Agreement is without prejudice to Disney’s contractual rights under the Disney Agreement, including any rights to terminate thereunder. 33. Elbit Systems of America, LLC. Notwithstanding anything to the contrary set forth in the Cure Notice or schedule of Assumed Contracts, the Debtors shall not assume and assign to Purchaser any and all agreements by and among the Debtors and Elbit Systems of 29

18-23302-rdd Doc 188 Filed 10/10/18 Entered 10/10/18 09:21:26 Main Document Pg 30 of 35 America, LLC (“Elbit”). Notwithstanding entry of this Order, and any subsequent Closing of the Sale Transaction, the Debtors and Elbit, and any other necessary party as may be further directed by Elbit, shall enter into an Employer Confidentiality and Data Use Agreement and Data Transfer Agreement for the transfer of PII and PHI from the Debtors to Elbit, or, as may be further directed by Elbit, to any other necessary party, consistent with recommendations of the Consumer Privacy Ombudsman and HIPAA, and on terms that are reasonably acceptable to all parties. 34. Ipso Facto Clauses. Except as otherwise specifically provided for by order of this Court, the Assumed Contracts shall be transferred to, and remain in full force and effect for the benefit of, Purchaser in accordance with their respective terms, including all rights of Purchaser as the assignee of the Assumed Contracts, notwithstanding any provision in any such Assumed Contract that prohibits, restricts, or conditions such assignment or transfer; provided, that this paragraph is not intended to negate any express limitation on assignment provided in the Bankruptcy Code unless the non-Debtor party has consented or is deemed to have consented to such assignment. There shall be no, and all non-Debtor parties to any Assumed Contract are forever barred and permanently enjoined from raising or asserting against the Debtors or Purchaser any defaults, breach, claim, pecuniary loss, rent accelerations, escalations, assignment fees, increases, or any other fees charged to Purchaser or the Debtors as a result of the assumption or assignment of the Assumed Contracts. 35. Except as otherwise specifically provided for by order of this Court, upon the Debtors’ assignment of the Assumed Contracts to Purchaser, no default shall exist under any Assumed Contracts, and no non-Debtor party to any Assumed Contracts shall be permitted to declare a default by any Debtor or Purchaser, or otherwise take action against Purchaser, as a 30

18-23302-rdd Doc 188 Filed 10/10/18 Entered 10/10/18 09:21:26 Main Document Pg 31 of 35 result of any Debtor’s financial condition, bankruptcy, or failure to perform any of its obligations under the relevant Assumed Contracts. Any provision in an Assumed Contract that prohibits or conditions the assignment or sublease of such Assumed Contract (including without limitation, the granting of a lien therein) or allows the non-Debtor party thereto to terminate, recapture, impose any penalty, condition on renewal or extension, or modify any term or condition upon such assignment or sublease, constitutes an unenforceable anti-assignment provision that is void and of no force and effect. The failure of the Debtors or Purchaser to enforce at any time one or more terms or conditions of any of the Assumed Contracts shall not be a waiver of such terms or conditions, or of the Debtors’ and Purchaser’s rights to enforce every term and condition of the Assumed Contracts. 36. Statutory Mootness. The transactions contemplated by the Purchase Agreement are undertaken by Purchaser in good faith, as that term is used in section 363(m) of the Bankruptcy Code and, accordingly, the reversal or modification on appeal of the authorization provided herein of the Sale Transaction shall neither affect the validity of the Sale Transaction nor the transfer of the Transferred Assets to Purchaser free and clear of Claims, unless such authorization is duly stayed before the Closing pending such appeal. 37. No Avoidance of Purchase Agreement. Neither the Debtors nor Purchaser has engaged in any conduct that would cause or permit the Purchase Agreement to be avoided or costs and damages to be imposed under section 363(n) of the Bankruptcy Code. 38. Waiver of Bankruptcy Rules 6004(h) and 6006(d). Notwithstanding the provisions of Bankruptcy Rules 6004(h) and 6006(d) or any applicable provisions of the Local Rules, this Order shall not be stayed after the entry hereof, but shall be effective and enforceable immediately upon entry, and the 14-day stay provided in Bankruptcy Rules 6004(h) and 6006(d) 31

18-23302-rdd Doc 188 Filed 10/10/18 Entered 10/10/18 09:21:26 Main Document Pg 32 of 35 is hereby expressly waived and shall not apply. Time is of the essence in closing the Sale Transaction and the Debtors and Purchaser intend to close the Sale Transaction as soon as practicable. Any party objecting to this Order must exercise due diligence in filing an appeal and pursuing a stay within the time prescribed by law and prior to the Closing, or risk its appeal will be foreclosed as moot. 39. Personally Identifiable Information and Protected Health Information. After appointment of the Consumer Privacy Ombudsman, and after giving due consideration to the facts, circumstances and conditions of the Purchase Agreement, the Kokoszka Declaration, and the report of the Consumer Privacy Ombudsman filed with the Court [Docket No. 171], the transfer of PII and PHI to Purchaser contemplated in the Purchase Agreement and the terms of this Order is permitted by law and consistent with the Debtors’ privacy practices and applicable nonbankruptcy law. 40. Allowance of Claims Affecting Purchaser. The Debtors shall not consent or agree to the allowance of any claim to the extent that it would constitute an Assumed Liability without the prior written consent of Purchaser. Purchaser shall have standing in these chapter 11 cases to object to the validity, amount, or priority of any claim against the Debtors to the extent it would otherwise constitute an Assumed Liability, and this Court will retain the right to hear and determine such objections. Purchaser shall pay or otherwise satisfy the Assumed Liabilities on or before the later of: (i) the date on which such liability becomes due and owing to the holder of same in the ordinary course of business, (ii) 60 days after the Closing, and (iii) the date on which the Purchaser and the holder agree such liability is to be satisfied. 41. Exculpation and Release of Purchaser. Effective upon the Closing, and to the maximum extent available under applicable law, neither Purchaser nor any of its members, 32

18-23302-rdd Doc 188 Filed 10/10/18 Entered 10/10/18 09:21:26 Main Document Pg 33 of 35 Affiliates, successors, assigns, advisors, or representatives shall have or incur any liability to, or be subject to any action by, the Debtors, their estates, the Committee, and each of their predecessors, successors or assigns (including a chapter 7 trustee), arising from, based on, or related in any way to the negotiation, documentation, or due diligence in respect of, performance, or consummation of the Purchase Agreement and any related agreements entered into in connection therewith, the Debtors, their estates, and the conduct of their business prior to closing, and the entry into and consummation of the Sale Transaction, other than (with respect to Purchaser only) Purchaser’s obligations under this Order or the Purchase Agreement or any related agreements entered into in connection with the Sale Transaction; provided that, to the extent that a claim or cause of action by the Debtors, their estates, or any of their predecessors, successors, or assigns is determined by order of this Court or any court of competent jurisdiction to have resulted from fraud, gross negligence, or willful misconduct of Purchaser, such claim or cause of action shall not be released against Purchaser. 42. Binding Effect of this Order. The terms and provisions of the Purchase Agreement and this Order shall be binding in all respects upon, or shall inure to the benefit of, the Debtors, their estates and their creditors, each of the Secured Lender Release Parties, Purchaser and its Affiliates, successors, and assigns, and any affected third parties, including all Persons asserting Claims, notwithstanding any subsequent appointment of any trustee, examiner, or receiver under any chapter of the Bankruptcy Code or any other law, and all such provisions and terms shall likewise be binding on such trustee, examiner, or receiver and shall not be subject to rejection or avoidance by the Debtors, their estates, their creditors or any trustee, examiner, or receiver. Any trustee appointed for the Debtors under any provision of the Bankruptcy Code, whether the Debtors are proceeding under chapter 7 or chapter 11 of the 33

18-23302-rdd Doc 188 Filed 10/10/18 Entered 10/10/18 09:21:26 Main Document Pg 34 of 35 Bankruptcy Code, shall be authorized and directed to (i) operate the business of the Debtors to the fullest extent necessary to permit compliance with the terms of the Transaction Documents and (ii) perform under the Transaction Documents without the need for further order of this Court. 43. Conflicts; Precedence. In the event that there is a direct conflict between the terms of this Order and the terms of (i) the Transaction Documents or (ii) any other order of this Court, the terms of this Order shall control. Nothing contained in any chapter 11 plan hereinafter confirmed in these chapter 11 cases, or any order confirming such plan, shall conflict with or derogate from the provisions of the Transaction Documents or the terms of this Order, and, to the extent that there is any conflict among them, the terms of the Transaction Documents and/or this Order, as applicable, shall control. 44. Modification of Purchase Agreement. Subject to the terms of the Transaction Documents, the Transaction Documents, including the Purchase Agreement, and any related agreements, documents, or other instruments, may be modified, amended, or supplemented by the parties thereto, in a writing signed by the party against whom enforcement of any such modification, amendment, or supplement is sought, and in accordance with the terms thereof, without further order of this Court; provided that (i) notwithstanding any such modification, amendment, or supplement, the sale of the Transferred Assets to Purchaser will still comply with the requirements of section 363 of the Bankruptcy Code, (ii) any such modification, amendment, or supplement does not have a material adverse effect on the Debtors or their estates, and (iii) the Debtors have consulted regarding the same with the official committee of unsecured creditors appointed in the Debtors’ chapter 11 cases. 34

18-23302-rdd Doc 188 Filed 10/10/18 Entered 10/10/18 09:21:26 Main Document Pg 35 of 35 45. Bulk Sales. No bulk sales law, bulk transfer law, or similar law of any state or other jurisdiction shall apply in any way to the Sale Transaction. 46. Automatic Stay. Purchaser shall not be required to seek or obtain relief from the automatic stay under section 362 of the Bankruptcy Code to enforce any of its remedies under the Transaction Documents or any other sale-related document. The automatic stay imposed by section 362 of the Bankruptcy Code is modified solely to the extent necessary to implement the provisions of this Order. 47. Provisions Non-Severable. The provisions of this Order are nonseverable and mutually dependent. 48. Retention of Jurisdiction. This Court shall retain exclusive jurisdiction to, among other things, (i) interpret, enforce, and implement the terms and provisions of this Order and the Purchase Agreement (including all amendments thereto, any waivers and consents thereunder, and of each of the agreements executed in connection therewith) and (ii) adjudicate disputes related to this Order and the Purchase Agreement (including all amendments thereto, any waivers and consents thereunder, and of each of the agreements executed in connection therewith). Dated: October 9, 2018 White Plains, New York /s/Robert D. Drain HONORABLE ROBERT D. DRAIN UNITED STATES BANKRUPTCY JUDGE 35

18-23302-rdd Doc 188-1 Filed 10/10/18 Entered 10/10/18 09:21:26 Exhibit A Pg 1 of 48 EXHIBIT A

18-23302-rdd Doc 188-1 Filed 10/10/18 Entered 10/10/18 09:21:26 Exhibit A Pg 2 of 48 AMENDED AND RESTATED ASSET PURCHASE AGREEMENT by and between SUMMIT HEALTH, INC. (A SUBSIDIARY OF QUEST DIAGNOSTICS INCORPORATED) and HOOPER HOLMES, INC., HOOPER DISTRIBUTION SERVICES, LLC, HOOPER WELLNESS, LLC, ACCOUNTABLE HEALTH SOLUTIONS, LLC, HOOPER INFORMATION SERVICES, INC., HOOPER KIT SERVICES, LLC and PROVANT HEALTH SOLUTIONS, LLC dated as of September __, 2018

18-23302-rdd Doc 188-1 Filed 10/10/18 Entered 10/10/18 09:21:26 Exhibit A Pg 3 of 48 TABLE OF CONTENTS ARTICLE I PURCHASE AND SALE ......................................................................................................... 1 1.1 Purchase and Sale of the Transferred Assets ...................................................................... 1 1.2 Deposit ................................................................................................................................ 5 ARTICLE II BANKRUPTCY COURT APPROVAL AND OTHER MATTERS ...................................... 6 2.1 Commencement of Voluntary Bankruptcy Cases ............................................................... 6 2.2 Entry of Bidding Procedures Order .................................................................................... 6 2.3 Entry of Order Approving Sale ........................................................................................... 7 2.4 Certain Bankruptcy Undertakings by Sellers ...................................................................... 8 2.5 Break-Up Fee and Expense Reimbursement ...................................................................... 8 ARTICLE III INSTRUMENTS OF TRANSFER AND ASSUMPTION; TRANSITION SERVICES AGREEMENT ............................................................................................................. 9 3.1 Transfer Documents ............................................................................................................ 9 3.2 Assignment and Assumption Documents ........................................................................... 9 3.3 Transition Services Agreement ........................................................................................... 9 ARTICLE IV CONSIDERATION; ALLOCATION ................................................................................... 9 4.1 Consideration ...................................................................................................................... 9 4.2 Allocation............................................................................................................................ 9 ARTICLE V CLOSING ............................................................................................................................... 9 5.1 Closing Date ....................................................................................................................... 9 ARTICLE VI REPRESENTATIONS AND WARRANTIES OF SELLERS ............................................ 10 6.1 Organization, Qualification and Authority ....................................................................... 10 6.2 Authorization, Execution and Delivery of Agreement and Transaction Documents ........................................................................................................................ 10 6.3 Title to and Condition of Assets ....................................................................................... 10 6.4 Legal Proceedings ............................................................................................................. 11 6.5 Real Property .................................................................................................................... 11 6.6 No Violation of Laws or Agreements ............................................................................... 11 6.7 Employee Benefits; ERISA Matters; Employees and Independent Contractors .............. 12 6.8 Financial Statements ......................................................................................................... 12 6.9 Absence of Certain Changes ............................................................................................. 13 6.10 Contracts. .......................................................................................................................... 14 6.11 Customers. ........................................................................................................................ 14 6.12 Intellectual Property. ......................................................................................................... 15 6.13 Labor Matters .................................................................................................................... 17 6.14 Environmental Matters. .................................................................................................... 17 6.15 Accounts Receivable ......................................................................................................... 18 6.16 Prepaid Expenses .............................................................................................................. 18 6.17 Brokers .............................................................................................................................. 18 6.18 Permits .............................................................................................................................. 18 6.19 Insurance ........................................................................................................................... 18 i

18-23302-rdd Doc 188-1 Filed 10/10/18 Entered 10/10/18 09:21:26 Exhibit A Pg 4 of 48 6.20 Bank Accounts .................................................................................................................. 18 6.21 Telephone Numbers and Internet Connections ................................................................. 19 6.22 Taxes; Tax Returns ........................................................................................................... 19 6.23 Compliance with Laws ..................................................................................................... 19 6.24 Undisclosed Liabilities ..................................................................................................... 19 ARTICLE VII REPRESENTATIONS AND WARRANTIES OF BUYER .............................................. 19 7.1 Organization, Qualification and Authority ....................................................................... 19 7.2 Authorization, Execution and Delivery of Agreement and Transaction Documents ........................................................................................................................ 20 7.3 Brokers .............................................................................................................................. 20 7.4 No Violation of Laws or Agreements ............................................................................... 20 ARTICLE VIII COVENANTS AND AGREEMENTS ............................................................................. 20 8.1 Conduct of Business ......................................................................................................... 20 8.2 Mutual Covenants ............................................................................................................. 21 8.3 Notification of Certain Matters ......................................................................................... 21 8.4 Access to Information ....................................................................................................... 21 8.5 Public Announcement ....................................................................................................... 22 8.6 Taxes ................................................................................................................................. 22 8.7 Employees ......................................................................................................................... 22 8.8 Further Assurances ........................................................................................................... 22 8.9 Confidentiality .................................................................................................................. 23 8.10 Interim Reports ................................................................................................................. 23 8.11 Survival of Representations and Warranties ..................................................................... 23 8.12 “As Is” Transaction; Disclaimer of Implied Warranties ................................................... 23 ARTICLE IX CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE ....................... 24 9.1 Accuracy of Representations and Warranties; Performance of this Agreement ............... 24 9.2 Officer’s Certificate .......................................................................................................... 24 9.3 Transfer, Assumption and Transition Services Documents .............................................. 24 9.4 Data Room ........................................................................................................................ 24 9.5 Bankruptcy Matters ........................................................................................................... 24 9.6 Winning Bidder ................................................................................................................. 24 9.7 Required Consents ............................................................................................................ 24 9.8 No Material Adverse Effect .............................................................................................. 24 ARTICLE X CONDITIONS PRECEDENT TO SELLERS’ OBLIGATION TO CLOSE ....................... 25 10.1 Accuracy of Representations and Warranties; Performance of this Agreement ............... 25 10.2 Officer’s Certificate .......................................................................................................... 25 10.3 Assumption and Transition Services Documents ............................................................. 25 10.4 Bankruptcy Matters ........................................................................................................... 25 10.5 Winning Bidder ................................................................................................................. 25 ARTICLE XI TERMINATION .................................................................................................................. 25 11.1 Breaches and Defaults; Opportunity to Cure .................................................................... 25 ii

18-23302-rdd Doc 188-1 Filed 10/10/18 Entered 10/10/18 09:21:26 Exhibit A Pg 5 of 48 11.2 Termination ....................................................................................................................... 26 ARTICLE XII MISCELLANEOUS ........................................................................................................... 26 12.1 Notices .............................................................................................................................. 26 12.2 Expenses ........................................................................................................................... 28 12.3 Governing Law ................................................................................................................. 28 12.4 Assignment ....................................................................................................................... 28 12.5 Successors and Assigns .................................................................................................... 29 12.6 Amendments; Waivers ...................................................................................................... 29 12.7 Entire Agreement .............................................................................................................. 29 12.8 Counterparts ...................................................................................................................... 29 12.9 Severability ....................................................................................................................... 29 12.10 Section Headings .............................................................................................................. 29 12.11 Interpretation ..................................................................................................................... 29 12.12 Third Parties ...................................................................................................................... 29 12.13 Specific Performance ........................................................................................................ 29 12.14 Disclosure Schedule and Exhibits ..................................................................................... 30 12.15 Definitions ........................................................................................................................ 30 iii

18-23302-rdd Doc 188-1 Filed 10/10/18 Entered 10/10/18 09:21:26 Exhibit A Pg 6 of 48 AMENDED AND RESTATED ASSET PURCHASE AGREEMENT THIS AMENDED AND RESTATED ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of September __, 2018 by and between Summit Health, Inc., a Michigan corporation and a subsidiary of Quest Diagnostics Incorporated (“Buyer”), and Hooper Holmes, Inc., a New York corporation, and the subsidiaries of Hooper Holmes, Inc. identified on the cover page and signature pages hereto (collectively, “Sellers”). Capitalized terms used but not defined in the context in which they are used shall have the respective meanings assigned to such terms in Section 12.15. WHEREAS, Sellers and Buyer have previously entered into that certain Asset Purchase Agreement, dated as of August 27, 2018 (the “Original APA”), and this Agreement amends and restates the Original APA in its entirety; WHEREAS, Sellers have filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code, 11 U.S.C. § 101, et seq. (the “Bankruptcy Code”), thereby commencing Chapter 11 bankruptcy cases (the “Voluntary Bankruptcy Cases”), in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”); WHEREAS, Sellers are engaged in the business of providing on-site screening services and flu shots, laboratory testing, health risk assessment and sample collection services to individuals, a well-being portal and wellness coaching services as part of comprehensive health and well-being programs offered directly to customers and through third-party organizations (the “Business”); WHEREAS, Sellers desire to sell, transfer, convey, assign and deliver to Buyer, in accordance with Sections 363 and 365 and the other applicable provisions of the Bankruptcy Code, all of the Transferred Assets, free and clear of all Liens, together with the Assumed Liabilities of Sellers, upon the terms and subject to the conditions set forth in the Agreement; WHEREAS, Buyer wishes to purchase and take delivery of the Transferred Assets and assume the Assumed Liabilities upon such terms and subject to such conditions; WHEREAS, the Transferred Assets will be sold pursuant to the Sale Order under Section 363 of the Bankruptcy Code, and such Sale Order will include the assumption and assignment of certain executory contracts and service agreements, unexpired leases of equipment and Liabilities thereunder, under Section 365 of the Bankruptcy Code and pursuant to the terms and conditions of this Agreement; and WHEREAS, certain of the obligations of the Sellers under this Agreement are conditioned upon the approval of the Bankruptcy Court in accordance with Article II. NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows: ARTICLE I PURCHASE AND SALE 1.1 Purchase and Sale of the Transferred Assets. (a) Transferred Assets. On the terms and subject to the conditions set forth in this Agreement and subject to the exclusions set forth in Section 1.1(b), at the Closing, Sellers shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase, acquire and take assignment and delivery

18-23302-rdd Doc 188-1 Filed 10/10/18 Entered 10/10/18 09:21:26 Exhibit A Pg 7 of 48 from Sellers, all of Sellers’ rights, title and interest in, to and under the assets, properties and rights (contractual or otherwise) owned by Sellers, excluding only the Excluded Assets (collectively, the “Transferred Assets”). The Transferred Assets shall include, without limitation, all of Sellers’ right, title and interest in, to and under the following: (i) all inventory, supplies, equipment, machinery or other tangible personal property (“Tangible Personal Property”) and any warranty or claims associated therewith; (ii) all Contracts and Leases of Sellers set forth on Section 1.1(a)(ii) of the Disclosure Schedule (the “Assumed Contracts and Leases”), which Section 1.1(a)(ii) of the Disclosure Schedule may be updated by Buyer, in its sole discretion, on or before the day on which the Sale Hearing takes place; (iii) all Permits transferable to Buyer pursuant to their terms and in accordance with applicable Laws; (iv) all Sellers Intellectual Property; (v) all books and records relating to the Transferred Assets or the Business, including customer or client lists, historical customer data, files, documentation and other records, but not including books and records of the type described in Section 1.1(b)(v); provided, however, that Sellers shall have the right to reasonable access to such books and records acquired by the Buyer in order to administer their bankruptcy estates; (vi) all claims, indemnities, warranties, guarantees, refunds, causes of action, rights of recovery, rights of setoff and rights of recoupment of every kind and nature (whether or not known or unknown or contingent or non-contingent) related to the Transferred Assets or the Business (other than those constituting the Excluded Assets); (vii) all accounts receivable of the Sellers; (viii) all deposits and prepayments held by third parties pursuant to any of the Assumed Contracts and Leases; (ix) subject to applicable Laws, all specimens, samples, testing and patient records and all records related to the Tangible Personal Property; (x) all Sellers’ rights to telephone number(s), email addresses and websites used by Sellers in connection with the Business; (xi) all rights of Sellers to receive insurance proceeds to the extent that such proceeds are paid after Closing to reimburse Sellers for damages or losses which occurred on or before the Closing Date to any Tangible Personal Property; (xii) the bank accounts of Sellers listed on Section 6.20 of the Disclosure Schedule (the “Transferred Bank Accounts”) but excluding any cash in the Transferred Bank Accounts except to the extent necessary to cover checks issued by the Sellers prior to the Closing; (xiii) all claims and actions of Sellers arising under Sections 544, 547, 548, 549 and 550 of the Bankruptcy Code (“Avoidance Claims”), against vendors or suppliers of Sellers that (A) provide goods or services to one or more Sellers in the Ordinary Course of Business and (B) 2

18-23302-rdd Doc 188-1 Filed 10/10/18 Entered 10/10/18 09:21:26 Exhibit A Pg 8 of 48 will continue to do business with Buyer or its Affiliates following the Closing, as more particularly set forth on Section 1.1(a)(xiii) of the Disclosure Schedule (the “Transferred Chapter 5 Claims”), which Section 1.1(a)(xiii) of the Disclosure Schedule may be updated by Buyer on or before September 24, 2018; and (xiv) other than any Excluded Assets, all other assets, properties or rights of every kind and description of Sellers, wherever located, whether real, personal or mixed, tangible or intangible, including all goodwill of Sellers as a going concern and all other intangible property of Sellers. (b) Excluded Assets. Notwithstanding anything to the contrary herein, the following assets and properties of, or in the possession of, Sellers (collectively, the “Excluded Assets”) shall be retained by Sellers and shall be excluded from the Transferred Assets prior to the Closing notwithstanding any other provision of this Agreement: (i) the Cash Consideration; (ii) all cash and cash equivalents in the Transferred Bank Accounts other than as set forth in Section 1.1(a)(xii); (iii) any Permits that are not transferable pursuant to their terms and in accordance with applicable Laws; (iv) all Contracts and Leases that are not Assumed Contracts and Leases including, without limitation, the Contracts and Leases set forth on Section 1.1(b)(iv) of the Disclosure Schedule (the “Excluded Contracts and Leases”), which Section 1.1(b)(iv) of the Disclosure Schedule may be updated by Buyer, in its sole discretion, on or before the day on which the Sale Hearing takes place; (v) all claims under Chapter 5 of the Bankruptcy Code, including, without limitation, (x) Avoidance Claims, other than the Transferred Chapter 5 Claims, and (y) all claims and causes of action against the Sellers’ prepetition secured lenders, shareholders, current or former directors, insiders and affiliates; (vi) any of the following books and records: corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Sellers, all employee-related or employee benefit-related files or records (other than personnel files of the Transferred Employees) and any other books and records that Sellers are prohibited from disclosing or transferring to Buyer under applicable Law or are required by applicable Law to retain; (vii) except as set forth in Section 1.1(a)(xi), all insurance policies of Sellers and all rights to applicable claims and proceeds thereunder; (viii) all Tax assets (including any tax attributes, duty and Tax refunds and prepayments) of Sellers or any Affiliates of Sellers; (ix) equity securities or other ownership interests of any of the Sellers; (x) any adequate assurance deposit under Section 366 of the Bankruptcy Code; 3

18-23302-rdd Doc 188-1 Filed 10/10/18 Entered 10/10/18 09:21:26 Exhibit A Pg 9 of 48 (xi) all interests of Sellers under the Transaction Documents; (xii) all Employee Plans; (xiii) (A) all records and reports prepared or received by Sellers or any of their Affiliates in connection with the transactions contemplated by this Agreement, including all analyses relating to the transactions contemplated by this Agreement or Buyer so prepared and received, (B) all bids and expressions of interest received from third parties with respect thereto, with respect to or related to the transactions contemplated thereby and (C) all privileged communications between Sellers and any of their advisors or representatives; and (xiv) any other assets, properties and rights set forth on Section 1.1(b)(xiv) of the Disclosure Schedule. (c) Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement and subject to the exclusions set forth in Section 1.1(d), as partial consideration for the Transferred Assets, Buyer shall, effective at the time of the Closing, assume and thereafter pay, discharge and perform in accordance with their terms, the following Liabilities of Sellers, as the same shall exist on or after the Closing Date and irrespective of whether the same shall arise prior to, on or following the Closing Date (the “Assumed Liabilities”): (i) all Cure Costs; (ii) all Liabilities of Sellers that first accrue and are to be performed from and after the Closing Date under the Assumed Contracts and Leases which relate to periods of time on or after the Closing Date; (iii) all Liabilities relating to and arising from Buyer’s operation of the Transferred Assets after the Closing Date; and (iv) all Liabilities agreed to be performed by Buyer pursuant to the terms of any of the Transaction Documents. (d) Excluded Liabilities. Notwithstanding any other provision of this Agreement, Buyer shall not assume or be bound by or be obligated or responsible for any duties, responsibilities, commitments, expenses, obligations or Liabilities of Sellers or relating to the Transferred Assets (or which may be asserted against or imposed upon Buyer as a successor or transferee of Sellers, as an acquirer of the Transferred Assets or as a matter of Law) of any kind or nature, fixed or contingent, known or unknown, other than the Assumed Liabilities, including, without limitation, the following (collectively, the “Excluded Liabilities”): (i) any Liability of Sellers in respect of any Taxes; (ii) any Liability of Sellers under any Contract or Lease that is not one of the Assumed Contracts and Leases; (iii) except for the Cure Costs assumed by Buyer pursuant to Section 1.1(c)(i), any Liability of Sellers relating to and arising from Sellers’ operation of the Transferred Assets prior to the Closing; 4

18-23302-rdd Doc 188-1 Filed 10/10/18 Entered 10/10/18 09:21:26 Exhibit A Pg 10 of 48 (iv) any Liability of Sellers arising out of or resulting from their compliance or noncompliance with any Law; (v) any Liability of Sellers arising out of or related to any Legal Proceeding against it and that was asserted on or prior to the Closing Date; (vi) any Liability of Sellers arising under or in connection with any Employee Plans of, or maintained or required to be maintained, by Sellers; (vii) any Liability of Sellers to pay any fees or commission to any broker or finder in connection with the transactions contemplated by this Agreement; (viii) any Liability to the extent relating to any Excluded Asset or that is not an Assumed Liability; and (ix) any Liability not expressly assumed by Buyer in this Agreement. (e) Cure Costs. The Assumed Contracts and Leases shall be assumed by Sellers and assigned to Buyer in accordance with the requirements of Section 365 of the Bankruptcy Code, and Buyer shall be obligated to pay, on the Closing Date, all amounts needed to cure any defaults to the extent such defaults are required to be cured and such cure amounts are required to be paid as a condition to assumption and assignment of any such Assumed Contracts and Leases (the “Cure Costs”). (f) Required Consents. Buyer acknowledges that the Sale Order will authorize the assumption and assignment of the Assumed Contracts and Leases without the requirement of any consent by the parties thereto. To the extent any of the Assumed Contracts and Leases is not assumable and assignable by Sellers to Buyer under Section 365 of the Bankruptcy Code without the consent of the applicable counterparty thereto, Sellers and Buyer shall use their commercially reasonable efforts (which shall not require Sellers to pay any amounts for such consent) prior to Closing to obtain all such required consents of third parties that are necessary for the consummation of the transactions contemplated hereby (the “Required Consents”). All such Required Consents shall be in writing and executed counterparts thereof shall be delivered to Buyer on or before the Closing Date. If a Required Consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights thereunder so that Buyer would not receive all such rights, Sellers shall use their commercially reasonable efforts (which shall not require Sellers to pay any amounts for such consent) after Closing to provide to Buyer the benefits under any of the Assumed Contracts and Leases or any claim or right, including, without limitation, enforcement for the benefit of Buyer of any and all rights of Sellers against a third party thereto arising out of the default or cancellation by such third party or otherwise. (g) Tax Withholding. Buyer shall be entitled to deduct and withhold from the Cash Consideration all Taxes that Buyer is reasonably required to deduct and withhold under any provision of Law with respect to Taxes, as determined in good faith; provided that Buyer shall provide reasonable advance notice to Sellers of any such required deduction and withholding and shall cooperate with Seller to minimize (and, to extent possible, eliminate) any such required deduction and withholding. All such withheld amounts shall be treated as delivered to Sellers hereunder. 1.2 Deposit. On or prior to August 28, 2018, Buyer deposited the Deposit with Sellers. In the event that Buyer is the Successful Bidder, the Deposit will be credited against the Cash Consideration at Closing. Subject to Sellers’ rights under Section 11.1, if Buyer is not the Successful Bidder, the Deposit shall be returned to Buyer on the date on which the closing of a sale to an Alternative Purchaser takes place. 5

18-23302-rdd Doc 188-1 Filed 10/10/18 Entered 10/10/18 09:21:26 Exhibit A Pg 11 of 48 ARTICLE II BANKRUPTCY COURT APPROVAL AND OTHER MATTERS 2.1 Commencement of Voluntary Bankruptcy Cases. Prior to the date hereof, Sellers have commenced the Voluntary Bankruptcy Cases in the Bankruptcy Court (the date on which the Voluntary Bankruptcy Cases are commenced, the “Filing Date”). 2.2 Entry of Bidding Procedures Order. Prior to the date hereof, Sellers have filed a Sale Motion with the Bankruptcy Court seeking (i) approval of the sale of the Transferred Assets to Buyer or a successful overbidder at the Auction, and (ii) the entry of an order in the form attached as Exhibit A to the Sale Motion no later September 20, 2018, which shall contain substantially the following provisions with respect to bidding procedures and related matters and shall be otherwise reasonably acceptable to Buyer (the “Bidding Procedures Order”): (a) Competing offers to acquire the Transferred Assets shall: (i) be submitted in writing to Sellers and Buyer and their respective counsel on or before 4:00 p.m. Eastern time on the date that is 17 calendar days after the Bidding Procedures Order is entered, or such other date as set by the Bankruptcy Court but in no event later than October 5, 2018; (ii) provide for a purchase price to be paid to Sellers that exceeds the Cash Consideration by the Minimum Overbid Amount, the Break-Up Fee and the Expense Reimbursement; (iii) be accompanied by a signed asset purchase agreement in form and substance substantially similar to this Agreement, together with a redlined, marked copy showing all changes to this Agreement (the “Competing Agreement”); (iv) not be subject to due diligence contingencies or other conditions beyond those imposed by Buyer; (v) remain open until the earliest to occur of (1) the Outside Date, (2) the consummation of the transaction with the Successful Bidder, and (3) the release of such competing offer by the Sellers in writing; (vi) contain terms and conditions no less favorable to Sellers than the terms and conditions of this Agreement; (vii) be accompanied by evidence establishing that the bidder is capable and qualified, financially, legally and otherwise, of unconditionally performing all obligations under the Competing Agreement; (viii) be accompanied by a cashier’s check or other good funds made payable to the order of one or more Sellers in an amount equal to ten percent (10%) of the proposed purchase price (the “Overbidder’s Deposit”), and further provide that (A) if the Bankruptcy Court approves a sale of the Transferred Assets to that bidder, Sellers may retain the Overbidder’s Deposit, and (B) if the Bankruptcy Court does not approve a sale of the Transferred Assets to that bidder, Sellers will return the Overbidder’s Deposit to such overbidder; and 6

18-23302-rdd Doc 188-1 Filed 10/10/18 Entered 10/10/18 09:21:26 Exhibit A Pg 12 of 48 (ix) include a provision that any Cure Costs are final and binding upon the applicable counterparty. (b) If any bidders have submitted a qualifying bid in accordance with the Bidding Procedures Order (each such bid, a “Qualified Bid”), then a public auction of the Transferred Assets shall be held no later than 10:00 a.m. Eastern time on October 10, 2018 (or such earlier date as set by the Bankruptcy Court) at the offices of Sellers’ counsel (the “Auction”). The Auction shall be governed by procedures set forth in the Bidding Procedures Order. During the Auction, the Break-Up Fee and Expense Reimbursement shall be taken into account at each round of the bidding. (c) A hearing to approve the successful bid at the Auction, or, if no Auction is held, to approve this Agreement, shall be scheduled no later than (x) October 9, 2018 if there is no Auction or (y) October 12, 2018 if there is an Auction (the “Sale Hearing”). (d) The Break-Up Fee plus the Expense Reimbursement are deemed approved and shall be paid to Buyer from the proceeds of the sale actually paid by a Successful Bidder in the event the Bankruptcy Court (i) enters an order approving an offer to purchase the Transferred Assets submitted by an Alternative Purchaser, and (ii) such Alternative Purchaser closes on the sale with the Sellers. (e) No other bidder shall be entitled to payment of the Break-Up Fee or Expense Reimbursement or to any other breakup fee, termination fee, expense reimbursement, or similar type of payment or reimbursement. (f) Any entity that fails to submit a Qualified Bid, as set forth above, shall be disqualified from bidding for the Transferred Assets at the Auction or the Sale Hearing, unless the Bankruptcy Court orders otherwise. (g) If no Qualified Bid is submitted, Sellers shall request at the Sale Hearing that the Bankruptcy Court approve the proposed sale of the Transferred Assets to Buyer under this Agreement. 2.3 Entry of Order Approving Sale. (a) In the event there is no Auction, or that Buyer presents the winning bid at the Auction, then Sellers shall use their reasonable best efforts to obtain entry of the Sale Order on the date previously set for the Sale Hearing, or such other date set by the Bankruptcy Court. The Sale Order shall be in accordance with the terms of this Agreement, shall be in a form reasonably satisfactory to Buyer and Sellers, and shall, among other things: (i) approve and direct the sale and transfer of the Transferred Assets to Buyer and approve and direct the assumption and assignment of the Assumed Contracts and Leases to Buyer free and clear of all Liens, claims or interests, based on appropriate findings and rulings pursuant to, inter alia, Sections 363(b), 363(f), 363(m) and 365 of the Bankruptcy Code, including but not limited to Sections 365(h), 365(i), 365(l) and 365(n) and the release of Buyer of any rights otherwise associated with, and which may otherwise be to the benefit of, any third parties; provided that notwithstanding anything to the contrary in this Agreement, Buyer shall not be entitled to disapprove the Sale Order by reason of, and Buyer’s (or a successful overbidder’s) obligation to consummate the transactions provided for herein shall not be conditioned upon the assumption and assignment of, any of the Assumed Contracts and Leases with respect to which the Bankruptcy Court determines that Buyer (or a successful overbidder) has failed to provided adequate assurance of future performance pursuant to Section 365 of the Bankruptcy Code; 7

18-23302-rdd Doc 188-1 Filed 10/10/18 Entered 10/10/18 09:21:26 Exhibit A Pg 13 of 48 (ii) include a finding that Buyer is a good faith purchaser pursuant to Section 363(m) of the Bankruptcy Code; (iii) include a finding that Buyer is not deemed to be a successor to Sellers, to have, de facto or otherwise, merged with or into Sellers or to be a mere continuation of Sellers; (iv) include a finding that the Consideration is a fair and reasonable price for the Transferred Assets; (v) include a finding confirming the adequacy of notice to all creditors and parties in interest and parties to any executory contract, unexpired Lease or right of entry; and (vi) include provisions for the retention of jurisdiction in the Bankruptcy Court over matters relating to the transactions contemplated in this Agreement including matters relating to title to the Transferred Assets and claims against the Transferred Assets which arose or were based on facts or occurrences prior to the Closing. (b) Sellers shall provide notice of the Sale Hearing and any other matter before the Bankruptcy Court relating to this Agreement or the Transaction Documents, in each case as required by the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, any applicable local rules of bankruptcy procedure or as otherwise ordered by the Bankruptcy Court. (c) Notwithstanding anything to the contrary in this Section 2.3 or any other provision of this Agreement, in the event that a Qualified Bid of a third party (an “Alternative Purchaser,” and the underlying agreement between the Alternative Purchaser and Sellers, the “Alternative APA”) is approved by the Bankruptcy Court at the hearing on the Sale Motion, this Agreement may become an approved “back- up bid” that continues to bind Buyer, in Sellers’ sole discretion and pursuant to the Sale Order, unless at the Auction, other higher and better bids are received and Sellers elect to make a different Alternative Purchaser the “back-up bidder.” 2.4 Certain Bankruptcy Undertakings by Sellers. (a) Except as ordered by the Bankruptcy Court, Sellers shall not take any action, nor fail to take any action, which action or failure to act would reasonably be expected to (i) prevent or impede the consummation of the transactions contemplated by this Agreement in accordance with the terms of this Agreement; or (ii) result in (A) the reversal, avoidance, revocation, vacating or modification (in any manner that would reasonably be expected to materially and adversely affect Buyer’s rights hereunder), or (B) the entry of a stay pending appeal. (b) If the Bidding Procedures Order, the Sale Order or any other order of the Bankruptcy Court relating to this Agreement shall be appealed by any Person (or a petition for certiorari or motion for rehearing or reargument shall be filed with respect thereto), Sellers shall take all steps as may be reasonable and appropriate to defend against such appeal, petition or motion, and shall endeavor to obtain an expedited resolution of such appeal. 2.5 Break-Up Fee and Expense Reimbursement. In the event the Bankruptcy Court (i) enters an order approving an offer to purchase the Transferred Assets submitted by an Alternative Purchaser, and (ii) such Alternative Purchaser closes on the sale with the Sellers, then Buyer will be entitled to receive a break-up fee out of the proceeds of the consummated sale in an amount equal to 3.0% of the Cash Consideration (the “Break-Up Fee”), plus Buyer’s reasonable out-of-pocket expenses, including the fees and expenses of Buyer’s attorneys and other professionals and advisors incurred in connection with the 8

18-23302-rdd Doc 188-1 Filed 10/10/18 Entered 10/10/18 09:21:26 Exhibit A Pg 14 of 48 negotiation, execution and consummation of this Agreement (which expenses shall not exceed $300,000) (the “Expense Reimbursement”). Payment of the Break-Up Fee and Expense Reimbursement shall be made by wire transfer of immediately available U.S. funds to an account designated by Buyer from the proceeds of a sale to an Alternative Purchaser, with such payment to be made immediately upon the consummation of such sale. Until paid, the Break-Up Fee and Expense Reimbursement shall be allowed as administrative expenses pursuant to section 503(b)(1)(A) of the Bankruptcy Code. ARTICLE III INSTRUMENTS OF TRANSFER AND ASSUMPTION; TRANSITION SERVICES AGREEMENT 3.1 Transfer Documents. At the Closing, Sellers will deliver to Buyer (a) one or more bills of sale in substantially the form attached hereto as Exhibit 3.1 (the “Bill of Sale”), and (b) all such other good and sufficient instruments of sale, transfer and conveyance consistent with the terms and provisions of this Agreement as shall be reasonably necessary to vest in Buyer all of Sellers’ right, title and interest in, to and under the Transferred Assets. 3.2 Assignment and Assumption Documents. At the Closing, Buyer and Sellers will execute and deliver an assignment and assumption agreement in substantially the form attached hereto as Exhibit 3.2 (the “Assumption Agreement”) in order to effect the assignment and assumption of the Assumed Liabilities. 3.3 Transition Services Agreement. At the Closing, Buyer and Sellers will execute and deliver a transition services agreement in substantially the form attached hereto as Exhibit 3.3 (the “Transition Services Agreement”). ARTICLE IV CONSIDERATION; ALLOCATION 4.1 Consideration. In exchange for the sale, assignment, transfer, conveyance and delivery by Sellers of the Transferred Assets, Buyer shall provide the consideration (the “Consideration”) consisting of cash in the amount of $27,000,000 (the “Cash Consideration”), payable upon Closing by wire transfer to an account designated by Sellers; provided, however, that the Cash Consideration shall be reduced by $150,000 for each day that the Closing is delayed past October 10, 2018 (except to the extent such a delay occurs as a result of Buyer’s breach of its obligations under this Agreement). 4.2 Allocation. Within 90 days following the Closing, Buyer shall deliver to Sellers a statement allocating the Consideration among the Transferred Assets in accordance with Section 1060 of the Code (the “Allocation Statement”). Sellers and Buyer agree to file their respective IRS Forms 8594 and all federal, state and local Tax Returns in accordance with the Allocation Statement. ARTICLE V CLOSING 5.1 Closing Date. Subject to the terms and conditions hereof, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place virtually (by delivery of executed documents via pdf, docusign or other electronic means), no later than the second Business Day following the date on which all conditions to Closing set forth in Article IX and Article X have been satisfied or waived (the date on which the Closing is actually held, the “Closing Date”). If it occurs, the Closing shall be effective as of 12:01 a.m. Eastern time on the Closing Date. 9

18-23302-rdd Doc 188-1 Filed 10/10/18 Entered 10/10/18 09:21:26 Exhibit A Pg 15 of 48 ARTICLE VI REPRESENTATIONS AND WARRANTIES OF SELLERS Except as set forth in the disclosure schedule delivered by Sellers to Buyer prior to the execution and delivery of this Agreement (the “Disclosure Schedule”) (provided, however, disclosure of any item in any section or subsection of the Disclosure Schedule shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure), Sellers represent and warrant to Buyer as follows: 6.1 Organization, Qualification and Authority. Sellers are entities duly organized, validly existing and in good standing under the Laws of their jurisdiction of formation and under the Laws of each jurisdiction where qualification as a foreign corporation is required, except where the lack of such qualification would not be material. Sellers have delivered to Buyer true, complete and correct copies of the respective formation and governing documents of each Seller. Sellers have all necessary power and authority to own and operate their properties and to carry on their business as it is now being conducted. Sellers have the power and authority to execute and deliver and perform their obligations under this Agreement and the other Transaction Documents, and to undertake the transactions contemplated hereby and thereby. 6.2 Authorization, Execution and Delivery of Agreement and Transaction Documents. The execution, delivery and performance of this Agreement and the other Transaction Documents by Sellers and the transfer or assignment of the Transferred Assets to Buyer have been duly and validly authorized and approved by all necessary corporate action. This Agreement and each of the Transaction Documents constitute Sellers’ legal, valid and binding obligations, enforceable against each Seller (to the extent it is a party thereto) in accordance with their respective terms, subject to Laws of general application relating to the rights of creditors generally and the availability of equitable remedies. Subject to order of the Bankruptcy Court and pursuant thereto, Sellers will have full power, right and authority to sell and convey to Buyer the Transferred Assets, subject to any necessary authorization from the Bankruptcy Court. 6.3 Title to and Condition of Assets. (a) Sellers have good and marketable title to, or a valid leasehold interest in, all of the properties and assets included in the Transferred Assets. Sellers have the power and right to use, transfer, sell, convey, assign and deliver, and shall at Closing transfer, sell convey, assign and deliver to Buyer, each of the Transferred Assets owned by them, free and clear of all Liens. The delivery to Buyer at the Closing of the Transaction Documents will vest in Buyer good and marketable title to the Transferred Assets, free and clear of all Liens. The delivery to Buyer at the Closing of the Transaction Documents will vest in Buyer a valid, binding and enforceable leasehold interest in, or other valid, binding and enforceable right to possess and use, the Transferred Assets that are not owned by Sellers, in accordance with the Contracts applicable to such Transferred Assets, true, complete and correct copies of which Contracts have been provided to Buyer. Without making any representations regarding the Intellectual Property of third parties, the Transferred Assets include, without limitation, all material tangible and intangible assets necessary for the conduct of the Business as it is currently conducted and such assets are sufficient for the continued conduct of the Business after the Closing in all material respects in substantially the same manner as currently conducted. Section 6.3(a)(i) of the Disclosure Schedule correctly sets forth all of the tangible Transferred Assets owned by Sellers. Section 6.3(a)(ii) of the Disclosure Schedule correctly sets forth a true, complete and correct list of all of the tangible Transferred Assets leased by Sellers, and all Leases and licenses pertaining to such Transferred Assets are identified on such Schedule opposite the respective asset. (b) The Transferred Assets have been properly maintained in accordance with regulatory standards and are in good and working order and repair, free from material defects in 10

18-23302-rdd Doc 188-1 Filed 10/10/18 Entered 10/10/18 09:21:26 Exhibit A Pg 16 of 48 construction or design, soundly and properly functioning, usable for their intended purposes in the Ordinary Course of Business and not obsolete. All of the tangible Transferred Assets that are leased by Sellers are in the condition required, in all material respects, of such property by the terms of the Contracts applicable thereto. (c) Sellers own and have in their possession the equipment and supplies in sufficient quantities in order to enable Sellers to operate the Business, in all material respects, as it was operated in September through December of 2017, and all such equipment and supplies are included in the Transferred Assets. 6.4 Legal Proceedings. There is no Legal Proceeding pending or, to the Knowledge of Sellers, threatened in writing against or affecting Sellers or the Transferred Assets (or to the Knowledge of Sellers, pending or threatened, against any of the officers, directors or employees of Sellers with respect to their business activities related to or affecting the Transferred Assets) (a) that challenges or that is reasonably expected to have the effect of preventing, making illegal, delaying or otherwise interfering with any of the transactions contemplated by this Agreement; or (b) that is related to the Transferred Assets. 6.5 Real Property. (a) Except as set forth in Section 6.5(a) of the Disclosure Schedule, Sellers do not own any real property. (b) Section 6.5(b) of the Disclosure Schedule sets forth a true, complete and correct list (with addresses) of each leased or subleased premises used by Sellers, whether or not pursuant to a written or oral Lease or sublease (the “Leased Real Properties”). The Sellers have made available to Buyer executed originals or true, complete and correct copies of all Leases or subleases with respect to all Leased Real Properties, together with all amendments or modifications thereto. (c) For each of the Leased Real Properties, (i) Sellers a valid leasehold interest, free and clear of all Liens, (ii) Sellers have the right to use (and have quiet enjoyment of) such Leased Real Properties for the purposes for which it is being used, (iii) Sellers have not received any written notice of a dispute concerning the occupancy or use thereof, (iv) each Lease or sublease therefor is legal, valid and binding, in full force and effect, and enforceable against Sellers and, to the Knowledge of Sellers, the other parties thereto, in accordance with its terms, subject to Laws of general application relating to the rights of creditors generally and the availability of equitable remedies, and (v) neither Sellers nor, to the Knowledge of Sellers, any other party to such Lease or sublease is in material default thereunder (with or without notice or lapse of time, or both), nor has any material default been, to the Knowledge of Sellers, threatened. Sellers enjoy exclusive, peaceful and undisturbed possession of all Leased Real Properties in all material respects, in each case subject to the terms and conditions of the applicable Lease. 6.6 No Violation of Laws or Agreements. Subject to order of the Bankruptcy Court, the execution and delivery by Sellers of this Agreement and the Transaction Documents contemplated hereby, the performance by Sellers of their obligations hereunder and thereunder and the consummation by Sellers of the transactions contemplated herein and therein will not (a) violate any Laws or any judgment, decree, order, regulation or rule of any court or Governmental Entity to which Sellers are subject; (b) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the Transferred Assets, any Contract, Lease, license, Permit, franchise or other instrument to which a Seller is a party and which relates to any of the Transferred Assets; and (c) contravene, conflict with or result in a violation of any provision of any organizational documents of Sellers; except, in the cases of clauses (a) and (b) above, for such violations 11

18-23302-rdd Doc 188-1 Filed 10/10/18 Entered 10/10/18 09:21:26 Exhibit A Pg 17 of 48 which would not be reasonably expected to be material to the Transferred Assets, after the Closing, taken as a whole; and, in all cases, that would not, individually or in the aggregate, materially adversely affect Sellers’ ability to consummate the transactions contemplated hereby. 6.7 Employee Benefits; ERISA Matters; Employees and Independent Contractors. (a) Sellers have made available to Buyer summaries of all material Employee Plans covering the employees, directors or consultants or former employees, directors or consultants in, or related to, the Business. Sellers have made available to Buyer true and complete summaries of all such material Employee Plans, including summaries of written descriptions thereof which have been distributed to Sellers’ employees and for which Sellers have copies, all annuity contracts or other funding instruments relating thereto, and a summary description of all Employee Plans which are not in writing. Sellers have not incurred any Liability with respect to any Employee Plan, which may create, or result in any Liability to Buyer. (b) Section 6.7(b) of the Disclosure Schedule sets forth a true, complete and correct list of all of Sellers’ employees and all field providers in Sellers’ current network, indicating for each such individual their gross pay and total hours worked during (i) the period from June 1, 2018 to August 24, 2018 for employees, and (ii) the period from July 1, 2018 to August 24, 2018 for field providers, provided that such list is redacted to remove the names of such individuals. On or prior to the date that is at least two Business Days prior to the Closing Date, Seller shall update Section 6.7(b) of the Disclosure Schedule, and such updated Section 6.7(b) of the Disclosure Schedule shall set forth a true, complete and correct list of all of Sellers’ employees and independent contractors, including all field providers in Sellers’ current network, indicating for each such individual their name, their specialty (e.g., RN, LPN, phlebotomist, medical technician, etc.), current pay rate, hours worked during the 12-month period ended June 30, 2018 on flu events and hours worked during the 12-month period ended June 30, 2018 on wellness events, and customer or customers of Sellers that such individual served during such period. 6.8 Financial Statements. (a) Each of the consolidated financial statements of Sellers (including all related notes or schedules) included in the Seller SEC Reports complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing or furnishing the applicable report, was prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Sellers and any Subsidiaries of Sellers as of the dates thereof and the consolidated results of their operations, changes in shareholders’ equity and cash flows as of the dates thereof and for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments). (b) Sellers maintain a system of “internal control over financial reporting” (as defined in Rules 13(a)-15(f) and 15(d)-15(f) under the Securities Exchange Act of 1934 (the “Exchange Act”)) reasonably designed to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP consistently applied, (ii) that transactions are executed only in accordance with the authorization of management, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Sellers’ properties or assets. 12

18-23302-rdd Doc 188-1 Filed 10/10/18 Entered 10/10/18 09:21:26 Exhibit A Pg 18 of 48 (c) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d- 15(e) under the Exchange Act) utilized by Sellers are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Sellers in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms promulgated by the SEC and that all such information required to be disclosed is accumulated and communicated to the management of each Seller, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of each Seller to make the certifications required under the Exchange Act with respect to such reports. 6.9 Absence of Certain Changes. Since June 30, 2018, Sellers have conducted the Business in the Ordinary Course of Business, and except as disclosed on Section 6.9 of the Disclosure Schedule (which shall be arranged in accordance with the subsections below) or as contemplated by this Agreement, Sellers have not: (a) in a single transaction or a series of related transactions, acquired or agreed to acquire by merging or consolidating with, or by purchasing any equity interest in or substantially all the assets of, or by any other manner, any Person; (b) in a single transaction or series of related transactions, sold (including sale- leaseback), leased, pledged, encumbered or otherwise disposed of, or agreed to sell (or engage in a sale- leaseback), lease (whether such Lease is an operating or capital Lease), pledge, encumber or otherwise dispose of, the Business or any of their assets, including Transferred Assets, other than dispositions in the Ordinary Course of Business; (c) made any change in methods of accounting or procedures in effect as of June 30, 2018 (including procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable); (d) filed or failed to file any Tax Returns relating to the Business which are legally required to be filed (taking into account any relevant extension periods) nor failed to pay, to the extent required, any Taxes owed; (e) sold, transferred, licensed, abandoned, let lapse, encumbered or otherwise disposed of any material Sellers Intellectual Property relating to the Business; (f) except for any filings with the Bankruptcy Court or to approve the filing of the Voluntary Bankruptcy Cases, adopted a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization or any other transaction; (g) amended or proposed to amend or otherwise change their organizational documents; (h) entered into any agreement or commitment that subjected the Transferred Assets or the Business to any non-competition or other material restrictions; (i) materially changed the manner in which they have served their customers from the manner they served their customers during the year 2017; (j) materially reduced its pricing structure to its customers for Business services; 13

18-23302-rdd Doc 188-1 Filed 10/10/18 Entered 10/10/18 09:21:26 Exhibit A Pg 19 of 48 (k) suffered any material damage, destruction or loss to any Tangible Personal Property as a result of any casualty or similar material event (whether or not covered by insurance); (l) taken any write-down of the value of any Transferred Assets on the books or records of Sellers, except for depreciation and amortization taken in the Ordinary Course of Business; or (m) entered into any agreement or otherwise obligated itself to do any of the foregoing. 6.10 Contracts. (a) Except as disclosed on Section 6.10(a) of the Disclosure Schedule, Sellers do not have any Contracts that (i) would require the use of any supplier or third party on an exclusive basis for all or substantially all requirements or needs relating to any goods or services, (ii) would require the provision to the other parties thereto of “most favored nations” pricing, or (iii) requires the marketing or co-marketing of any goods or services of a third party. (b) Section 6.10(b) of the Disclosure Schedule sets forth a true, complete and correct list of all of Sellers’ (i) Contracts with customers, (ii) other than Contracts with customers, Contracts to which Sellers are a party or by which Sellers or any of their properties or assets are bound involving aggregate cash consideration payable or receivable by Sellers in an amount greater than or equal to $25,000 annually, and (iii) Contracts with strategic or critical vendors or suppliers (collectively, “Company Contracts”). None of the Company Contracts materially limit Sellers or any assignee or Affiliate thereof in any way from competing anywhere or in any business or from soliciting any Person as a customer, client, payor or employee, or requires Sellers to refer any testing to any third party. Each Company Contract is legal, valid and binding, in full force and effect, and enforceable against Sellers and, to the Knowledge of Sellers, the other parties thereto, in accordance with its terms, subject to Laws of general application relating to the rights of creditors generally and the availability of equitable remedies, and neither Sellers nor, to the Knowledge of Sellers, any other parties thereto is in material default thereunder (with or without notice or lapse of time, or both). To the Knowledge of Sellers, no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) would result in a material breach of, or give Sellers or any other Person the right to declare a material default or exercise any material remedy under, or accelerate the maturity or performance of or payment under, or cancel, terminate or modify, any Company Contract. Sellers have not, and to the Knowledge of Sellers, no other party to any Company Contract has, exercised any termination rights with respect thereto that would be material to Sellers. Sellers have made available to Buyer executed originals or true, complete and correct copies of all written Company Contracts, together with all amendments or modifications thereto, and true, complete and correct summaries of all material terms of all oral Company Contracts, if any. 6.11 Customers. (a) Section 6.11(a) of the Disclosure Schedule sets forth a true, complete and correct list of Sellers’ customers. For each such customer, Section 6.11(a) of the Disclosure Schedule accurately sets forth the amount of revenue attributable to such customer during the 12-month period ended March 31, 2018. Prior to the date hereof, Sellers have provided to Buyer an updated Section 6.11(a) of the Disclosure Schedule which accurately sets forth, for each such customer, the amount of revenue for flu events attributable to such customer during the 12-month period ended June 30, 2018 and the amount of revenue for wellness events attributable to such customer during the 12-month period ended June 30, 2018. (b) Except as set forth in Section 6.11(b) of the Disclosure Schedule or as would not, individually or in the aggregate, be material, Sellers have not received any written indication that any of the Material Customers intends to cease or materially reduce the amount of business that it has been doing 14

18-23302-rdd Doc 188-1 Filed 10/10/18 Entered 10/10/18 09:21:26 Exhibit A Pg 20 of 48 with the Sellers during such 12-month period or, after the Closing Date, will be doing with Buyer or its Affiliates. (c) Since January 1, 2018, Sellers have not made any written commitment to any Material Customer to implement price reductions or downward price adjustments, in each case, except as set forth in the applicable Company Contracts that have been made available to Buyer or as would not, individually or in the aggregate, be material. 6.12 Intellectual Property. (a) Section 6.12(a) of the Disclosure Schedule sets forth, for the Sellers-Owned Intellectual Property, a complete and accurate list of all domestic and foreign federal, state and/or provincial: (i) Patents and Patent applications issued or pending; (ii) Trademark registrations and applications for registration and material unregistered Trademarks; (iii) all registered Copyrights and material unregistered Copyrights; (iv) all Domain Names; and (v) all other Sellers Intellectual Property owned or purported to be owned by Sellers that is subject of an application, certificate or registration issued by any Governmental Entity (the “Registered Intellectual Property”), in each case listing the title and current owner, the jurisdiction in which each such Registered Intellectual Property has been issued or registered, the application, and the serial or registration number for each. (b) With respect to each item of Registered Intellectual Property, all necessary registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been made. None of the Registered Intellectual Property (i) has been abandoned or withdrawn; or (ii) is the subject of any opposition filed with the United States Patent and Trademark Office or any other Intellectual Property registry anywhere in the world. (c) Section 6.12(c) of the Disclosure Schedule sets forth all (i) Sellers-Owned Software; and (ii) IP Licenses (excluding off-the-shelf computer programs with annual license fees less than $20,000 and the terms of use or service for any web site). (d) The Sellers Intellectual Property constitutes all the Intellectual Property necessary to the conduct of the Business as presently conducted or as proposed to be conducted. Sellers exclusively own or possess all licenses or other legal rights to use, sell and license all Sellers-Owned Intellectual Property, free and clear of all Liens. Except as set forth on Section 6.12(d) of the Disclosure Schedule, Sellers have not granted to any Person or authorized any Person to retain any rights in any Sellers-Owned Intellectual Property. To the extent that any work, material, invention that has been incorporated into or embodied in any of Sellers’ products or services or any other Sellers-Owned Intellectual Property has been developed or created by an employee or a third party for or on behalf of Sellers, Sellers have a valid and enforceable agreement with such employee or third party assigning all of such employee’s rights in the Intellectual Property to Sellers with respect thereto and thereby Sellers have obtained exclusive ownership of all Intellectual Property rights in and to such work, material, invention or Sellers-Owned Intellectual Property. (e) Sellers have taken all reasonable actions to protect, preserve and maintain the Sellers-Owned Intellectual Property and to maintain the confidentiality, secrecy and value of the confidential information and Trade Secrets of Sellers, and such confidential information and Trade Secrets have not been used, divulged or appropriated either for the benefit of any Person (other than Sellers) or to the detriment of Sellers. To the Knowledge of Sellers, there has not been any breach by any third party of any confidentiality obligation to Sellers. All current and former employees of Sellers, and all current and former independent contractors and consultants of Sellers, who have had access to confidential or 15

18-23302-rdd Doc 188-1 Filed 10/10/18 Entered 10/10/18 09:21:26 Exhibit A Pg 21 of 48 proprietary information of Sellers have entered into confidentiality and/or proprietary information agreements with Sellers. (f) Except as set forth in Section 6.12(f) of the Disclosure Schedule or as would not be material: (i) the conduct of the Business as currently conducted (and its employees’ and consultants’ performances of their duties in connection therewith) and Sellers’ use of any Sellers Intellectual Property does not copy without permission, infringe, misappropriate, violate, impair or conflict with any common law, statutory or other right of any Person, including, without limitation, any rights relating to any Intellectual Property, or defamation. Without limiting the generality of the foregoing, there are no United States Patents, or to the Knowledge of Sellers, foreign Patents that impede or limit the current or currently contemplated operation of the Business or use of the Sellers-Owned Intellectual Property; (ii) there is no proceeding, opposition, cancellation, objection or claim pending, asserted or threatened in writing against Sellers concerning the ownership, validity, registrability, enforceability, infringement, misappropriation, violation or use of, or licensed right to use any Sellers Intellectual Property. To the Knowledge of Sellers, no valid basis exists for any such Legal Proceeding, opposition, cancellation, objection or claim; (iii) to the Knowledge of Sellers, no Person has or is copying without permission, infringing, misappropriating, violating, impairing or conflicting with any common law, statutory or other right of Sellers or any other Person with respect to any of the Sellers Intellectual Property; (iv) the Sellers Intellectual Property is valid, enforceable and subsisting, and none of the Sellers Intellectual Property is subject to any outstanding order, ruling, decree, judgment, consent, settlement agreement, forbearances to sue or similar obligation, or has been the subject of any litigation within the past five years, whether or not resolved in favor of Sellers; (v) Sellers have not directly or indirectly transferred, assigned, licensed or sublicensed its rights in any Sellers-Owned Intellectual Property; (vi) all IP Licenses (A) are in full force and effect in accordance with their terms and no default exists under any of the IP Licenses by Sellers or, to the Knowledge of Sellers, by any other party thereto; (B) are free and clear of all Liens; and/or (C) do not contain any change of control or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the transactions contemplated by this Agreement; (vii) all royalties, license fees, charges and other amounts payable by, on behalf of, to, or for the account of, Sellers or the Business in respect of any Intellectual Property are disclosed in the financial statements made available to Buyer; (viii) no open source, public source or freeware Software, code or other technology, or any modification or derivative thereof, was or is, used in, incorporated into, integrated or bundled with the Sellers-Owned Software would require any of such Sellers-Owned Software to be: (A) disclosed or distributed in source code form; (B) licensed for the purpose of making derivative works; or (C) distributed without charge. No third party possesses any copy of any source code to any Sellers-Owned Software and at the Closing, Sellers shall have delivered to Buyer all copies, and Sellers shall not have retained any copy of any source code to any Software; 16

18-23302-rdd Doc 188-1 Filed 10/10/18 Entered 10/10/18 09:21:26 Exhibit A Pg 22 of 48 (ix) with respect to Software or other Intellectual Property licensed to Sellers under any IP License (“Licensed Intellectual Property”), Sellers have complied with any and all license obligations and restrictions with respect to the number of copies of the Licensed Intellectual Property Sellers are permitted to install and/or royalty obligations. Neither Sellers nor any of their employees or agents has used, sublicensed, commercialized, placed or installed any Licensed Intellectual Property without a valid license for such Licensed Intellectual Property. With respect to any Licensed Intellectual Property that is Software, no employee, consultant or any third party has copied, over-installed or otherwise used such Licensed Intellectual Property in any manner that would violate the terms and provisions of the agreement through which Sellers licensed the such Licensed Intellectual Property; (x) neither this Agreement nor the consummation of the contemplated transactions will result in (A) any third party being granted rights or access to, or the placement in or release from escrow of, source code for any Sellers-Owned Software, (B) the granting by Sellers or the Buyer to any third party any rights in any Sellers Intellectual Property, (C) Buyer being obligated to pay any royalties or other amounts to any third party, with respect to Sellers Intellectual Property in excess of those payable by Sellers prior to the Closing, or (D) the loss or impairment of Sellers or Buyer’s right to own or use any of Sellers Intellectual Property; or (E) require the consent of any third party in respect of any Sellers Intellectual Property; and (xi) The Software and information technology systems used or held for use in connection with the operation of the Business and/or necessary to provide Sellers’ products or services, (A) are in satisfactory working order, operates in accordance with its specifications or documentation and as necessary for the Business as currently conducted, and is scalable to meet current and reasonably anticipated capacity; (B) have appropriate security, backups, disaster recovery arrangements, and hardware and software support and maintenance to minimize the risk of material error, breakdown, failure, data loss or security breach occurring and to ensure if such event does occur that it does not cause a material disruption to Sellers’ Business; (C) are configured and maintained to minimize the effects of viruses and does not contain Trojan horses, spyware, adware, malware, or other malicious code; and (D) have not suffered any material error, breakdown, failure, loss of data or security breach. 6.13 Labor Matters. Except as set forth on Section 6.13 of the Disclosure Schedule, there are no employment, consulting, severance or indemnification Contracts between Sellers and any of their employees. Sellers (a) are not party to or bound by any collective bargaining or similar agreement with any labor organization; (b) have no employees that are represented by any labor organization; and (c) have no knowledge of any union organizing activities among the employees. 6.14 Environmental Matters. (a) Except as set forth on Section 6.14 of the Disclosure Schedule, to the Knowledge of Sellers, all uses by the Sellers of the assets and Leased Real Properties of Sellers have been, since January 1, 2016, in compliance in all material respects with all Laws and Permits related to the protection of the environment or public health and safety of persons from exposure to Hazardous Substances (collectively, “Environmental Laws”). Except as set forth in Section 6.14 of the Disclosure Schedule, the Sellers have not received any written notice of any Legal Proceedings involving any violations or alleged violations by Sellers of any Environmental Laws. Sellers have complied in all material respects with all Environmental Laws, including those related to the storage, handling and Removal of any Hazardous Substance. During Sellers’ leasing of the Leased Real Properties, there has been no Release by Sellers of any Hazardous Substance on such properties that would be material to Sellers, and, to the Knowledge of Sellers (without due inquiry), the same never has occurred on such properties. To the Knowledge of Sellers (without due 17

18-23302-rdd Doc 188-1 Filed 10/10/18 Entered 10/10/18 09:21:26 Exhibit A Pg 23 of 48 inquiry), the Leased Real Properties are not subject to any Liability for the cleanup, Removal, or remediation of any Hazardous Substance. To the Knowledge of Sellers (without due inquiry), the Leased Real Properties are not the subject of any notice or notification regarding same nor subject to the threat or likelihood thereof by any Governmental Entity. (b) To the Knowledge of Sellers (without due inquiry), no Underground Storage Tanks are located upon and/or serve any Leased Real Properties. 6.15 Accounts Receivable. The accounts receivable all represent obligations arising from services actually performed by Sellers or goods sold by Sellers in the Ordinary Course of Business. To the Knowledge of Sellers and except as reflected in Sellers’ reserve for uncollectable accounts set forth on Section 6.15 of the Disclosure Schedule, there is (i) no account debtor who has refused or threatened to refuse to pay its obligations or who has or threatened to set-off such obligations for any reason, and (ii) no account debtor who is insolvent or bankrupt. Except as set forth in Section 6.15 of the Disclosure Schedule, the reserves and allowances provided for in the financial statements made available to Buyer with respect to the accounts receivable have been established by Sellers on the basis of historical experience in accordance with GAAP. To the Knowledge of Sellers, there is no contest, claim, defense or right of set-off relating to the amount or validity of any accounts receivable. The bad debt reserve for accounts receivable that is reflected in the financial statements made available to Buyer has been determined in the Ordinary Course of Business. 6.16 Prepaid Expenses. Section 6.16 of the Disclosure Schedule sets forth a true, complete and correct list of all prepaid expenses and deposits of Sellers relating to the Transferred Assets, including all security deposits for equipment and prepayments on equipment leases of Sellers, all of which are being transferred to Buyer in accordance with this Agreement. 6.17 Brokers. Except for those set forth on Section 6.17 of the Disclosure Schedule, for whom Sellers shall be solely responsible for any fees or commissions owing, Sellers have not engaged or incurred any Liability to any agent, broker or other Person acting pursuant to the express or implied authority of Sellers which is or may be entitled to a commission or broker or finder’s fee in connection with the transactions contemplated by this Agreement or otherwise with respect to the sale of the Transferred Assets. 6.18 Permits. Sellers are and at all times have been in compliance in all respects with all Permits applicable to it, or applicable to the conduct and operations of the Business, or relating to or affecting the Transferred Assets, except for such failures to comply that would not, individually or in the aggregate, have or be reasonably expected to have a Material Adverse Effect. Sellers have not received any written notice from any Governmental Entity specifically alleging (a) any actual, alleged, possible or potential material violation of, or failure to comply with, any such Permits or (b) any actual, alleged, possible or potential revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Permit. 6.19 Insurance. Sellers are not in material default under any of their insurance policies or binders, and Sellers have not failed to give any notice or to present any claim under any such policy or binder in a due and timely fashion. Section 6.19 of the Disclosure Schedule sets forth a true, complete and correct list of all material insurance policies held by the Sellers. All such insurance policies are in full force and effect and are sufficient for all requirements of applicable Law and Company Contracts. 6.20 Bank Accounts. Section 6.20 of the Disclosure Schedule accurately sets forth: (a) the name and address of each bank, safe deposit company or other financial institution in which Sellers have an account, lock box or safe deposit box to which customers or other payors of Sellers make payment; (b) the names of all Persons authorized to draw thereon or to have access thereto; and (c) the account number of each such bank account of Sellers. 18

18-23302-rdd Doc 188-1 Filed 10/10/18 Entered 10/10/18 09:21:26 Exhibit A Pg 24 of 48 6.21 Telephone Numbers and Internet Connections. Section 6.21 of the Disclosure Schedule accurately sets forth all telephone numbers, service and Internet connections that are used or made available for use by Sellers’ customers in connection with the Business. 6.22 Taxes; Tax Returns. Sellers have timely filed with the proper Governmental Entities all Tax Returns required to be filed by them with respect to the Business or the Transferred Assets, and all such Tax Returns are complete and correct in all material respects and disclose all material Taxes required to be paid in respect of the Business and the Transferred Assets. Sellers have timely paid to the proper Governmental Entities all Taxes (whether or not shown on any Tax Return) that are due and payable, including any Taxes the non-payment of which has resulted or could result in a Lien on any Transferred Asset that survives the Closing or could result in Buyer becoming liable or responsible therefor. Sellers have not received any outstanding notice of audit, and are not undergoing any audit, of Tax Returns relating to the Business and have never received any written notice of deficiency or assessment from any taxing authority with respect to Liability for Taxes relating to the Business which has not been fully paid or finally settled. Sellers have complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes and have withheld all amounts required by Law to be withheld from the wages or salaries of Employees and independent contractors of the Business and are not liable for any Taxes with respect to the Employees and independent contractors of the Business for failure to comply with such Laws, rules and regulations, except for such Liabilities with respect to which Buyer could not be liable after the Closing. 6.23 Compliance with Laws. Sellers and the conduct of the Business are and at all times have been in compliance with all Laws applicable to them or to the conduct and operations of the Business or relating to or affecting the Transferred Assets, except for such failures to comply that would not, individually or in the aggregate, have or be reasonably expected to be material. Sellers have not received any written notice to the effect that, or otherwise been advised of and to the Knowledge of Sellers there has not occurred with respect to the Transferred Assets or the Business (a) any actual, alleged, possible or potential violation of, or failure to comply with, any such Laws, or (b) any actual, alleged, possible or potential obligation on the part of Sellers to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, except for any such violations or failures to comply that would not, individually or in the aggregate, have or be reasonably expected to be material. 6.24 Undisclosed Liabilities. To the Knowledge of Sellers and except as set forth in Section 6.24 of the Disclosure Schedule, none of the Sellers has any Liabilities except for those current liabilities incurred by them since June 30, 2018 in the Ordinary Course of Business for the purchase or sale of goods, wares, merchandise, materials or supplies to be delivered to or by, or for services rendered or to be rendered to or by, the Sellers and which do not vary in amount and nature from those reflected on the most recent financial statements and do not relate to a breach of contract, breach of warranty, tort, infringement or violation of Law. ARTICLE VII REPRESENTATIONS AND WARRANTIES OF BUYER Except as set forth in the Buyer SEC Reports filed prior to the date of this Agreement (excluding any disclosures set forth in any such Buyer SEC Reports solely under the heading “Risk Factors” or with regard to the safe harbor for forward-looking statements), Buyer represents and warrants to Sellers as follows: 7.1 Organization, Qualification and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Michigan. Buyer has all necessary corporate power and authority to (a) own and operate its properties, (b) carry on its business as it is now being 19

18-23302-rdd Doc 188-1 Filed 10/10/18 Entered 10/10/18 09:21:26 Exhibit A Pg 25 of 48 conducted, (c) perform its obligations under this Agreement and the other Transaction Documents, and to undertake and carry out the transactions contemplated hereby and thereby, and (d) own and operate the Transferred Assets and Business. 7.2 Authorization, Execution and Delivery of Agreement and Transaction Documents. All necessary consents and approvals have been obtained by Buyer for the execution and delivery of this Agreement and the Transaction Documents. The execution, delivery and performance of this Agreement and the other Transaction Documents in accordance with their terms by Buyer have been duly and validly authorized and approved by all necessary corporate action. Buyer has full corporate power, right and authority to acquire the Transferred Assets. This Agreement is, and each of the other Transaction Documents when so executed and delivered will be, a valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, insolvency or other similar Laws affecting creditors. 7.3 Brokers. Buyer has not engaged any agent, broker or other Person acting pursuant to the express or implied authority of Buyer that is or may be entitled to a commission or broker or finder’s fee in connection with the transactions contemplated by this Agreement or otherwise with respect to the sale of the Transferred Assets. 7.4 No Violation of Laws or Agreements. The performance by Buyer of its obligations contemplated hereunder and the consummation by Buyer of the transactions contemplated herein will not violate (a) any Laws or any judgment, decree, order, regulation or rule of any court or Governmental Entity to which Buyer is subject; or (b) contravene, conflict with or result in a violation of any provision of any organizational documents of Buyer; except that would not, individually or in the aggregate, materially adversely affect Buyer’s ability to consummate the transactions contemplated hereby. ARTICLE VIII COVENANTS AND AGREEMENTS 8.1 Conduct of Business. Except as otherwise expressly contemplated by this Agreement or with the prior written consent of Buyer, from the date hereof until the Closing Date, Sellers shall use reasonable best efforts to preserve intact the Transferred Assets and maintain its rights, Company Contracts and Permits, keep available the services of the employees and contractors and preserve their relationships with customers, providers, landlords and others having business dealings with Sellers. Without limiting the generality of the foregoing (but subject to the express limitation set forth in the immediately preceding sentence), Sellers will, other than in the Ordinary Course of Business or with Buyer’s consent, refrain from doing any of the following in respect of the Transferred Assets: (a) dispose of, or transfer, any Transferred Asset; (b) transfer any tangible Transferred Asset to any other location to the extent that, at the Closing, such Transferred Asset is not at a location that is not otherwise part of the Transferred Assets; (c) except as otherwise provided or required in this Agreement, terminate, amend or modify the material terms of any of the Assumed Contracts and Leases or assign any of the Assumed Contracts and Leases; (d) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or assets of, or by any other manner, in a single transaction or a series of related transactions, any Person; 20

18-23302-rdd Doc 188-1 Filed 10/10/18 Entered 10/10/18 09:21:26 Exhibit A Pg 26 of 48 (e) sell, transfer, license, abandon, let lapse, encumber or otherwise dispose of any material Sellers Intellectual Property; (f) amend or propose to amend or otherwise change Sellers’ articles of incorporation, bylaws, certificate of formation, operating agreement or similar governing document; (g) cancel, compromise, settle, release or discharge any Legal Proceeding or any other material claim of Sellers; (h) enter into any agreement or commitment that would subject Sellers to any non- competition, non-solicitation or any other material restrictions on Sellers’ ability to conduct its business; (i) cancel or terminate the insurance coverage under Sellers’ insurance policies; (j) take any action that would require disclosure under Section 6.9; or (k) agree in writing or otherwise take any action inconsistent with the foregoing. 8.2 Mutual Covenants. The parties hereto mutually covenant (and subject to the other terms of this Agreement): (a) from the date of this Agreement to the Closing Date, to cooperate with each other in determining whether filings are required to be made or consents (including any Required Consents) required to be obtained in any jurisdiction in connection with the consummation of the transactions contemplated by this Agreement and in making or causing to be made any such filings promptly and in seeking to obtain timely any such consents including any Required Consents (each party hereto shall furnish to the other and to the other’s counsel all such information as may be reasonably required in order to effectuate the foregoing action), which consents shall not, in any event, include any consent the need for which is obviated by the Sale Order or otherwise by the provisions of the Bankruptcy Code; and (b) from the date of this Agreement to the Closing Date, to advise the other parties promptly if such party determines that any condition precedent to its obligations hereunder will not be satisfied in a timely manner. 8.3 Notification of Certain Matters. Sellers shall give prompt written notice to Buyer of: (a) a breach of any representation or warranty or covenant of the Sellers contained in this Agreement, (b) the occurrence, or failure to occur, of any event that would be reasonably likely to cause any representation or warranty of Sellers contained in this Agreement to be untrue or inaccurate at any time prior to the Closing determined as if such representation or warranty were made at such time, and (c) the occurrence of any event which has resulted or could reasonably be expected to result in a Material Adverse Effect. 8.4 Access to Information. From the date hereof and through the date on which the Closing occurs or this Agreement is terminated, Sellers shall cooperate with Buyer and shall give Buyer and its representatives (including Buyer’s accountants, consultants, counsel and employees), upon reasonable notice and during normal business hours, full access to the properties, Contracts, Leases, equipment, employees, affairs, books, documents, records (including customer event schedules and all related information, data and systems), and other information of Sellers to the extent relating to the Business, the Transferred Assets, the Assumed Liabilities and any other aspect of this Agreement and shall cause their respective officers, employees, agents and representatives to furnish to Buyer all available documents, records and other information (and copies thereof), to the extent relating to the Business, the Transferred Assets, the Assumed Liabilities, and any other aspect of this Agreement, in each case, as Buyer may 21

18-23302-rdd Doc 188-1 Filed 10/10/18 Entered 10/10/18 09:21:26 Exhibit A Pg 27 of 48 reasonably request. Buyer and its representatives are hereby expressly authorized to contact any of the Sellers’ customers, suppliers or other Persons having a commercial relationship with the Sellers in connection with the transactions contemplated hereby, provided that Buyer must provide Sellers with reasonable advance written notice and the opportunity to be present or participate in such communication. 8.5 Public Announcement. Subject to the provisions of the Bankruptcy Code and Sellers’ right to make such filings and disclosures as they in good faith deem necessary or appropriate in connection with the Voluntary Bankruptcy Cases including, without limitation, marketing the Transferred Assets in accordance with the Bidding Procedures Order, no party hereto shall make or issue, or cause to be made or issued, any public announcement or written statement concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other party hereto (which will not be unreasonably withheld or delayed), unless counsel to such party advises that such announcement or statement is required by Law (such as an obligation to disclose under federal securities laws of the United States) (in which case the parties hereto shall make reasonable efforts to consult with each other prior to such required announcement). Buyer and Sellers shall issue a mutually agreed upon form of joint press release announcing the execution and delivery of this Agreement promptly after the execution of this Agreement. Notwithstanding anything herein to the contrary, prior to making any filings or disclosures in connection with the Voluntary Bankruptcy Cases or in order to comply with applicable Laws or the rules and regulations of the Securities and Exchange Commission, Sellers shall provide Buyer with a reasonable opportunity to review the text of any such filings or disclosures and incorporate all reasonable comments received from Buyer or its representatives, including any redactions or requests for confidential treatment. 8.6 Taxes. (a) Sellers shall be responsible for all Taxes in connection with, relating to or arising out of the Business or the ownership of the Transferred Assets or the Assumed Liabilities attributable to taxable periods, or portions thereof, ending on or before the Closing, which Taxes shall be an Excluded Liability. All state and local sales and use Taxes, to the extent attributable to periods prior to the Closing, shall be paid or otherwise discharged by Sellers, including any and all sales or transfer, documentary, recording, use, stamp, registration and similar Taxes incurred or owed as a result of the transactions contemplated by this Agreement. (b) Sellers and Buyer shall (i) provide the other with such assistance as may reasonably be requested by either of them in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority or any judicial or administrative proceeding with respect to Taxes, (ii) retain and provide the other with any records or other information which may be relevant to such return, audit, examination or proceeding, and (iii) provide the other with any final determination of any such audit or examination proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period (which shall be maintained confidentially). 8.7 Employees. Subject to and in accordance with the provisions of this Section 8.7, Buyer shall consider offering employment (to be effective January 1, 2019) to the employees who are employed by Sellers as of the Closing and are listed on Section 8.7 of the Disclosure Schedule (collectively, the “Employees”). Buyer shall hire all of the Employees who accept any such offers made by Buyer. Employees who accept any offers of employment made by Buyer and become either full-time or part-time employees of Buyer or one of its Affiliates, in each case, consistent with their employment status with Sellers, following the Closing are herein referred to as “Transferred Employees.” Sellers shall use reasonable efforts to assist Buyer in securing the employment of the Employees. 8.8 Further Assurances. From time to time after the Closing and without further consideration, each of Buyer and Sellers, at the request of the other, will execute and deliver such other instruments of 22

18-23302-rdd Doc 188-1 Filed 10/10/18 Entered 10/10/18 09:21:26 Exhibit A Pg 28 of 48 conveyance and transfer or other instruments or documents, and take or arrange for such other actions, as may reasonably be required to effect any of the transactions contemplated by this Agreement or to provide any party hereto with the benefits intended to be conferred and conveyed by this Agreement; provided that, notwithstanding anything to the contrary in this Section 8.8 or any other provision of this Agreement, neither Buyer nor Sellers shall be required to execute any document or take any action that would (a) increase the Liability or obligation of the party of whom such document or action is requested beyond that such party would have pursuant to the other provisions of this Agreement, (b) require or cause the party of whom such action or document is requested to initiate, join in or otherwise become a party to any Legal Proceeding, or (c) cause such party to incur any material cost or expense that is not already imposed upon it by another provision of this Agreement. 8.9 Confidentiality. The terms of the Confidentiality Agreement, executed on or about July 2, 2018, between Quest Diagnostics Incorporated and Hooper Holmes, Inc. d/b/a Provant Health (the “Confidentiality Agreement”) shall terminate as of the Closing Date. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect. Additionally, Sellers acknowledge that they have had access to and the use of confidential materials and information and Trade Secrets concerning the Business or the Transferred Assets, and that the protection of such confidential materials and information and Trade Secrets is necessary to protect and preserve the value of the Business and the Transferred Assets after the Closing. Sellers shall not use, for themselves or others, or disclose, divulge or convey to others, except as necessary to fulfill his or its obligations under this Agreement or the other Transaction Documents, any secret or confidential information or data related to the Business or the Transferred Assets. Confidential information and data shall include secret or confidential matters not published or generally known in the relevant trade or industry such as and including information about prices, costs, purchasing, profits, markets, sales or customer lists, future developments or future marketing, or merchandising but shall not include any information or data (a) that is generally available to the public (other than as a result of the disclosure directly or indirectly by any Seller or its representatives or agents), (b) that is made available to Sellers by a third party on a non- confidential basis provided that such third party is not bound by a confidentiality agreement, or other obligation of secrecy to, Buyer, or (c) that is independently developed by Sellers without reference to any confidential information protected hereunder. 8.10 Interim Reports. No later than 12:00 p.m. Eastern time on each Tuesday after the date hereof until the Closing, Sellers shall deliver to Buyer a complete and accurate copy of the reports set forth on Schedule 8.10 prepared by Sellers in good faith and in accordance with good business practices regarding the Business with respect to the immediately preceding week. 8.11 Survival of Representations and Warranties. None of the representations and warranties of Sellers or Buyer contained in this Agreement or made in any other documents or instruments delivered pursuant to this Agreement shall survive the Closing hereunder. 8.12 “As Is” Transaction; Disclaimer of Implied Warranties. Except as expressly provided in Article VI, Buyer hereby acknowledges and agrees that Sellers make no representations or warranties whatsoever, express or implied, with respect to any matter relating to the Transferred Assets, including income to be derived or expenses to be incurred in connection with the Transferred Assets, the physical condition of any personal property comprising a part of the Transferred Assets or which is the subject of any of the Assumed Contracts and Leases, the environmental condition or other matter relating to the physical condition of any real property or improvements, the zoning of any such real property or improvements, the value of the Transferred Assets or any portion thereof, the transferability of the Transferred Assets, the terms, amount, validity, collectability or enforceability of any Assumed Liabilities, the Assumed Contracts and Leases, the title of the Transferred Assets (or any portion thereof), the merchantability or fitness of the personal property comprising a portion of the Transferred Assets or any 23

18-23302-rdd Doc 188-1 Filed 10/10/18 Entered 10/10/18 09:21:26 Exhibit A Pg 29 of 48 other portion of the Transferred Assets for any particular purpose, or any other matter or thing relating to the Transferred Assets (or any portion thereof). Without in any way limiting the foregoing, except as otherwise expressly provided in Article VI above, Sellers hereby disclaim any warranty (express or implied) of merchantability or fitness for any particular purpose as to any portion of the Transferred Assets. ARTICLE IX CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE The obligation of Buyer under this Agreement with respect to the purchase and sale of the Transferred Assets shall be subject to the fulfillment on or prior to the Closing of each of the following conditions, any of which may be waived in writing by Buyer: 9.1 Accuracy of Representations and Warranties; Performance of this Agreement. Each of the representations and warranties made by Sellers shall be true and correct on and as of the date hereof (unless such representation or warranty is given as of a particular date in which case such representation or warranty will be considered only as of such particular date and without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “material,” or “materiality”) and at and as of the Closing Date, except for any failure to be so true and correct that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Sellers shall have complied with and performed in all material respects all of the agreements and covenants required by this Agreement and each other Transaction Document to be performed or complied with by them on or prior to the Closing. 9.2 Officer’s Certificate. Sellers shall have delivered to Buyer a certificate, duly executed by an executive officer of Sellers (including incumbency certificates), certifying Sellers’ compliance with the conditions set forth in Section 9.1. 9.3 Transfer, Assumption and Transition Services Documents. Sellers shall have delivered to Buyer the Bill of Sale and other transfer documents described in Section 3.1, the Assumption Agreement described in Section 3.2 and the Transition Services Agreement described in Section 3.3, each duly executed by Sellers. 9.4 Data Room. Sellers shall have delivered to Buyer a true, complete and correct copy of the data room maintained by Merrill DatasiteOne in connection with the transactions contemplated by this Agreement. 9.5 Bankruptcy Matters. The Sale Order shall have been entered by the Bankruptcy Court. The Sale Order must be in effect and must not have been reversed or stayed or be subject to a motion to stay, alter or amend or other similar filing that remains pending. 9.6 Winning Bidder. Buyer shall have been deemed the Successful Bidder for the Transferred Assets at any Auction. 9.7 Required Consents. Buyer shall have received all Required Consents set forth on Section 9.7 of the Disclosure Schedule, which shall be provided by either affirmative consent or operation of Law. 9.8 No Material Adverse Effect. Since the date of this Agreement, there shall have been no Material Adverse Effect to the Transferred Assets or the Business. 24

18-23302-rdd Doc 188-1 Filed 10/10/18 Entered 10/10/18 09:21:26 Exhibit A Pg 30 of 48 ARTICLE X CONDITIONS PRECEDENT TO SELLERS’ OBLIGATION TO CLOSE The obligation of Sellers under this Agreement with respect to the purchase and sale of the Transferred Assets shall be subject to the fulfillment on or prior to the Closing of each of the following conditions, any of which may be waived in writing by Sellers: 10.1 Accuracy of Representations and Warranties; Performance of this Agreement. Each of the representations and warranties made by Buyer in this Agreement shall be true and correct on and as of the date hereof (unless such representation or warranty is given as of a particular date in which case such representation or warranty will be considered only as of such particular date and without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “material,” or “materiality”) and at and as of the Closing Date, except for any failure to be so true and correct that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the ability of Buyer to timely consummate the transactions contemplated hereunder (including having sufficient funds to pay the Consideration and any other payments, fees or expenses contemplated hereby). Buyer shall have complied with and performed in all material respects all of the agreements and covenants required by this Agreement and each other Transaction Document to be performed or complied with by it on or prior to the Closing. 10.2 Officer’s Certificate. Buyer shall have delivered to Sellers a certificate, duly executed by an executive officer of Buyer (including incumbency certificates), certifying (a) Buyer’s compliance with the conditions set forth in Section 10.1 and (b) a true and correct copy of the resolutions of the board of directors or other governing body of Buyer authorizing the entry into this Agreement and the consummation of the transactions contemplated hereby. 10.3 Assumption and Transition Services Documents. Buyer shall have delivered to Sellers the Assumption Agreement described in Section 3.2 and the Transition Services Agreement described in Section 3.3, each duly executed by Buyer. 10.4 Bankruptcy Matters. The Sale Order shall have been entered by the Bankruptcy Court. The Sale Order must be in effect and must not have been reversed or stayed or be subject to a motion to stay, alter or amend or other similar filing that remains pending. 10.5 Winning Bidder. Buyer shall have been deemed the Successful Bidder for the Transferred Assets at any Auction. ARTICLE XI TERMINATION 11.1 Breaches and Defaults; Opportunity to Cure. Prior to the exercise by a party of any termination rights afforded under this Agreement, if either party (the “Non-Breaching Party”) believes the other (the “Breaching Party”) to be in breach hereunder, the Non-Breaching Party shall provide the Breaching Party with written notice specifying in reasonable detail the nature of such breach, whereupon if such breach is curable the Breaching Party shall have 10 calendar days from the receipt of such notice to cure such breach to the reasonable satisfaction of the Non-Breaching Party. If the breach is not cured within such time period, then the Non-Breaching Party’s sole remedy shall be to terminate this Agreement if the breach is such that the condition set forth in Section 9.1 or Section 10.1, as applicable, shall not be satisfied (as provided in Section 11.2); provided, however, that the Non-Breaching Party shall not be entitled to terminate this Agreement if it is in material breach of this Agreement. Upon any termination pursuant to 25

18-23302-rdd Doc 188-1 Filed 10/10/18 Entered 10/10/18 09:21:26 Exhibit A Pg 31 of 48 Section 11.2(d), Sellers shall be entitled to retain the Deposit as liquidated damages, and in lieu of any other rights Sellers may otherwise have under applicable Law. 11.2 Termination. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing: (a) by mutual written consent of Sellers and Buyer; (b) by either Sellers or Buyer (by written notice given to the other party hereto) if: (i) the Bidding Procedures Order is not entered by the Bankruptcy Court on or before September 20, 2018; or (ii) subject to Sellers’ rights under Section 2.2(c), the Bankruptcy Court enters an order approving the sale of the Transferred Assets to an Alternative Purchaser. (c) subject to the right to cure set forth in Section 11.1, by Buyer if Sellers are in breach of any covenant, representation, undertaking or warranty such that the condition set forth in Section 9.1 shall not be satisfied, and Buyer has not waived such condition in writing on or before the Closing Date; (d) subject to the right to cure set forth in Section 11.1, by Sellers if Buyer is in breach of any covenant, representation, undertaking or warranty such that the condition set forth in Section 10.1 shall not be satisfied, and Sellers have not waived such condition in writing on or before the Closing Date; (e) by Sellers or Buyer if the Closing shall not have occurred on or before the Outside Date, unless the failure to have the Closing on or before the Outside Date shall be due to the failure of the party seeking to terminate this Agreement to perform in any material respect its obligations under this Agreement required to be performed by it at or prior to the Closing; or (f) by Buyer, if the Sale Order is not entered on or before two Business Days prior to the Outside Date, provided that the failure of the condition set forth in this Section 11.2(f) was not the result of the actions or omissions of Buyer. ARTICLE XII MISCELLANEOUS 12.1 Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by facsimile (with confirmation of receipt), a nationally recognized overnight courier or registered or certified U.S. mail, return receipt requested, postage prepaid, to the following addresses: 26

18-23302-rdd Doc 188-1 Filed 10/10/18 Entered 10/10/18 09:21:26 Exhibit A Pg 32 of 48 If to Sellers: Hooper Holmes, Inc. James Fleet, Chief Restructuring Officer c/o Phoenix Management Group Ten Post Office Square, Suite 605 (North Tower) Boston, MA 02109 Facsimile: (610) 358-9377 Email: jfleet@phoenix management.com with a copy to (which shall not constitute notice): Foley & Lardner LLP 111 Huntington Avenue, Suite 2500 Boston, Massachusetts 02199-7610 Attention: Ronald S. Eppen Facsimile: (617) 342-4001 and Foley & Lardner LLP 321 North Clark Street, Suite 2800 Chicago, Illinois 60654 Attention: Jill L. Nicholson Facsimile: (312) 832-4700 27

18-23302-rdd Doc 188-1 Filed 10/10/18 Entered 10/10/18 09:21:26 Exhibit A Pg 33 of 48 If to Buyer: c/o Quest Diagnostics Incorporated 500 Plaza Drive Secaucus, New Jersey 07094 Attention: SVP, Ventures, M&A and Strategy with a copy to (which shall not constitute notice): c/o Quest Diagnostics Incorporated 500 Plaza Drive Secaucus, New Jersey 07094 Attention: General Counsel and Bass, Berry & Sims PLC 150 Third Avenue South, Suite 2800 Nashville, Tennessee 37201 Email: aoverby@bassberry.com tpaterno@bassberry.com Attention: J. Allen Overby Tatjana Paterno Notices delivered personally shall be effective upon delivery against receipt. Notices transmitted by facsimile shall be effective when received, provided that the burden of proving when notice is transmitted by facsimile shall be the responsibility of the party providing such notice. Notices delivered by overnight courier shall be effective when received. Notices delivered by registered or certified U.S. mail shall be effective on the date set forth on the receipt of registered or certified delivery or 72 hours after mailing, whichever is earlier. 12.2 Expenses. Except for the Expense Reimbursement, if applicable, each party shall bear its own expenses and costs, including the fees of any attorney retained by it, incurred in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby. 12.3 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York (without application of principles of conflicts of law). In connection with any controversy arising out of or related to this Agreement, Sellers and Buyer hereby irrevocably consent to the exclusive jurisdiction of the Bankruptcy Court, or if, and only if, the Voluntary Bankruptcy Cases have not yet been filed or have been closed, the state or federal courts located in New York County in the State of New York. Sellers and Buyer each irrevocably consents to service of process out of the aforementioned courts and waives any objection which it may now or hereafter have to the laying of venue of any action or proceeding arising out of or in connection with this Agreement brought in the aforementioned courts. 12.4 Assignment. This Agreement binds and benefits the parties and their respective successors and assignees. No party hereto shall have the right to freely assign any of its rights or delegate performance of any of its obligations under this Agreement, without the prior written consent of the other parties, except that Buyer may assign any of its rights and delegate performance of any of its obligations under this 28

18-23302-rdd Doc 188-1 Filed 10/10/18 Entered 10/10/18 09:21:26 Exhibit A Pg 34 of 48 Agreement (i) to any Affiliate of Buyer, or (ii) in connection with a business combination transaction, provided that no such assignment or delegation will relieve Buyer from any of its obligations hereunder. 12.5 Successors and Assigns. Subject to Section 12.4, all agreements made and entered into in connection with the transactions contemplated by this Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and permitted assigns. 12.6 Amendments; Waivers. No alteration, modification or change of this Agreement shall be valid except by an agreement in writing executed by the parties hereto. Except as otherwise expressly set forth herein, no failure or delay by any party hereto in exercising any right, power or privilege hereunder (and no course of dealing between or among any of the parties) shall operate as a waiver of any such right, power or privilege. No waiver of any default on any one occasion shall constitute a waiver of any subsequent or other default. No single or partial exercise of any such right, power or privilege shall preclude the further or full exercise thereof. 12.7 Entire Agreement. This Agreement (including the Exhibits and Disclosure Schedules which are hereby incorporated by reference into and made a part of this Agreement for all purposes) merges all previous negotiations and agreements between the parties hereto, either verbal or written, and constitutes the entire agreement and understanding between the parties with respect to the subject matter of this Agreement. 12.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed shall be an original, but all of which together shall constitute one agreement. Facsimile and/or PDF signatures shall be deemed original signatures. 12.9 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by Law, but only as long as the continued validity, legality and enforceability of such provision or application does not materially (a) alter the terms of this Agreement, (b) diminish the benefits of this Agreement or (c) increase the burdens of this Agreement, for any Person. 12.10 Section Headings. The section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. 12.11 Interpretation. As both parties have participated in the drafting of this Agreement, any ambiguity shall not be construed against either party as the drafter. Unless the context of this Agreement clearly requires otherwise, (a) “or” has the inclusive meaning frequently identified with the phrase “and/or,” (b) “including” has the inclusive meaning frequently identified with the phrase “including, but not limited to” and (c) references to “hereof,” “hereunder” or “herein” or words of similar import relate to this Agreement. 12.12 Third Parties. Nothing herein, expressed or implied, is intended to or shall confer on any Person other than the parties hereto any rights, remedies, obligations or Liabilities under or by reason of this Agreement. 12.13 Specific Performance. Buyer and Sellers agree that irreparable damage would occur and that the parties hereto would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or 29

18-23302-rdd Doc 188-1 Filed 10/10/18 Entered 10/10/18 09:21:26 Exhibit A Pg 35 of 48 threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Bankruptcy Court without proof of actual damages or otherwise (and, to the fullest extent permitted by Law, each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. 12.14 Disclosure Schedule and Exhibits. The Disclosure Schedule and Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any capitalized terms used in any Exhibit or in the Disclosure Schedule but not otherwise defined therein shall be defined as set forth in this Agreement. The representations and warranties of Sellers set forth in any particular section of this Agreement are made and given subject to the disclosures contained in the corresponding section of the Disclosure Schedule. Inclusion of the information in the Disclosure Schedule will not be construed as an admission that such information is material to the business, operations or condition (financial or otherwise) of Sellers. The Disclosure Schedule has been arranged for purposes of convenience in separately titled sections corresponding to the Sections of this Agreement, but each section of the Disclosure Schedule shall be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedule to the extent it is reasonably apparent on its face that the disclosure of such matter is applicable to such section of the Disclosure Schedule. 12.15 Definitions. For purposes of this Agreement, the term: (a) “Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the powers to direct or cause the direction of management or policies of a Person, through the ownership of securities or partnership or other ownership interests, by Contract or otherwise. (b) “Agreement” has the meaning set forth in the preamble. (c) “Allocation Statement” has the meaning set forth in Section 4.2. (d) “Alternative APA” has the meaning set forth in Section 2.3(c). (e) “Alternative Purchaser” has the meaning set forth in Section 2.3(c). (f) “Assumed Contracts and Leases” has the meaning set forth in Section 1.1(a)(ii). (g) “Assumed Liabilities” has the meaning set forth in Section 1.1(c). (h) “Assumption Agreement” has the meaning set forth in Section 3.2. (i) “Auction” has the meaning set forth in Section 2.2(b). (j) “Avoidance Claims” has the meaning set forth in Section 1.1(a)(xiii). (k) “Bankruptcy Code” has the meaning set forth in the recitals. (l) “Bankruptcy Court” has the meaning set forth in the recitals. 30

18-23302-rdd Doc 188-1 Filed 10/10/18 Entered 10/10/18 09:21:26 Exhibit A Pg 36 of 48 (m) “Bidding Procedures Order” has the meaning set forth in Section 2.2. (n) “Bill of Sale” has the meaning set forth in Section 3.1. (o) “Breaching Party” has the meaning set forth in Section 11.1. (p) “Break-Up Fee” has the meaning set forth in Section 2.5. (q) “Business” has the meaning set forth in the recitals. (r) “Business Day” shall mean any day on which banks are not required or authorized to close in the City of New York, New York. (s) “Buyer” has the meaning set forth in the preamble. (t) “Buyer SEC Reports” shall mean all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by Buyer with the SEC since December 31, 2017, including all exhibits to the foregoing. (u) “Cash Consideration” has the meaning set forth in Section 4.1. (v) “Closing” has the meaning set forth in Section 5.1. (w) “Closing Date” has the meaning set forth in Section 5.1. (x) “Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder. (y) “Company Contracts” has the meaning set forth in Section 6.10(b). (z) “Competing Agreement” has the meaning set forth in Section 2.2(a)(iii). (aa) “Confidentiality Agreement” has the meaning set forth in Section 8.9. (bb) “Consideration” has the meaning set forth in Section 4.1. (cc) “Contract” shall mean any agreement, contract, note, mortgage, bond, indenture, lease, benefit plan or other instrument whether written or oral. (dd) “Copyrights” has the meaning set forth in Section 12.15(vv). (ee) “Cure Costs” has the meaning set forth in Section 1.1(e). (ff) “Deposit” shall mean cash in the amount of 10% of the Cash Consideration. (gg) “Disclosure Schedule” has the meaning set forth in Article VI. (hh) “Domain Names” has the meaning set forth in Section 12.15(vv). (ii) “Employee Plan” shall mean (i) any employee benefit plan (within the meaning of Section 3(3) of ERISA), (ii) any retirement, welfare benefit, bonus, incentive, supplemental retirement, deferred compensation, retiree welfare, life insurance, severance, Code Section 125 flexible benefit or 31

18-23302-rdd Doc 188-1 Filed 10/10/18 Entered 10/10/18 09:21:26 Exhibit A Pg 37 of 48 vacation or other paid time-off plan, program or agreement and (iii) any individual employment, retention, termination, severance or other similar agreement, in each case, pursuant to which Sellers or their Affiliates currently has any obligation with respect to any Employee, other than governmental plans or arrangements. (jj) “Employees” has the meaning set forth in Section 8.7. (kk) “Environmental Laws” has the meaning set forth in Section 6.14(a). (ll) “ERISA” means the federal Employee Retirement Income Security Act of 1977, as amended. (mm) “Exchange Act” has the meaning set forth in Section 6.8(b). (nn) “Excluded Assets” has the meaning set forth in Section 1.1(b). (oo) “Excluded Contracts and Leases” has the meaning set forth in Section 1.1(b)(iv). (pp) “Excluded Liabilities” has the meaning set forth in Section 1.1(d). (qq) “Expense Reimbursement” has the meaning set forth in Section 2.5. (rr) “Filing Date” has the meaning set forth in Section 2.1. (ss) “GAAP” has the meaning set forth in Section 6.8(a). (tt) “Governmental Entity” shall mean any supranational, national, state, provincial, municipal, local or foreign government or any instrumentality, subdivision, court, administrative agency or commission or other authority thereof. (uu) “Hazardous Substance” shall mean (i) any petroleum or petroleum product, flammable explosive, radioactive material, medical waste, radon, asbestos or asbestos-containing material or polychlorinated biphenyls; and (ii) any element, compound, substance, waste or other material that is regulated under any Environmental Law or is defined as, or included in the definition of, or deemed by or pursuant to any Environmental Law or by any Governmental Entity to be “hazardous,” “toxic,” a “contaminant,” “waste,” a “pollutant,” “hazardous substance,” “hazardous waste,” “restricted hazardous waste,” “hazardous material,” “extremely hazardous waste,” a “toxic substance,” a “toxic pollutant” or words with similar meaning, including any element, compound, substance, waste or other material that is regulated under the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments Reauthorization Act of 1986, the Resource Conservation and Recovery Act of 1976, the Clean Air Act of 1966, the Federal Water Pollution Control Act of 1972, the Toxic Substances Control Act of 1976, the Oil Pollution Act of 1990, the Safe Drinking Water Act of 1974, the Hazardous Materials Transportation Act of 1975, and other similar federal, state or local environmental conservation and protection Laws, each as amended. (vv) “Intellectual Property” means all domestic and foreign, federal, state and/or provincial (i) patents and patent applications, and all patents issuing thereon, including without limitation utility, model, industrial design and design patents and certificates of invention, together with all reissue patents, patents of addition, divisionals, provisional applications, renewals, continuations, continuations- in-part, substitutions, additions, extensions, confirmations, re-examinations, and all foreign counterparts of the forgoing which are in the process of being prepared, and all inventions and improvements disclosed therein (collectively, “Patents”); (ii) trademarks, service marks, trade dress, trade names, brand names, 32

18-23302-rdd Doc 188-1 Filed 10/10/18 Entered 10/10/18 09:21:26 Exhibit A Pg 38 of 48 designs, logos, commercial symbols and corporate names, and all registrations, applications, and goodwill associated therewith (collectively, “Trademarks”); (iii) copyrights and all works of authorship, whether or not registered or copyrightable, and all applications, registrations, and renewals in connection therewith (collectively, “Copyrights”); (iv) software, including without limitation computer programs, operating systems, applications, software, firmware, tools, data files, databases, graphics, schematics, interfaces, architecture, file formats, routines, algorithms, and any and all specifications and documentation (including training and user manuals) related thereto and all copyrights therein (“Software”); (v) domain names, Internet addresses and other computer identifiers, web sites, URLs, web pages, unique phone numbers, registrations for any of the foregoing and any and all other similar rights and items (“Domain Names”); (vi) confidential and proprietary information, including without limitation, trade secrets, know-how, formulae, ideas, concepts, discoveries, innovations, improvements, results, reports, information and data, research, laboratory and programmer notebooks, methods, procedures, proprietary technology, operating and maintenance manuals, engineering and other drawings and sketches, customer lists, supplier lists, pricing information, cost information, business manufacturing and production, processes, techniques, designs, specifications, and blueprints (collectively, “Trade Secrets”); (vii) all other intellectual property and proprietary rights in any form or medium known or later devised; and (viii) all copies and tangible embodiments, goodwill, rights of priority and protection of interests therein, and rights to recover for past, present and future infringement associated with any of the foregoing. (ww) “IP Licenses” means all Contracts pursuant to which Sellers have (i) acquired rights in (including usage rights) or to any Intellectual Property of a third-party; or (ii) licensed, granted or transferred the right to use any Sellers-Owned Intellectual Property to any Person. (xx) “IRS” shall mean the United States Internal Revenue Service. (yy) “Knowledge of Sellers” shall mean the actual knowledge of James E. Fleet, Mark Clermont, Kevin Johnson, Marc Salois, David Ashley, M.D., Thomas Basiliere and Ernie Sifford, each after due inquiry. (zz) “Law” shall mean any constitution, treaty, statute, law, principle of common law, ordinance, rule or regulation of any Governmental Entity. (aaa) “Lease” shall mean all leases of real property or personal property. (bbb) “Leased Real Properties” has the meaning set forth in Section 6.5(b). (ccc) “Legal Proceeding” shall mean any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator. (ddd) “Liability” shall mean any liability, debt, guarantee, claim, demand, expense, commitment or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due) of every kind and description, including all costs and expenses related thereto. (eee) “Lien” shall mean any mortgage, lien, claim, pledge, charge, security interest or encumbrance of any kind. (fff) “Material Adverse Effect” shall mean any event or change or circumstance, in respect of the operation of the Business and Transferred Assets that, individually or when aggregated with 33

18-23302-rdd Doc 188-1 Filed 10/10/18 Entered 10/10/18 09:21:26 Exhibit A Pg 39 of 48 any one or more of the other such changes, events or circumstances, has had or could reasonably be expected to have a material adverse effect on (i) the Transferred Assets, taken as a whole, or (ii) the ability of Buyer to own or use the Transferred Assets after the Closing; provided, however, that none of the following events, changes or circumstances (individually or when aggregated with any one or more of the other such changes, events or circumstances) shall be deemed to be or constitute a Material Adverse Effect, and none of the following changes, events or circumstances (individually or when aggregated with any one or more of the other such changes, events or circumstances) shall be taken into account when determining whether a Material Adverse Effect has occurred: (A) war, acts of nature, general strike, acts of terror, (B) general economic, market or political changes or conditions, (C) events, changes or circumstances which generally affect the industries in which Sellers conduct business, (D) changes in Laws, unless such Laws or conditions apply solely or principally to the Business or Sellers, (E) actions or omissions taken or not taken by or on behalf of Sellers in compliance with a specific request from or consented to in writing by Buyer following the execution of this Agreement, or in compliance with an order from the Bankruptcy Court, (F) events, changes or circumstances arising from or caused by the announcement of this Agreement or commencement of the Voluntary Bankruptcy Cases. Notwithstanding anything herein to the contrary, “Material Adverse Effect” shall be deemed to have occurred if any of the circumstances described on Section 12.15 of the Disclosure Schedule have occurred. (ggg) “Material Customers” shall mean the top five customers of Sellers based on revenue recognized with respect to such customers over the 12-month period ended on December 31, 2017. (hhh) “Minimum Overbid Amount” shall be an amount equal to $200,000. (iii) “Non-Breaching Party” has the meaning set forth in Section 11.1. (jjj) “Ordinary Course of Business” shall mean the ordinary and usual course of normal day-to-day operations of Sellers’ business, as conducted by Sellers through the date hereof consistent with past custom and practice (including with respect to quantity and frequency); provided, that in no event shall “Ordinary Course of Business” include any breach of Law or Contract, or violation of any Permit. (kkk) “Outside Date” shall mean October 30, 2018. (lll) “Overbidder’s Deposit” has the meaning set forth in Section 2.2(a)(viii). (mmm) “Patent” has the meaning set forth in Section 12.15(vv). (nnn) “Permit” shall mean any license, permit, franchise, approval, authorization, registration, certification, accreditation and consent of any Governmental Entity. (ooo) “Person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a Governmental Entity. (ppp) “Qualified Bid” has the meaning set forth in Section 2.2(b). (qqq) “Release” and “Removal” as used herein shall have the same meaning and definition as set forth in paragraphs (22) and (23), respectively, of Title 42 U.S.C. Section 9601 and any applicable Environmental Law. (rrr) “Required Consents” has the meaning set forth in Section 1.1(f). (sss) “Sale Hearing” has the meaning set forth in Section 2.2(c). 34

18-23302-rdd Doc 188-1 Filed 10/10/18 Entered 10/10/18 09:21:26 Exhibit A Pg 40 of 48 (ttt) “Sale Motion” shall mean the motion to be filed with the Bankruptcy Court by Sellers in accordance with Section 2.2 seeking (i) approval of the terms and conditions of the Transaction Documents, and (ii) authorization for (A) the sale of the Transferred Assets and pursuant to Section 363 of the Bankruptcy Code and (B) the assumption and assignment of the Assumed Contracts and Leases pursuant to Section 365 of the Bankruptcy Code, free and clear of all Liens. (uuu) “Sale Order” shall mean the order of the Bankruptcy Court, in a form satisfactory to Buyer, granting the relief requested in the Sale Motion and authorizing the sale of the Transferred Assets pursuant to Section 363 of the Bankruptcy Code and the assumption and assignment of the Transferred Assets that are the Assumed Contracts and Leases pursuant to Section 365 of the Bankruptcy Code, free and clear of all Liens, claims and interests. (vvv) “SEC” shall mean the U.S. Securities and Exchange Commission. (www) “Seller SEC Reports” shall mean all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by Sellers with the SEC since December 31, 2017, including all exhibits to the foregoing. (xxx) “Sellers” has the meaning set forth in the preamble. (yyy) “Sellers Intellectual Property” means all Intellectual Property used or held for use by Sellers in connection with the Business as currently conducted, including all Sellers-Owned Intellectual Property and Licensed Intellectual Property. (zzz) “Sellers-Owned Intellectual Property” shall mean any and all Intellectual Property that is owned or purported to be owned by or proprietary to Sellers, including without limitation all (i) Registered Intellectual Property; and (ii) Sellers-Owned Software. (aaaa) “Sellers-Owned Software” means all proprietary Software owned or developed by or on behalf of Sellers. (bbbb) “Software” has the meaning set forth in Section 12.15(vv). (cccc) “Subsidiary” of any Person shall mean any corporation or other form of legal entity an amount of the outstanding voting securities of which sufficient to elect at least a majority of its board of directors or other governing body (or, if there are not such voting securities, 50% or more of the equity interests of which) is owned or controlled, directly or indirectly, by such Person. (dddd) “Successful Bidder” has the meaning set forth in the Bidding Procedures Order. (eeee) “Tangible Personal Property” has the meaning set forth in Section 1.1(a)(i). (ffff) “Tax” shall mean (i) all federal, state, local, foreign or other taxes of any kind and any similar fees, assessments or charges (together with any and all interest, penalties and additions to tax imposed with respect thereto) imposed by any tax authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, severance, excise, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, unclaimed property, escheatment or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added; and (ii) any Liability for the payment of amounts described in clause (i) as a result of being a successor, a transferee or a member of an affiliated, consolidated, 35

18-23302-rdd Doc 188-1 Filed 10/10/18 Entered 10/10/18 09:21:26 Exhibit A Pg 41 of 48 combined or unitary group, or as a result of any obligation under any Tax sharing, indemnity or similar agreement or other Contract or arrangement. (gggg) “Tax Return” shall mean any return, declaration, report, estimate, claim for refund, or information return or statement or other document relating to, or required to be filed in connection with, any Taxes, including any schedule, form, attachment thereto or amendment thereof. (hhhh) “Trade Secrets” has the meaning set forth in Section 12.15(vv). (iiii) “Trademarks” has the meaning set forth in Section 12.15(vv). (jjjj) “Transaction Documents” shall mean this Agreement and all other agreements, documents and instruments executed in connection herewith or required to be executed and/or delivered by Sellers in accordance with the provisions of this Agreement. (kkkk) “Transferred Assets” has the meaning set forth in Section 1.1(a). (llll) “Transferred Bank Accounts” has the meaning set forth in Section 1.1(a)(xii). (mmmm) “Transferred Chapter 5 Claims” has the meaning set forth in Section 1.1(a)(xiii). (nnnn) “Transferred Employees” has the meaning set forth in Section 8.7. (oooo) “Transition Services Agreement” has the meaning set forth in Section 3.3. (pppp) “Underground Storage Tank” means any one or combination of tanks, including appurtenant pipes, lines, fixtures and other related equipment, used to contain an accumulation of Hazardous Substances, the volume of which, including the volume of the appurtenant pipes, lines, fixtures and other related equipment, is 10% or more below the ground. (qqqq) “Voluntary Bankruptcy Cases” has the meaning set forth in the recitals. [The next page is the signature page.] 36

18-23302-rdd Doc 188-1 Filed 10/10/18 Entered 10/10/18 09:21:26 Exhibit A Pg 42 of 48 IN WITNESS WHEREOF, the parties hereto have caused their respective authorized officers to duly execute this Amended and Restated Asset Purchase Agreement as of the day and year first written above. SUMMIT HEALTH, INC. By: Name: Dermot V. Shorten Title: SVP, Strategy, M&A and Ventures [Signature page to Amended and Restated Asset Purchase Agreement]

18-23302-rdd Doc 188-1 Filed 10/10/18 Entered 10/10/18 09:21:26 Exhibit A Pg 43 of 48 HOOPER HOLMES, INC. By: Name: James E. Fleet Title: Chief Restructuring Officer HOOPER DISTRIBUTION SERVICES, LLC By: Name: Mark Clermont Title: President and Chief Operating Officer HOOPER WELLNESS, LLC By: Name: Mark Clermont Title: President and Chief Operating Officer ACCOUNTABLE HEALTH SOLUTIONS, LLC By: Name: Mark Clermont Title: President and Chief Operating Officer HOOPER INFORMATION SERVICES, INC. By: Name: Mark Clermont Title: President and Chief Operating Officer HOOPER KIT SERVICES, LLC By: Name: Mark Clermont Title: President and Chief Operating Officer PROVANT HEALTH SOLUTIONS, LLC By: Name: Mark Clermont Title: President and Chief Operating Officer [Signature page to Amended and Restated Asset Purchase Agreement]

18-23302-rdd Doc 188-1 Filed 10/10/18 Entered 10/10/18 09:21:26 Exhibit A Pg 44 of 48 AMENDMENT NO. 1 TO AMENDED AND RESTATED ASSET PURCHASE AGREEMENT This Amendment No. 1 to Amended and Restated Asset Purchase Agreement (this “Amendment”) is made and entered into as of October 9, 2018 by and between Summit Health, Inc., a Michigan corporation and a subsidiary of Quest Diagnostics Incorporated (“Buyer”), and Hooper Holmes, Inc., a New York corporation, and the subsidiaries of Hooper Holmes, Inc. identified on the signature pages hereto (collectively, “Sellers”). RECITALS A. On September 25, 2018, Buyer and Sellers entered into that certain Amended and Restated Asset Purchase Agreement (the “Purchase Agreement”), pursuant to which Buyer has agreed to purchase the Transferred Assets from, and assume the Assumed Liabilities of, Sellers. B. Pursuant to Section 12.6 of the Purchase Agreement, no alteration, modification or change of the Purchase Agreement shall be valid except by an agreement in writing executed by the parties thereto. C. The parties to the Purchase Agreement desire to amend the Purchase Agreement as set forth below. NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows: 1. Definitions; Construction. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement. References in the Purchase Agreement to “this Agreement” (and indirect references such as “hereunder,” “hereby,” “herein” and “hereof”) shall be deemed to be references to the Purchase Agreement as amended hereby. 2. Amendments to the Purchase Agreement. (a) Amendment to Section 1.1(a)(ii). Section 1.1(a)(ii) of the Purchase Agreement is hereby deleted and replaced in its entirety with the following: “all Contracts and Leases of Sellers set forth on Section 1.1(a)(ii) of the Disclosure Schedule (the “Assumed Contracts and Leases”), which Section 1.1(a)(ii) of the Disclosure Schedule may be updated by Buyer, in its sole discretion, on or prior to the date that is 60 days following the Closing to add any Contracts with customers of Sellers (and Sellers shall cooperate with Buyer in connection with any such update, including, without limitation, by giving any cure notices and making any filings with the Bankruptcy Court as Buyer may reasonably request); provided, however, that Buyer will indemnify

18-23302-rdd Doc 188-1 Filed 10/10/18 Entered 10/10/18 09:21:26 Exhibit A Pg 45 of 48 Seller for any administrative claims that accrue as a result of not assuming or rejecting any such added Contracts as of the Closing;” (b) Amendment to Section 1.1(a)(xiii). Section 1.1(a)(xiii) of the Purchase Agreement is hereby deleted and replaced in its entirety with the following: “[Intentionally Omitted]; and” (c) Amendment to Section 1.1(b)(v). Section 1.1(b)(v) of the Purchase Agreement is hereby deleted and replaced in its entirety with the following: “all claims under Chapter 5 of the Bankruptcy Code, including, without limitation, (x) all claims and actions of Sellers arising under Sections 544, 547, 548, 549 and 550 of the Bankruptcy Code and (y) all claims and causes of action, whether arising under Chapter 5 of the Bankruptcy Code or otherwise, against the Sellers’ prepetition secured lenders, shareholders, current or former directors, insiders and affiliates;” (d) Amendment to Section 4.1. Section 4.1 of the Purchase Agreement is hereby deleted and replaced in its entirety with the following: “4.1 Consideration. In exchange for the sale, assignment, transfer, conveyance and delivery by Sellers of the Transferred Assets, Buyer shall provide the consideration (the “Consideration”) consisting of cash in the amount of $27,250,000 (the “Cash Consideration”), payable upon Closing by wire transfer to an account designated by Sellers; provided, however, that the Cash Consideration shall be reduced by $150,000 for each day that the Closing is delayed past October 10, 2018 (except to the extent such a delay occurs as a result of Buyer’s breach of its obligations under this Agreement).” (e) Amendment to Section 8.7. Section 8.7 of the Purchase Agreement is hereby amended by adding the following at the end of Section 8.7: “If Buyer enters into any consulting arrangements or agreements with any of Thomas Basiliere, Mark Clermont or Marc Salois, Buyer shall request releases, in customary form, by such individuals of their claims against the Sellers with respect to events occurring prior to the Closing which releases will be effective upon Sellers providing releases, in customary form, of their claims against such individuals with respect to events occurring prior to the Closing. Notwithstanding anything herein to the contrary, nothing shall prevent Buyer or any of its Affiliates from entering into employment or consulting agreements with any of the foregoing individuals at any time, whether or not such releases by such individuals have been obtained.” 3. Miscellaneous. Except as expressly modified by this Amendment, all of the terms and conditions of the Purchase Agreement shall remain in full force and effect. In the event of

18-23302-rdd Doc 188-1 Filed 10/10/18 Entered 10/10/18 09:21:26 Exhibit A Pg 46 of 48 any conflict or inconsistency between the terms and conditions of the Purchase Agreement and this Amendment, the terms and conditions of this Amendment shall control and govern. This Amendment may be executed in multiple counterparts which, when taken together, shall constitute one and the same document. The exchange of copies of this Amendment and of signature pages by facsimile, or by .pdf or similar imaging transmission, will constitute effective execution and delivery of this Amendment as to the parties and may be used in lieu of the original agreement for all purposes. Signatures of the parties transmitted by facsimile, or by .pdf or similar imagining transmission, will be deemed to be their original signatures for any purpose whatsoever. [Signature page follows]

18-23302-rdd Doc 188-1 Filed 10/10/18 Entered 10/10/18 09:21:26 Exhibit A Pg 47 of 48

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18-23302-rdd Doc 188-2 Filed 10/10/18 Entered 10/10/18 09:21:26 Exhibit B Pg 1 of 20 EXHIBIT B

18-23302-rdd Doc 188-2 Filed 10/10/18 Entered 10/10/18 09:21:26 Exhibit B Pg 2 of 20 TRANSITION SERVICES AGREEMENT This Transition Services Agreement (together with Annex A, Exhibit A and Annex B hereto, this “Agreement”) is dated as of October 10, 2018 (the “Effective Date”) by and among Hooper Holmes, Inc., a New York corporation, Hooper Distribution Services, LLC, a New Jersey limited liability company, Hooper Wellness, LLC, a Kansas limited liability company, Accountable Health Solutions, LLC, a Kansas limited liability company, Hooper Information Services, Inc., a New Jersey corporation, Hooper Kit Services, LLC, a Kansas limited liability company and Provant Health Solutions, LLC, a Rhode Island limited liability company (collectively, the “Service Provider”), and Summit Health, Inc., a Michigan corporation and a subsidiary of Quest Diagnostics Incorporated (“Service Recipient”). Service Provider and Service Recipient are sometimes individually referred to herein as a “Party” and collectively as the “Parties.” RECITALS WHEREAS, as set forth in the Amended and Restated Asset Purchase Agreement, dated as of September 25, 2018 (the “Purchase Agreement”), by and between Service Provider and Service Recipient, Service Recipient has agreed to purchase from Service Provider and Service Provider has agreed to sell, transfer, assign and deliver to Service Recipient, in accordance with Sections 363 and 365 and the other applicable provisions of the Bankruptcy Code, all of the Transferred Assets, free and clear of all Liens, together with certain Assumed Liabilities, upon the terms and subject to the conditions set forth in the Purchase Agreement; WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, Service Provider will provide Service Recipient certain interim services, as described herein. NOW, THEREFORE, in consideration of the recitals and the mutual covenants, representations, warranties and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows: 1. Definitions. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement. 2. Services Provided. 2.1 During the period commencing on the Effective Date and ending on the Initial Termination Date (as defined below), subject to the terms hereof, Service Provider shall provide to Service Recipient the transition services and functions described on Annex A to this Agreement (each a “Service” and collectively, the “Services”), in each case until such Services are terminated in accordance with the terms hereof. Unless otherwise agreed to in writing by the Parties, all fees for such Services will be paid by Service Recipient in accordance with Section 4 below.

18-23302-rdd Doc 188-2 Filed 10/10/18 Entered 10/10/18 09:21:26 Exhibit B Pg 3 of 20 2.2 The Services shall be consistent, in all material respects, with and shall be no less extensive in amount, scope, quality and content than the services provided by Service Provider to the Business during the 12-month period immediately prior to the Effective Date. 2.3 The Services will be provided at such locations as requested by Service Recipient. The Services will be provided during normal working hours and otherwise as reasonably requested or necessary to perform the Services. To the extent that Service Provider accesses Service Recipient’s information technology infrastructure, Service Provider shall access such information technology infrastructure solely through secured controlled processes and in the same general manner as it accessed such infrastructure prior to the Effective Date and protected its own information technology infrastructure and information that is proprietary and confidential, and at a minimum in compliance with applicable legal and regulatory requirements, including any security and privacy regulations, and Service Recipient’s business control and information protection policies, standards, and guidelines as may be modified from time to time and provided or made available to Service Provider. Except solely as required to perform the Services, Service Provider shall not, and shall cause its employees not to, access or attempt to access or otherwise use any systems or data associated with the business of Service Recipient without the prior written approval of Service Recipient. 2.4 Service Provider and Service Recipient each agrees to (i) designate an appropriate point of contact and coordination for all questions and issues relating to the Services during the term of this Agreement (each a “Transition Manager” and collectively, the “Transition Managers”) and (ii) make available the services of appropriate qualified employees and resources to allow for the provision of the Services and to allow each Party to perform its duties, responsibilities and obligations related to the Services. The initial Transition Manager for Service Provider will be James E. Fleet, Senior Managing Director, PMCM, LLC, Ten Post Office Square, Suite 605 (North Tower), Boston, Massachusetts 02109, telephone: 617-600-3601, e-mail: jfleet@phoenixmanagement.com, and the initial Transition Manager for Service Recipient will be Jeffrey L. Lawrence, QMS Program Director, Quest Diagnostics Health & Wellness, c/o Karen Collison, 27175 Haggerty Road, Novi, Michigan 48377, telephone: 215-933-9874, e-mail: Jeff.L.Lawrence@questdiagnostics.com. 2

18-23302-rdd Doc 188-2 Filed 10/10/18 Entered 10/10/18 09:21:26 Exhibit B Pg 4 of 20 3. Performance Standard. 3.1 Service Provider shall maintain sufficient resources to perform its obligations hereunder and shall use reasonable efforts to maintain the continuity of such resources providing Services prior to the Effective Date. Service Provider shall not engage subcontractors without Service Recipient’s prior written consent, which consent shall not be unreasonably withheld. In performing the Services, Service Provider shall provide a substantially similar level and timeliness of service and shall use the same degree of care, quality and skill as it had exercised in providing similar services for the Business during the 12-month period immediately prior to the Effective Date (and, in all events, no less than a commercially reasonable level). 3.2 Service Provider shall provide the Services in a professional and workmanlike manner. Service Provider shall comply with all applicable security, privacy, confidentiality, safety and health policies of Service Recipient. 3.3 Service Provider shall perform all duties under this Agreement in compliance with all applicable Laws. 3.4 Service Provider shall maintain, and upon request provide to Service Recipient, reasonable and accurate documentation supporting the performance of the Services and fees charged by Service Provider for the Services. 3.5 Service Provider or the relevant subcontractor shall use commercially reasonable efforts to obtain and maintain all permits, approvals and licenses (not otherwise held by Service Recipient), and shall obtain any and all third-party consents, necessary or appropriate to perform its obligations hereunder and shall at all times comply with the terms and conditions of such permits, approvals and licenses or consents. 3.6 Service Provider shall perform the Services in a manner that meets or exceeds all contractual commitments entered into with any and all customers of the Business (“Customer Agreements”). To the extent Service Provider fails to provide the Services in accordance with the terms of this Agreement or the Customer Agreements, Service Provider shall correct or re-perform the non-conforming Services as necessary to meet the requirement of any Customer Agreement. If Service Provider does not correct or re-perform the non-conforming Services in accordance with the terms of the applicable Customer Agreement within five business days of written notice thereof by Service Recipient, Service Recipient shall have the right to (i) correct or re-perform the non-conforming Services and (ii) offset (by giving written notice thereof to Service Provider), any of Service Recipient’s costs and expenses incurred in connection therewith against the fees payable to Service Provider under this Agreement or otherwise. 3.7 Service Recipient agrees and acknowledges that under this Agreement, the Service Provider will make available the services of at least such number of 3

18-23302-rdd Doc 188-2 Filed 10/10/18 Entered 10/10/18 09:21:26 Exhibit B Pg 5 of 20 Service Provider’s employees through December 31, 2018 so as to prevent a “mass layoff” and/or “plant closing” (each as defined in the Workers Adjustment and Retraining Notification Act of 1988, as amended (“WARN”)) as a result of the transactions contemplated by the Purchase Agreement. Service Provider shall, at its sole cost and expense, give notice (“WARN Notice”) to all employees of Service Provider as required by, and otherwise comply with, WARN (namely, no later than November 1, 2018), and shall be responsible for any obligation with respect to such Seller Provider’s employees under WARN and any similar state or local layoff law so long as no mass layoff or plant closing caused solely by Service Recipient occurs prior to December 31, 2018. Moreover, Service Recipient shall not have any liability whatsoever for any failure of Service Provider to comply with WARN so long as no mass layoff or plant closing caused solely by Service Recipient occurs prior to December 31, 2018. On or prior to October 24, 2018, Service Provider shall provide to Service Recipient substantially complete drafts of WARN Notices for Service Recipient’s review and incorporate all reasonable comments thereto received from Service Recipient. 4. Fees. 4.1 The Parties acknowledge and agree that all Services shall be charged based on Service Provider’s actual, out-of-pocket costs and without markup or increase of any kind by Service Provider. Exhibit A attached hereto sets forth the projected, budgeted amounts for the Services provided during the term (“Budgeted Fees”). The Budgeted Fees shall be prepaid in advance by Service Recipient to Service Provider on a weekly basis with a portion of the Budgeted Fees for each full calendar week during the term of this Agreement (the “Applicable Week”) no later than Friday of the preceding week; provided that Service Provider provides to Service Recipient a written invoice with respect to the Applicable Week not less than seven days prior to the date on which payment is due in respect of the Applicable Week. Notwithstanding the foregoing, the first prepayment for the portion of Budgeted Fees for any days between the Effective Date and the first full week shall be made no later than the first Friday immediately following the Effective Date. Within two Business Days following each full calendar week during the term of this Agreement, Service Provider shall provide to Service Recipient sufficiently detailed documentation evidencing the amounts actually incurred by Service Provider in providing the Services during the immediately preceding calendar week, and if the actual fees or costs incurred for Services are different from the fees prepaid by Service Recipient with regards to such week, then the Parties shall reconcile the discrepancy, and Service Provider shall reflect the true-up amount (either as a credit or additional charge) in the payment of the pro-rata portion of the Budgeted Fees for the following week (or a final true-up payment or refund at the end of the term of this Agreement). Notwithstanding the foregoing, Service Provider shall not incur any charges that exceed the Budgeted Fees without Service Recipient’s prior written consent. For the avoidance of doubt and notwithstanding anything herein or any exhibit or other agreement to the contrary, any and all amounts collected by Service Provider from and after the Effective Date that constitutes or relates to the Transferred Assets (as such term is 4

18-23302-rdd Doc 188-2 Filed 10/10/18 Entered 10/10/18 09:21:26 Exhibit B Pg 6 of 20 defined in the Purchase Agreement) shall be the revenue of Service Recipient and to the extent collected by Service Provider, shall be promptly paid over to Service Recipient. 4.2 During the term of this Agreement and for one month after the Initial Termination Date (as defined below), Service Recipient shall have the right, during normal business hours and on prior written notice to audit and make copies of the documentation referred to in Section 3.4 above. In the event that such audit reveals an overpayment to Service Provider, Service Provider shall promptly pay the same to Service Recipient together with interest from the date first due. If the audit establishes that the amount paid by Service Recipient is inaccurate by ten percent (10%) or more of the amount properly payable to Service Provider under this Agreement, Service Provider shall also reimburse Service Recipient for the reasonable costs of such audit. 5. Dispute Resolution. 5.1 Dispute Resolution. In the event of any dispute between the Parties with respect to the provision of any Service pursuant to this Agreement, each Party’s Transition Manager shall attempt to resolve the dispute and each Transition Manager will use his or her commercially reasonable efforts to resolve the dispute promptly. If the Transition Managers are unable to resolve the dispute within five Business Days of the submission of the dispute to them, the Parties hereby irrevocably consent to the exclusive jurisdiction of the United States Bankruptcy Court for the Southern District of New York for the resolution of any such dispute. The failure of the Transition Managers to resolve a dispute pursuant to this Section 5.1 shall not relieve a Party hereto of its obligations hereunder. 6. Term and Termination. 6.1 Term. This Agreement shall become effective on the Effective Date and, unless sooner terminated in accordance with the terms hereof, shall continue in effect until December 31, 2018 (the “Initial Termination Date”), except as otherwise provided in this Section 6. All Services will be terminated on the Initial Termination Date or such earlier date as may be set forth on Annex A, except as otherwise provided in this Section 6. 6.2 Termination. This Agreement (or any of the individual Services) may be terminated earlier in accordance with any of the following provisions: 6.2.1 By mutual written consent of both Service Provider and Service Recipient; or 6.2.2 By Service Recipient, upon seven days’ prior written notice given at any time to Service Provider, effective as of the date specified in such written notice. 5

18-23302-rdd Doc 188-2 Filed 10/10/18 Entered 10/10/18 09:21:26 Exhibit B Pg 7 of 20 6.3 Survival. Notwithstanding the expiration or early termination of this Agreement or any Services hereunder, Sections 5 through 23 will survive. 7. Intellectual Property. Subject to the terms and conditions of this Agreement, during the term, Service Recipient grants to Service Provider and Service Provider hereby accepts a limited, non-exclusive, non-sublicenseable, non-transferable and non-assignable right to use the Transferred Assets solely for the purposes of performing the Services in accordance with the terms of this Agreement. Service Provider acknowledges that (i) it has no right, title or interest in or to the Transferred Assets, and (ii) all rights, express or implicit, belong exclusively to Service Recipient. Notwithstanding the foregoing, Service Recipient shall have the right to require Service Provider to immediately cease using the Transferred Assets in any manner provided for under this Agreement, at any time, in Service Recipient’s sole discretion. Service Recipient shall have the right to use, or grant to one or more other parties the right to use the Transferred Assets in connection with any products or services. 8. Confidentiality. Each Party (in such capacity, the “Receiving Party”) acknowledges that it may have access to or otherwise receive certain information or data, regardless of whether it is in tangible form, concerning the business, plans, strategies, customers, technology, intellectual property, services, products and pricing (“Confidential Information”) of the other Party (in such capacity, the “Disclosing Party”) that is confidential, regardless of whether it is marked or identified as such. The terms and conditions of this Agreement will also be considered each Party's “Confidential Information” hereunder. Confidential Information is of substantial value to the Disclosing Party, which value would be impaired if it was disclosed to third parties. The Receiving Party shall (i) not use the Confidential Information except for internal use to perform its obligations under this Agreement, (ii) not disclose Confidential Information other than to its directors, officers, employees, representatives and advisors who are required to have access to such Confidential Information in order to perform the Receiving Party's obligations under this Agreement, provided that such Persons are directed to comply with the terms of this Section 8 as if they were a Receiving Party hereunder, and provided further that the Receiving Party shall be responsible for any breach of such terms by such Persons, and (iii) protect the confidentiality of such Confidential Information and avoid disclosure and unauthorized use thereof. If a Receiving Party is requested pursuant to, or required by, applicable Law or legal process to make any disclosure of Confidential Information, it shall first provide the Disclosing Party with prompt written notice of such request or requirement in order to enable the Disclosing Party to seek an appropriate protective order or other remedy (and if the Disclosing Party seeks such an order, the Receiving Party shall provide such cooperation as the Disclosing Party shall reasonably request at the Disclosing Party’s expense) and shall consult with the Disclosing Party with respect to taking steps to resist or narrow the scope of such disclosure. The Parties acknowledge and agree that this Section 8 shall not apply to Service Provider’s obligations with respect to protected health information which shall be covered under the BAA (as defined below). 9. Business Associate Agreement. The Parties will execute and deliver a business associate agreement on the date hereof in the form attached hereto as Annex B (the “BAA”). 6

18-23302-rdd Doc 188-2 Filed 10/10/18 Entered 10/10/18 09:21:26 Exhibit B Pg 8 of 20 10. Independent Contractor. The Parties hereto understand and agree that this Agreement does not make either of them an agent or legal representative of the other for any purpose whatsoever. No Party is granted, by this Agreement or otherwise, any right or authority to assume or create any obligation or responsibilities, express or implied, on behalf of or in the name of any other Party, or to bind any other Party in any manner whatsoever. The Parties expressly acknowledge that Service Provider is an independent contractor with respect to Service Recipient in all respects, including the provision of the Services, that Service Provider is solely responsible for its own employees and permitted contractors and that the Parties are not partners, joint venturers, employees or agents of or with each other. 11. Entire Agreement. This Agreement and the Purchase Agreement constitute the entire agreement of the Parties with respect to the subject matter hereof, and supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter hereof. 12. Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by both Parties. No waiver by either Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, or a failure or delay by any Party in exercising any power, right or privilege under this Agreement shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. 13. Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by facsimile (with confirmation of receipt), a nationally recognized overnight courier or registered or certified U.S. mail, return receipt requested, postage prepaid, to the following addresses: If to Service Provider: Hooper Holmes, Inc. c/o Phoenix Management Group Ten Post Office Square, Suite 605 (North Tower) Boston, Massachusetts 02109 Attention: James Fleet, Chief Restructuring Officer Facsimile: (610) 358-9377 with a copy to (which shall not Foley & Lardner LLP constitute notice): 111 Huntington Avenue, Suite 2500 Boston, Massachusetts 02199-7610 Attention: Ronald S. Eppen Facsimile: (617) 342-4001 7

18-23302-rdd Doc 188-2 Filed 10/10/18 Entered 10/10/18 09:21:26 Exhibit B Pg 9 of 20 To Service Recipient: c/o Quest Diagnostics Incorporated 500 Plaza Drive Secaucus, New Jersey 07094 Attention: SVP, Ventures, M&A and Strategy with a copy to (which shall not c/o Quest Diagnostics Incorporated constitute notice): 500 Plaza Drive Secaucus, New Jersey 07094 Attention: General Counsel and Bass, Berry & Sims PLC 150 Third Avenue South, Suite 2800 Nashville, Tennessee 37201 Attention: J. Allen Overby Tatjana Paterno Facsimile: (615) 742-2711 (615) 742-0426 Notices delivered personally shall be effective upon delivery against receipt. Notices transmitted by facsimile shall be effective when received, provided that the burden of proving when notice is transmitted by facsimile shall be the responsibility of the party providing such notice. Notices delivered by overnight courier shall be effective when received. Notices delivered by registered or certified U.S. mail shall be effective on the date set forth on the receipt of registered or certified delivery or 72 hours after mailing, whichever is earlier. 14. Assignment. 14.1 Neither Party may, directly or indirectly, in whole or in part, by operation of law or otherwise, assign or transfer this Agreement without the other Party’s prior written consent, except that Service Recipient may assign this Agreement to any Affiliate of Service Recipient, provided that (i) no such assignment or delegation will relieve Service Recipient from any of its obligations hereunder and (ii) such assignee shall be bound by the terms and conditions of this Agreement and assume all obligations of Service Recipient hereunder. Any attempted assignment, transfer or delegation without such prior written consent will be void. 14.2 This Agreement will be binding upon and inure to the benefit of the Parties and their permitted successors and assigns. 8

18-23302-rdd Doc 188-2 Filed 10/10/18 Entered 10/10/18 09:21:26 Exhibit B Pg 10 of 20 15. Definitions and Rules of Construction. 15.1 This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. 15.2 Whenever the words “include,” “including,” or “includes” appear in this Agreement, they shall be read to be followed by the words “without limitation” or words having similar import. 15.3 As used in this Agreement, the plural shall include the singular and the singular shall include the plural. 16. Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or e-mail shall be as effective as delivery of a manually executed counterpart of any such agreement. 17. Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. 18. Annexes. Annexes A and B shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. In the event of any inconsistency between the terms of Annex A and the terms set forth in the main body of this Agreement, the terms of this Agreement shall govern. In the event of any inconsistency between the terms of Annex B and the terms set forth in the main body of this Agreement, the terms of Annex B shall govern. 19. Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect, and Service Provider and Service Recipient shall negotiate in good faith to replace such illegal, void or unenforceable provision with a provision that corresponds as closely as possible to the intentions of the Parties as expressed by such illegal, void or unenforceable provision. 20. Other Agreements. This Agreement is not intended to amend or modify, and should not be interpreted to amend or modify in any respect the rights and obligations of Service Provider and Service Recipient under the Purchase Agreement. 21. Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity. 22. Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York (without application of principles of 9

18-23302-rdd Doc 188-2 Filed 10/10/18 Entered 10/10/18 09:21:26 Exhibit B Pg 11 of 20 conflicts of law). In connection with any controversy arising out of or related to this Agreement, Service Provider and Service Recipient hereby irrevocably consent to the exclusive jurisdiction of the state or federal courts located in New York County in the State of New York. Service Provider and Service Recipient each irrevocably consents to service of process out of the aforementioned courts and waives any objection which it may now or hereafter have to the laying of venue of any action or proceeding arising out of or in connection with this Agreement brought in the aforementioned courts. 23. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 23. [SIGNATURE PAGES FOLLOW] 10

18-23302-rdd Doc 188-2 Filed 10/10/18 Entered 10/10/18 09:21:26 Exhibit B Pg 12 of 20 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date. SERVICE RECIPIENT: SUMMIT HEALTH, INC. By: Name: Title: [Signature page to Transition Services Agreement]

18-23302-rdd Doc 188-2 Filed 10/10/18 Entered 10/10/18 09:21:26 Exhibit B Pg 13 of 20 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date. SERVICE PROVIDER: HOOPER HOLMES, INC. By: Name: Title: HOOPER DISTRIBUTION SERVICES, LLC By: Name: Title: HOOPER WELLNESS, LLC By: Name: Title: ACCOUNTABLE HEALTH SOLUTIONS, LLC By: Name: Title: HOOPER INFORMATION SERVICES, INC. By: Name: Title: HOOPER KIT SERVICES, LLC By: Name: Title: PROVANT HEALTH SOLUTIONS, LLC By: Name: Title: [Signature page to Transition Services Agreement]

18-23302-rdd Doc 188-2 Filed 10/10/18 Entered 10/10/18 09:21:26 Exhibit B Pg 14 of 20 ANNEX A SCOPE OF SERVICES AND FEES Service Recipient and Service Provider have entered into the Transition Services Agreement (the “Agreement”) to which this Annex A is attached. Capitalized terms used but not defined herein have the meaning assigned thereto in the Agreement or the Purchase Agreement (as defined in the Agreement). Transition Services. During the period beginning on the Effective Date and ending on the Initial Termination Date, unless sooner terminated in accordance with the terms of the Agreement, Service Provider shall provide the following Services to Service Recipient as necessary to run the Business and provide products and services to Service Recipient’s customers and as requested by Service Recipient (collectively, the “Transition Services”). All Transition Services shall be provided consistent with how those services were provided to the Business during the 12-month period prior to the Effective Date and as necessary to meet any applicable legal requirements or contractual commitments. Subject to Section 4 of the Agreement, the fees for the Transition Services shall be equal to the Budgeted Fees set forth on the projected budget attached hereto and incorporated by reference as Exhibit A. Services Projected Fee for Service Services necessary to support the Company’s product As set forth on Exhibit A offerings, including without limitation: • Biometric Screening Services • Coaching Services • Online Health Portal Support and Services • HH Kits Services • Finger Stick • Venipuncture • Flu Shots Information Technology Services, including without As set forth on Exhibit A limitation: • Hosting • Licensing • Support and Maintenance • Data Security Management • Data Migration Services Financial Services, including without limitation: As set forth on Exhibit A • Financial Reporting and Accounting Services • Accounts Payable Services • Service Revenue, Billing and Credentialing Services • Payroll and Payroll Tax Services • Resource Support Services • Travel and Expense • Treasury Services • Asset Management and Intangibles Services

18-23302-rdd Doc 188-2 Filed 10/10/18 Entered 10/10/18 09:21:26 Exhibit B Pg 15 of 20 Services Projected Fee for Service Management and Supervision Services, including without As set forth on Exhibit A limitation: • Regulatory and licensure Services • Quality Assurance Services • Issue Tracking and Resolution • Sunshine Reporting Services Other Operational Services, including without limitation: As set forth on Exhibit A • Lab Testing • Event Supplies • Shipping • Inventory Management • Equipment Management and Service • Commercial and Sales Support Services • Purchasing and Supply Chain Services Additional Terms. 1. Omitted Services. The Parties acknowledge and agree that Annex A enumerates categories of Services to be provided by Service Provider, and that to the extent Annex A does not enumerate a specific service (i) reasonably necessary for the conduct of the Business and (ii) provided by Service Provider to the Business during the 12-month period prior to the Effective Date (such service, an “Omitted Service”), then at Service Recipient’s request, Service Provider shall provide such Omitted Services to Service Recipient as part of the Services and such Omitted Service(s) shall in all respects be Services subject to the terms of this Agreement. 2. Data and Records Transfer. Service Provider shall return and provide Service Recipient with any and all copies of the Service Recipient data in its or any of its Affiliates’ possession that is collected, stored, or processed by the Service Provider or any of its Affiliates in connection with the provision of the Services within five Business Days of a written request from the Service Recipient and/or upon the Initial Termination Date.

18-23302-rdd Doc 188-2 Filed 10/10/18 Entered 10/10/18 09:21:26 Exhibit B Pg 16 of 20 EXHIBIT A PROJECTED BUDGET The fees for the Transition Services are set forth below. All Transition Services fees shall be paid as set forth in Section 4 of the Agreement. [See attached]

18-23302-rdd Doc 188-2 Filed 10/10/18 Entered 10/10/18 09:21:26 Exhibit B Pg 17 of 20 Hooper Holmes Debtor in Possession TSA Period Forecast Confidential Draft - Subject to Material Change Hooper Holmes Debtor in Possession TSA Budget Assumptions 13 Week TSA Budget October through December 1 The plan assumes a transaction close date of Tuesday, October 9, 2018. The TSA period extends thru the end of the year, Monday December 31, 2018. 2 Operationally, the baseline TSA budget assumes no change from prior periods. The business continues to provide the same services to the same customer base utilizing the same employees and facilities. 3 TSA forecast includes revenue for the period Wednesday October 10th through Monday December 31. Total revenue forecasted in the period is ~$17M 4 TSA revenue is based on events currently scheduled in HWOS for the near term and the revised FY'18 budget as shared with interested parties in the outer term which reflects ~$5M reduction in 2H'18 for HC360 and Bravo. 5 TSA Collections are based on an average collection algorithm for New Sales and an average collection period for existing Accounts Receivable, both grounded in historical experience. The beginning accounts receivable balance is an estimate of unbilled and invoiced A/R as of the close date. The actual balance may be higher or lower depending on collection activity prior to the sale. 6 Non operating disbursement section includes payment of the remaining 2019 RI and KS rent amounts prior to 12/31/18. RI = $57.5K x 3 months; KS = $83K x 7 months. The total payment amount is $753K. 7 The forecast does not assume a working capital financing facility during the TSA period and reflects an ~$18.8M working capital financing need from the buyer. Further, to the extent the buyer is able to negotiate terms with vendors after the transaction date, the working capital need may decrease. All estimated operating disbursements are currently funded on a CIA/COD basis. All disbursement numbers are estimates subject to change based on the needs of the business. 8 The anticipated funding requirement is not based in any respect on collections forecasted in the period. All amounts collected pursuant to the TSA will be deposited in Summit Health accounts subject to Summit Health’s exclusive ownership and control and any ancillary agreements entered into between Summit Health and the Service Provider. All estimated operating disbursements are currently funded on a CIA/COD basis. All disbursement numbers are estimates subject to change based on the needs of the business. For the avoidance of doubt, accounts receivable generated pursuant to the TSA are agreed to be and shall be deemed the property of Summit Health. 9 Funding need assumes the stalking horse bidder funds $481K of event supplies/materials purchases on 10/10. Given lead times, this will allow the company to fulfill events that are scheduled the week of closing and immediately thereafter. Additionally, the forecast assumes the stalking horse bidder funds October rent of $84K @ the transaction closing of 10/10 as well as future lab testing fees. Finally, the stalking horse bidder funds the ongoing payroll needs of the business beyond the transaction close date. 10 Operating expenses are assumed to be paid for on a COD basis. The buyer may be able to negotiate credit terms with vendors at any point during the TSA period. 11 Baseline assumption includes $50K of fees for Phoenix Management in an operating officer role along with support staff. In addition, there are $50K of Bankruptcy related legal fees associated with the costs of keeping the estate open during the TSA period. The Q4 payment of UST fee in December is budgeted, with the Q3 fee being funded from sale proceed carve out. All BK related claims reconciliations are assumed to be reconciled by the debtors existing staff. 12 Sales & Use taxes have been estimated at 7.5% of the applicable screening and kit supply revenues and assumed to be remitted monthly 13 Assumes sales commission compensation plans are honored through the period. 14 Assumes all final cash disbursements are completed the week ending 12-28-2018. To the extent there are any amounts accrued but not invoiced as of 12/28/18, they will be trued up and paid by the buyer prior to 1/15/19. Page 1 of 3

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Hooper Holmes Debtor in Possession TSA Period Forecast

		Oct'18	Oct'18	Oct'18	Oct'18	Oct'18	Nov'18	Nov'18	Nov'18	Nov'18	Dec'18	Dec'18	Dec'18	Dec'18	Dec'18	
	Draft Discussion Document	Fcst	Fcst	Fcst	Fcst	Fcst	Fcst	Fcst	Fcst	Fcst	Fcst	Fcst	Fcst	Fcst	Fcst	
	Subject to material change	TSA	TSA	TSA	TSA	TSA	TSA	TSA	TSA	TSA	TSA	TSA	TSA	TSA	TSA	
	WK #	TSA1	TSA2	TSA3	TSA4	TSA5	TSA1	TSA2	TSA8	TSA9	TSA10	TSA11	TSA12	TSA13	3 days	TSA Period
	WK End Friday	10/5	10/12	10/19	10/26	11/2	11/9	11/16	11/23	11/30	12/7	12/14	12/21	12/28	12/31	TSA13 weeks
9	Billing & Screening Unbilled															
10	Biometric Screening	-	874,336	1,483,137	1,383,137	1,383,137	2,060,260	1,582,720	839,846	839,846	977,344	1,380,162	384,512	384,512	100,000	13,672,947
11	Coaching	-	-	-	-	-	586,355	-	-	-	525,876	-	-	-	-	1,112,232
12	Online Health Portal	-	-	-	-	-	941,835	-	-	-	869,407	-	-	-	-	1,811,242
13	HH Kits	-	31,340	31,340	31,340	31,340	39,213	39,213	39,213	39,213	35,375	35,375	35,375	35,375	-	423,710
14	**Total Billing & Screening Unbilled**	-	**905,676**	**1,514,477**	**1,414,477**	**1,414,477**	**3,627,663**	**1,621,933**	**879,058**	**879,058**	**2,408,002**	**1,415,537**	**419,887**	**419,887**	**100,000**	**17,020,131**
16	Collections (Screen/Coach/Portal)	-														
17	Kits Collections	-														
18	**Total Weekly Collections**	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
20	Operating Disbursements															
21	Payroll	-	449,000	188,602	1,226,009	615,337	1,299,627	618,453	5,595	1,211,285	5,595	935,170	-	1,170,294	250,777	7,975,743
23	CIA/COD Vendor Payments															
24	Lab Testing	-	27,002	123,374	127,093	123,895	272,000	272,000	277,000	272,000	249,000	275,000	231,000	226,000	-	2,475,365
25	Event Supplies/Materials	-	481,859	609,122	147,577	346,828	156,321	348,911	83,167	126,471	93,392	130,946	86,692	82,192	-	2,693,478
26	Insurance/Benefits	-	13,259	147,485	-	-	16,585	167,036	500	-	16,585	167,036	500	-	-	528,986
27	Shipping	-	-	80,872	85,872	75,500	75,500	61,000	61,000	55,500	55,500	56,000	56,000	55,500	-	718,244
28	Software/Subscriptions/IT Service	-	71,927	52,527	3,000	3,000	209,158	47,887	7,640	-	213,848	46,387	1,250	-	-	656,622
29	Rent & Utilities	-	87,000	-	-	140,500	-	-	-	140,500	-	-	-	140,500	-	508,500
30	Contract/Temp Labor	-	70,484	58,394	58,394	57,758	60,672	47,392	50,712	50,112	75,866	48,310	48,310	48,310	-	674,712
31	T&E	-	50,000	53,346	34,783	34,783	33,872	39,372	37,372	33,872	21,372	21,372	21,372	21,372	-	402,885
32	Phone/Mobile Data/Tablets	-	12,000	62,808	6,200	25,400	-	68,908	10,200	27,400	-	68,008	7,000	27,400	-	315,325
33	Accounting Fees	-	-	21,700	-	-	-	-	1,400	-	-	-	-	-	-	23,100
34	Miscellaneous	-	100,000	28,326	19,450	23,194	13,950	14,576	15,800	22,300	13,200	17,926	15,800	17,044	-	301,566
35	Sales & Use Taxes	-	-	-	-	78,737	-	-	-	82,193	-	-	-	-	-	160,929
36	Other Professional Fees	-	6,000	-	-	6,000	-	6,000	-	9,500	2,500	-	6,000	7,000	-	43,000
37	Equip Purchases	-	-	23,923	1,125	1,125	1,125	23,923	1,125	1,125	1,125	23,923	1,125	1,125	-	80,769
38	BOD Fees	-	-	-	-	-	-	-	-	-	-	-	-	25,000		25,000
39	**Total COD Vendor Payments**	-	**919,531**	**1,261,877**	**483,493**	**916,720**	**839,182**	**1,097,004**	**545,915**	**820,972**	**742,388**	**854,908**	**475,049**	**651,443**	-	**9,608,481**
41	**Total Operating Disbursements**	-	**1,368,531**	**1,450,479**	**1,709,503**	**1,532,056**	**2,138,808**	**1,715,457**	**551,510**	**2,032,257**	**747,982**	**1,790,078**	**475,049**	**1,821,736**	**250,777**	**17,584,224**
43	**Operating Cash Flow (collection - disbursements)**	-	**(1,368,531)**	**(1,450,479)**	**(1,709,503)**	**(1,532,056)**	**(2,138,808)**	**(1,715,457)**	**(551,510)**	**(2,032,257)**	**(747,982)**	**(1,790,078)**	**(475,049)**	**(1,821,736)**	**(250,777)**	**(17,584,224)**
44	**Cumulative TSA Operating Cash Flow**	-	**(1,368,531)**	**(2,819,010)**	**(4,528,513)**	**(6,060,569)**	**(8,199,378)**	**(9,914,835)**	**(10,466,344)**	**(12,498,602)**	**(13,246,584)**	**(15,036,662)**	**(15,511,710)**	**(17,333,447)**	**(17,584,224)**	**(17,584,224)**
46	Non Operating Disbursements															
47	Phoenix (Operating Officer)			-	-	-	25,000	-	-	-	15,000	-	-	10,000	-	50,000
48	BK Administrative (Legal exp. of the estate)			-	-	-	25,000	-	-	-	15,000	-	-	10,000	-	50,000
49	Quarterly UST Fees			-	-	-	-	-	-	-	-	-	-	200,000	-	200,000
50	LL Deposits Returned to Estate			-	-	-	-	-	-	-	-	-	-	145,400	-	145,400
51	2019 Rent & Utilities Fees											753,500				753,500
52	**Total Non Operating Disbursements**	-	-	-	-	-	**50,000**	-	-	-	**30,000**	**753,500**	-	**365,400**	-	**1,198,900**
53	**Total Disbursements During TSA Period**	-	**1,368,531**	**1,450,479**	**1,709,503**	**1,532,056**	**2,188,808**	**1,715,457**	**551,510**	**2,032,257**	**777,982**	**2,543,578**	**475,049**	**2,187,136**	**250,777**	**18,783,124**
54																
55	**Net Cash Flow (collections - disbursements)**	-	**(1,368,531)**	**(1,450,479)**	**(1,709,503)**	**(1,532,056)**	**(2,188,808)**	**(1,715,457)**	**(551,510)**	**(2,032,257)**	**(777,982)**	**(2,543,578)**	**(475,049)**	**(2,187,136)**	**(250,777)**	**(18,783,124)**
56	**Cumulative Cash Flow**	-	**(1,368,531)**	**(2,819,010)**	**(4,528,513)**	**(6,060,569)**	**(8,249,378)**	**(9,964,835)**	**(10,516,344)**	**(12,548,602)**	**(13,326,584)**	**(15,870,162)**	**(16,345,210)**	**(18,532,347)**	**(18,783,124)**	**(18,783,124)**
58	**Beg. Cash Balance**	-	-	**131,469**	**50,000**	**50,000**	**50,000**	**50,000**	**50,000**	**50,000**	**50,000**	**50,000**	**50,000**	**50,000**	**50,000**	-
59	Less Op. & Non Op Disbursements	-	(1,368,531)	(1,450,479)	(1,709,503)	(1,532,056)	(2,188,808)	(1,715,457)	(551,510)	(2,032,257)	(777,982)	(2,543,578)	(475,049)	(2,187,136)	(250,777)	(18,783,124)
60	Plus Use of Coach/Port/Screening Collections	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
61	Plus Kits Collections	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
62	TSA Capital Infusion from Buyer	-	1,500,000	1,369,010	1,709,503	1,532,056	2,188,808	1,715,457	551,510	2,032,257	777,982	2,543,578	475,049	2,187,136	250,777	18,833,124
63	**End Cash Balance**	-	**131,469**	**50,000**	**50,000**	**50,000**	**50,000**	**50,000**	**50,000**	**50,000**	**50,000**	**50,000**	**50,000**	**50,000**	**50,000**	**50,000**

Page 2 of 3

18-23302-rdd Doc 188-2 Filed 10/10/18 Entered 10/10/18 09:21:26 Exhibit B
Pg 19 of 20

Hooper Holmes Debtor in Possession TSA
Period Forecast

Draft Discussion Document
Subject to material change

		Fcst	Fcst	Fcst	
		TSA	TSA	TSA	
	WK #	5wks	5wks	4wks + 3 day	TSA Period
	WK End Friday	10/5 - 11/2	Nov'18	Dec'18	TSA13 weeks
9	Billing & Screening Unbilled				
10	Biometric Screening	5,123,745	5,322,672	3,226,529	13,672,947
11	Coaching	-	586,355	525,876	1,112,232
12	Online Health Portal	-	941,835	869,407	1,811,242
13	HH Kits	125,360	156,850	141,500	423,710
14	**Total Billing & Screening Unbilled**	**5,249,105**	**7,007,712**	**4,763,313**	**17,020,131**
16	Collections (Screen/Coach/Portal)				
17	Kits Collections				
18	**Total Weekly Collections**	-	-	-	-
20	Operating Disbursements				
21	Payroll	2,478,948	3,134,960	2,361,836	7,975,743
23	CIA/COD Vendor Payments				
24	Lab Testing	401,365	1,093,000	981,000	2,475,365
25	Event Supplies/Materials	1,585,386	714,870	393,222	2,693,478
26	Insurance/Benefits	160,744	184,121	184,121	528,986
27	Shipping	242,244	253,000	223,000	718,244
28	Software/Subscriptions/IT Service	130,453	264,684	261,485	656,622
29	Rent & Utilities	227,500	140,500	140,500	508,500
30	Contract/Temp Labor	245,029	208,886	220,796	674,712
31	T&E	172,913	144,486	85,486	402,885
32	Phone/Mobile Data/Tablets	106,408	106,508	102,408	315,325
33	Accounting Fees	21,700	1,400	-	23,100
34	Miscellaneous	170,970	66,626	63,970	301,566
35	Sales & Use Taxes	78,737	82,193	-	160,929
36	Other Professional Fees	12,000	15,500	15,500	43,000
37	Equip Purchases	26,173	27,298	27,298	80,769
38	BOD Fees	-	-	25,000	25,000
39	**Total COD Vendor Payments**	**3,581,622**	**3,303,073**	**2,723,786**	**9,608,481**
41	**Total Operating Disbursements**	**6,060,569**	**6,438,033**	**5,085,622**	**17,584,224**
43	**Operating Cash Flow (collection - disbursements)**	**(6,060,569)**	**(6,438,033)**	**(5,085,622)**	**(17,584,224)**
44	**Cumulative TSA Operating Cash Flow**	**(6,060,569)**	**(12,498,602)**	**(17,584,224)**	**(17,584,224)**
46	Non Operating Disbursements				
47	Phoenix (Operating Officer)	-	25,000	25,000	50,000
48	BK Administrative (Legal exp. of the estate)	-	25,000	25,000	50,000
49	Quarterly UST Fees	-	-	200,000	200,000
50	LL Deposits Returned to Estate	-	-	145,400	145,400
51	2019 Rent & Utilities Fees	-	-	753,500	753,500
52	**Total Non Operating Disbursements**	-	**50,000**	**1,148,900**	**1,198,900**
53	**Total Disbursements During TSA Period**	**6,060,569**	**6,488,033**	**6,234,522**	**18,783,124**
54					
55	**Net Cash Flow (collections - disbursements)**	**(6,060,569)**	**(6,488,033)**	**(6,234,522)**	**(18,783,124)**
56	**Cumulative Cash Flow**	**(6,060,569)**	**(12,548,602)**	**(18,783,124)**	**(18,783,124)**
58	**Beg. Cash Balance**	-	**50,000**	**50,000**	-
59	Less Op. & Non Op Disbursements	(6,060,569)	(6,488,033)	(6,234,522)	(18,783,124)
60	Plus Use of Coach/Port/Screening Collections	-	-	-	-
61	Plus Kits Collections	-	-	-	-
62	TSA Capital Infusion from Buyer	6,110,569	6,488,033	6,234,522	18,833,124
63	**End Cash Balance**	**50,000**	**50,000**	**50,000**	**50,000**

Page 3 of 3

18-23302-rdd Doc 188-2 Filed 10/10/18 Entered 10/10/18 09:21:26 Exhibit B Pg 20 of 20 ANNEX B BUSINESS ASSOCIATE AGREEMENT [See attached]

18-23302-rdd Doc 188-3 Filed 10/10/18 Entered 10/10/18 09:21:26 Exhibit C Pg 1 of 3 EXHIBIT C

18-23302-rdd Doc 188-3 Filed 10/10/18 Entered 10/10/18 09:21:26 Exhibit C
Pg 2 of 3

Hooper Holmes Debtor in Possession

Sale Proceeds Waterfall

	Est. 10/9 Balance		A Est. 10/9 Close Cash Distribution	B Est. Post Close Distribution to SWK	= A + B Est. Total Distributions	Notes
Gross Purchase price Calculation	$27,250,000		$27,250,000	$245,400	$27,495,400	Cash includes estimated refund for D&O Policy
Base Purchase Price	$27,250,000		$27,250,000	$0	$27,250,000	
Working Capital Adjustments	$0		$0	$0	$0	
Close Date Adjustments	$0		$0	$0	$0	
Unused BK Professional Fee Retainers	$0		$0	$0	$0	TBD
Miscellaneous Cash Recovery	$0		$0	$245,400	$245,400	$100K Estimated refund for D&O policy + $145K LL deposits returned
Transaction related costs, administrative fees, & UCC Carve Out						
Calculated Raymond James Fees based on estimated purchase price	$840,000		$840,000	$0	$840,000	$1M min fee net of 50% credit for monthly retainers paid & success fee deposit
Court Approved DIP Legal & Professional Fees (through October 9th)	$1,800,331		$1,800,331	$0	$1,800,331	
Taxes	$310,000		$310,000	$0	$310,000	Estimated Sales and use taxes
NIRP	$150,000		$150,000	$0	$150,000	
Winddown Budget	$580,000		$580,000	$0	$580,000	
Unsecured Creditor Carveout Amount	$650,000		$650,000	$0	$650,000	
Sub Total Transaction Related Costs & Admin Fees	$4,330,331		$4,330,331	$0	$4,330,331	
Net Cash available after administrative costs & fees	**$22,919,670**		**$22,919,670**	**$245,400**	**$23,165,070**	
Senior Secured Debt						
CNH Debtor in Possession financing	$7,296,324	100%	$7,311,324	$0	$7,311,324	Estimate dependent on final collections activity
CNH DIP Fees (1% commitment fee + 1% exit fee)	$240,000	100%	$240,000	$0	$240,000	Per the DIP agreement
SWK Total Senior Secured Debt (Principal & Interest)	$20,727,276	100%	$20,727,276	$0	$20,727,276	Balance through 10/9 provided by SWK on 10/4
SWK DIP Fees	$29,580	100%	$29,580	$0	$29,580	Assumes 2% of $1.45M DIP principal
SWK Exit Fees	$1,583,445	0%	$0	$0	$0	Balance through 10/9 provided by SWK on 10/4
SWK Early Termination Fee	$1,871,777	0%	$0	$0	$0	Balance through 10/9 provided by SWK on 10/4
Sub Total Senior Secured Debt	$31,748,402		$28,308,180	$0	$28,308,180	
Net Cash available/Shortfall after Senior Secured Debt			**($5,388,510)**	**$245,400**	**($5,143,110)**	
SWK Estimated Recovery						
SWK Total Principal, Interest, & DIP Fees			$20,756,856	$20,756,856		
SWK Recovery Shortfall			($5,388,510)	$245,400	($5,143,110)	
SWK Distribution			**$15,368,346**	**$245,400**	**$15,613,746**	

CONFIDENTIAL

Page 1 of 2

18-23302-rdd Doc 188-3 Filed 10/10/18 Entered 10/10/18 09:21:26 Exhibit C
Pg 3 of 3

	Total Fees	Paid in DIP	Retainer	Paid in Waterfall from sale proceeds	
Phoenix	402,496	302,496	-	100,000	
Foley	700,000	-	132,775	567,225	
Spencer Fane (SEC Counsel & Corp Secretary)	30,000	-	-	30,000	
Raymond James	-	-		-	
CBIZ/MHM (Audit Firm)	10,000	-		10,000	
UCC Legal & FA	550,000	-		550,000	
Halperin Battaglia (Conflicts Counsel)	50,000	-	50,000	-	
Ombudsman	20,000	-		20,000	
SWK Counsel	150,000	-	150,000	-	
CNH Counsel	150,000	-	150,000	-	
BOD Counsel	25,000	-	25,000	-	
Claims Agent (EPIQ)	325,000	-	21,895	303,106	
Utility Deposits	45,000	-		45,000	
US Trustee	175,000	-	-	175,000	1% of estimated Q3 disbursements
Total	**2,632,496**	**302,496**	**529,670**	**1,800,331**	

Page 2 of 2

18-23302-rdd Doc 188-4 Filed 10/10/18 Entered 10/10/18 09:21:26 Exhibit D Pg 1 of 2 EXHIBIT D

18-23302-rdd Doc 188-4 Filed 10/10/18 Entered 10/10/18 09:21:26 Exhibit D Pg 2 of 2

Hooper Holmes Wind-down Budget

	Oct	Nov	Dec	Jan	2018 - Jan'19	
Professionals						
Phoenix	$ -	$ 50,000	$ 50,000	$ 25,000	$ 125,000	
Foley	$ -	$ 50,000	$ 50,000	$ 50,000	$ 150,000	
UCC Professional Fees	$ -	$ 20,000	$ 15,000	$ 15,000	$ 50,000	
Epiq Claims Agent	$ -	$ 20,000	$ 15,000	$ 15,000	$ 50,000	Notices & requirements of liquidating plan
Spencer Fane (SEC Counsel)	$ -	$ 7,500	$ 7,500	$ 10,000	$ 25,000	Interim and final corporate & SEC related costs
Other	$ -	$ 5,000	$ 5,000	$ 5,000	$ 15,000	
Total Professionals	$ -	$ 152,500	$ 142,500	$ 120,000	$ 415,000	
Other Fees of Liq Trust						
401K Audit (Rubin Brown)	$ -	$ 20,000	$ -	$ -	$ 20,000	
401K Winddown	$ -	$ -	$ -	$ 20,000	$ 20,000	
Tax Consultant - 2018 Final Returns (Fed & State)	$ -	$ -	$ -	$ 20,000	$ 20,000	
2017 Tax Returns (CBIZ)	$ 50,000	$ -	$ -	$ -	$ 50,000	
2018 Final Tax Returns (CBIZ)	$ -	$ -	$ -	$ 50,000	$ 50,000	
Other--contingency	$ -	$ 1,000	$ 3,000	$ 1,000	$ 5,000	
Total Other Fees	$ 50,000	$ 21,000	$ 3,000	$ 91,000	$ 165,000	
Grand Total	**$ 50,000**	**$ 173,500**	**$ 145,500**	**$ 211,000**	**$ 580,000**	

Page 1 of 1